                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                           COLUMBIA/HCA HEALTHCARE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                              201 WEST MAIN STREET
                           LOUISVILLE, KENTUCKY 40202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1994

    Notice is hereby given that the Annual Meeting of Stockholders of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), will be held at the Regency Ballroom of the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, May 12, 1994 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

        (1) To elect five directors to serve until the Annual Meeting of Stockholders in 1997, or until their successors shall have been duly elected and qualified;

        (2) To consider and approve an amendment to the Columbia Hospital Corporation 1992 Stock and Incentive Plan which would increase the number of authorized shares thereunder from 2,000,000 shares to 20,000,000 shares, and certain other amendments;

        (3) To consider and approve the adoption of the Columbia/HCA Healthcare Corporation Annual Incentive Plan; and

        (4) To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 18, 1994, are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's executive offices, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                           By Order of the Board of Directors,
                                                      JOAN O. KROGER
                                                        SECRETARY

Louisville, Kentucky
April 11, 1994

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                              201 WEST MAIN STREET
                           LOUISVILLE, KENTUCKY 40202

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1994

                             ---------------------

                                  INTRODUCTION

    The accompanying proxy is solicited by the Board of Directors (the "Board") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The
Company's principal executive offices are located at 201 West Main Street, Louisville, Kentucky 40202, and its telephone number is (502) 572-2000. Stockholders of record at the close of business on March 18, 1994 are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 11, 1994.

                               THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

    On March 18, 1994, there were 318,711,668 shares of the Company's common stock, $.01 par value (the "Common Stock"), issued and outstanding (which includes 2,740,430 shares of the Common Stock not entitled to vote at the Annual Meeting representing shares deliverable upon surrender of certificates for shares of HCA Class A Common Stock) which were held by approximately 15,600 holders of record (which does not include approximately 500 persons who are entitled to receive shares of the Common Stock upon surrender of certificates for shares of HCA Class A Common Stock). Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Common Stock is the only class of capital stock of the Company having general voting rights.

    The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, will be necessary (a) to approve the amendments to the Columbia Hospital Corporation 1992 Stock and Incentive Plan (the "1992 Plan"),
(b) to approve the adoption of the Columbia/HCA Healthcare Corporation Annual Incentive Plan (the "Incentive Plan"), and (c) for the taking of all other actions which may properly come before the Annual Meeting.

PROXIES AND PROXY SOLICITATION

    All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted "For" (a) the election of each nominee named below under "Election of Directors", (b) the approval of the amendments to the 1992 Plan, and (c) the approval of the adoption of the Incentive Plan. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Any stockholder present (including broker non-votes) at the Annual Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

    The cost of soliciting proxies will be borne by the Company. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been retained by the Company to assist in the solicitation at a cost of approximately $5,000, plus out-of-pocket expenses. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may also solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of the Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of March 18, 1994, certain information concerning shares of the Common Stock held by (a) each stockholder owning beneficially at least 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each executive officer of the Company named in the "Summary Compensation Table" and (d) all directors and executive officers of the Company as a group.

                                                                                      Number of
                     Name of Individual or Number in Group                           Shares(1)(2)      Percent
- --------------------------------------------------------------------------------   ----------------    ---
The Hospital Corporation of America Stock Bonus Plan............................     26,370,000(3)     8.3
FMR Corp. and Edward C. Johnson 3d..............................................     19,153,186(3)(4)  6.0
Magdalena Averhoff, M.D.........................................................          5,000(5)     *
Thomas F. Frist, Jr., M.D.......................................................     12,507,896(6)     3.9
J. David Grissom................................................................         70,812(7)     *
Ethan Jackson...................................................................      1,321,526(8)     *
Charles J. Kane.................................................................         81,954(9)     *
John W. Landrum.................................................................        218,858(10)    *
T. Michael Long.................................................................      2,569,037(11)    *
Darla D. Moore..................................................................        190,314(12)    *
Rodman W. Moorhead III..........................................................          8,084(13)    *
Carl F. Pollard.................................................................        723,591(14)    *
Carl E. Reichardt...............................................................        169,524(15)    *
Frank S. Royal, M.D.............................................................         78,720(16)    *
Richard L. Scott................................................................      6,070,788(17)    1.9
Robert D. Walter................................................................         21,875(18)    *
William T. Young................................................................        889,738(19)    *
Stephen T. Braun................................................................         20,488(20)    *
David C. Colby..................................................................        132,898(21)    *
Samuel A. Greco.................................................................         31,834(22)    *
David T. Vandewater.............................................................        253,672(23)    *
All directors and executive officers as a group (27 persons)....................     26,376,121(24)    8.3

- ------------------------
*     Less than one percent.
(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
(2) Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, warrants and rights, if any,

     and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon conversion of convertible securities or upon exercise of options (including employee stock options) held by such person or group.
(3) The addresses of the persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock are as follows: The Hospital Corporation of America Stock Bonus Plan -- One Park
     Plaza, Nashville, Tennessee 37203; and FMR  Corp. and Edward C. Johnson  3d
     -- 82 Devonshire Street, Boston, Massachusetts 02109.
(4) This information is taken from the most recent Schedule 13G filed with the Securities and Exchange Commission (dated February 11, 1994). Such Schedule
     13G was filed (1) as if all shares set forth as owned by FMR Corp. or Edward C. Johnson 3d ("Mr. Johnson") were owned by both such holders on a joint basis and (2) as if 18,004,010 of such 19,153,186 shares were jointly owned by FMR Corp., Mr. Johnson and Fidelity Management & Research Company
     ("Fidelity"), which is a wholly-owned subsidiary of FMR Corp. It was reported in such Schedule 13G that Mr. Johnson (i) owns 34.0% of the outstanding voting common stock of FMR Corp., (ii) is Chairman of FMR Corp.
     and (iii) along with various trusts for the benefit of Johnson family members constitute a controlling group with respect to FMR Corp. FMR Corp.
     has reported that it has sole voting power with respect to 614,101 of these 19,153,186 shares and sole dispositive power with respect to all 19,153,186 of these shares. Mr. Johnson has reported that he has no voting power with respect to any of these shares, but also claimed sole dispositive power with respect to all 19,153,186 of these shares.
(5)  Includes 5,000 shares issuable upon exercise of options.
(6) Dr. Frist has shared voting and investment power with respect to 1,071,000 of these shares held by a trust of which he is a contingent beneficiary.
(7)  Includes 3,000 shares issuable upon exercise of options.
(8)  Includes 5,000 shares issuable upon exercise of options.
(9)  Includes 1,314 shares issuable upon exercise of options.
(10) Includes 3,000 shares issuable upon exercise of options.
(11) Includes 400,000 shares issuable upon exercise of the Warrant (hereinafter defined) and 2,162,162 shares issuable upon conversion of the 9% Note
     (hereinafter defined), both of  which are held by  The 1818 Fund, L.P.  Mr.
     Long is a co-manager of The 1818 Fund, L.P. and disclaims beneficial ownership of such shares. Also includes 6,875 shares issuable upon exercise of options.
(12) Includes 1,314 shares issuable upon exercise of options.
(13) Includes 3,000 shares issuable upon exercise of options.
(14) Includes 418,575 shares issuable upon exercise of options.
(15) Includes 1,314 shares issuable upon exercise of options.
(16) Includes 1,314 shares issuable upon exercise of options.
(17) Includes 45,000 shares issuable upon exercise of options.
(18) Includes 3,000 shares issuable upon exercise of options.
(19) Includes 3,000  shares issuable  upon exercise  of options.  Also  includes
     661,796 shares with respect to which Mr. Young has sole voting and investment power and 224,942 shares with respect to which Mr. Young has shared voting and investment power with other persons. Excludes 625,655 shares held by other family members, and in trusts for their benefit,  with respect to which Mr. Young has no voting or investment power. Also excludes
     74,303  shares  held by  educational and  other non-profit  institutions of which Mr. Young serves as a member of the governing boards.
(20) Includes 19,416 shares issuable upon exercise of options.
(21) Includes 102,708 shares issuable upon exercise of options.
(22) Includes 30,125 shares issuable upon exercise of options.
(23) Includes 79,375 shares issuable upon exercise of options and 64,000  shares of  which Mr. Vandewater  is trustee for  the minor children  of Mr. Scott, over which Mr. Vandewater has sole voting and investment power.
(24) Includes shares  issuable  upon exercise  of  options to  purchase  823,293 shares of Common Stock and 2,562,162 shares issuable upon conversion of the
     9% Note and exercise of the Warrant.

                             ELECTION OF DIRECTORS

    In accordance with the Restated Certificate of Incorporation of the Company, directors of the Company are divided into three classes, such classes being as nearly equal in number as possible. The term of office of each class is three years. The Board of Directors has fixed the number of members of the Board of Directors at 15, currently consisting of five members whose term of office expires in 1994 (Class I Directors), five members whose term of office expires in 1995 (Class II Directors) and five members whose term of office expires in 1996 (Class III Directors).

    At the Annual Meeting it is proposed that the nominees listed below be elected as Class I members of the Board of Directors. Each such director shall be elected to serve in such capacity until the Annual Meeting of Stockholders in 1997 or until his or her respective successor is duly elected and qualified.

INFORMATION CONCERNING DIRECTORS

    Information concerning the five nominees proposed by the Board of Directors for election as Class I Directors along with information concerning the present Class II and Class III Directors, whose terms of office will continue after the Annual Meeting, is set forth below.

    In the event that any of the above-named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his or her stead of such person as the Nominating Committee may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                                               Principal Occupation and                        Director
            Name                  Age                          Offices with the Company                          Since
- ----------------------------      ---      -----------------------------------------------------------------  -----------
                                                        NOMINEES
                                          CLASS I -- PRESENT TERM EXPIRES 1994
Magdalena Averhoff, M.D.              43   Practicing Physician                                                     1992
Charles J. Kane                       73   Retired Chairman of the Board,                                           1994
                                           Third National Corporation
John W. Landrum                       71   Owner, Springlake Farms                                                  1993
Frank S. Royal, M.D.                  54   Practicing Physician                                                     1994
Robert D. Walter                      48   Chairman of the Board and Chief                                          1993
                                           Executive Officer, Cardinal Health, Inc.
                                             DIRECTORS CONTINUING IN OFFICE
                                          CLASS II -- PRESENT TERM EXPIRES 1995
Ethan Jackson                         56   Co-Chairman, Basic American Industries, Inc.                             1992
T. Michael Long                       49   Partner, Brown Brothers Harriman & Co.                                   1991
Rodman W. Moorhead III                50   Senior Managing Director,                                                1993
                                           E. M. Warburg Pincus & Co., Inc.
Carl E. Reichardt                     62   Chairman of the Board and Chief                                          1994
                                           Executive Officer, Wells Fargo & Company
William T. Young                      75   Chairman of the Board,                                                   1993
                                           W. T. Young, Inc.
                                         CLASS III -- PRESENT TERM EXPIRES 1996
Thomas F. Frist, Jr., M.D.            55   Chairman of the Board,                                                   1994
                                           Columbia/HCA Healthcare Corporation
J. David Grissom                      55   Chairman of the Board, Mayfair Capital                                   1993
Darla D. Moore                        39   Investor                                                                 1994
Carl F. Pollard                       55   Chairman of the Executive Committee, Columbia/HCA Healthcare             1993
                                           Corporation and former Chairman of the Board, Columbia Healthcare
                                           Corporation
Richard L. Scott                      41   President and Chief Executive Officer, Columbia/HCA Healthcare           1990
                                           Corporation

    Magdalena Averhoff, M.D. is a physician specializing in gastroenterology practicing in Miami, Florida. Dr. Averhoff has practiced medicine in Miami for more than five years.

    Thomas F. Frist, Jr., M.D. has been Chairman of the Board of the Company since February 1994. Dr. Frist was Chairman of the Board, President and Chief Executive Officer of HCA-Hospital Corporation of America ("HCA") from 1988 to February 1994. Dr. Frist, a founder of the predecessor of HCA, was previously Chairman and Chief Executive Officer of such predecessor from August 1985 until September 1987 and in September 1987 he was also named President. Dr. Frist is Chairman of the Board of Governors of the United Way of America and is a member of the Board of Trustees of Vanderbilt University.

    J. David Grissom is Chairman of the Board of Mayfair Capital, a private investment firm in Louisville, Kentucky, having held such position since March 1989. Prior to that, he was Chairman of the Board and Chief Executive Officer of Citizens Fidelity Corporation from April 1977 until March 1989. Mr. Grissom is also a director of Capital Holding Corporation, Churchill Downs Incorporated, LG&E Energy Corp., Regal Cinemas, Sphere Drake Holdings, Ltd. and Transco Energy.

    Ethan Jackson is a Co-Chairman of Basic American Industries, Inc. (real estate development and investments). From January 1991 until its acquisition by the Company on July 15, 1992, Mr. Jackson was Chairman of the Board of Basic American Medical, Inc. During the past five years, Mr. Jackson has also been involved in several other companies and partnerships engaged in diversified industries, including construction, housing, management of owned rental properties, coal mining and processing, farming, retail and wholesale groceries, retirement living facilities and nursing homes.

    Charles J. Kane is the retired Chairman of the Board of Third National Corporation (a bank holding company) and was the Senior Chairman and Chief Executive Officer of Third National Bank in Nashville from 1983 until 1985 and President and Chief Executive Officer of Third National Bank in Nashville from 1975 to 1983. Mr. Kane is an emeritus director of Third National Bank in Nashville and of American General Corporation.

    John W. Landrum is the owner of Springlake Farms, a farm operations and real estate management company in Harrodsburg, Kentucky.

    T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm, where he has been employed for more than five years. Mr. Long is also a director of Ekco Group, Inc. and Neuvo Energy Company.

    Darla D. Moore is presently engaged in private investment activities. For the past five years until January 1994, Ms. Moore was a Managing Director of Chemical Bank in New York, New York, where she headed the bank's Restructuring and Reorganization Unit as well as the Retail Industries Group. She is also a director of the University of South Carolina Educational Endowment Board.

    Rodman W. Moorhead III has been employed since 1973 by E.M. Warburg, Pincus & Co., Inc., a specialized financial services firm in New York, where he currently serves as Senior Managing Director. He is also a director of Agridyne Technologies, Inc., Cambridge NeuroScience, Inc., NeXagen, Inc., Value Health, Inc. and Vestar, Inc.

    Carl F. Pollard has served as Chairman of the Executive Committee of the Board of Directors of the Company since February 1994. Mr. Pollard was Chairman of the Board of the Company from September 1993 to February 1994, and was Chairman and Chief Executive Officer of Galen Health Care, Inc. ("Galen") from March 1, 1993 to September 1, 1993. Mr. Pollard was President and Chief Operating Officer of Humana Inc. from March 1991 to March 1993 and held various other executive positions with Humana prior thereto. He is also a director of Churchill Downs Incorporated and Vestar, Inc.

    Carl E. Reichardt has been Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (a bank holding company) and of its subsidiary, Wells Fargo Bank, N.A., since 1983. Mr. Reichardt is also a director of ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, which is the managing general partner of the Newhall Land & Farming Company (a California limited partnership), and of Pacific Gas & Electric Co.

    Frank S. Royal, M.D. has been a practicing physician in Richmond, Virginia for over 20 years. He is Past President/Former Board Chairman of the National Medical Association. He also serves as a member of the Boards of Directors of Best Products Company, Inc., Crestar Financial Corporation (a bank holding company), Chesapeake Corporation and CXS Corporation and is on the Boards of Trustees of Meharry Medical College (Chairman of the Board), Virginia Union University (Chairman of the Board) and Richmond Metropolitan YMCA.

    Richard L. Scott has been President and Chief Executive Officer of the Company since September 1993. Mr. Scott was Chairman of the Board and Chief Executive Officer of the Company or its predecessor entities from October 1987 until September 1, 1993. Mr. Scott was a founder of the Company and its predecessor entities.

    Robert D. Walter is Chairman of the Board and Chief Executive Officer of Cardinal Health, Inc., a pharmaceutical distribution company located in Dublin, Ohio. Mr. Walter serves on the Board of Directors of Banc One Corporation.

    William T. Young is Chairman of the Board of W.T. Young, Inc., a warehousing company and horse farm located in Lexington, Kentucky.

    In connection with the acquisition of Basic American Medical, Inc., the Company agreed to nominate for election to the Board of Directors any two of the following three persons (as determined by a majority of such persons): Ethan Jackson, Franklin L. Jackson and Brady R. Justice, Jr. This obligation remains in effect until July 15, 1997 or so long as these three individuals and their affiliates own in the aggregate at least 1,875,952 shares of the Common Stock. This agreement has been amended to require the Company to name only one of such persons as a nominee. The designation of Ethan Jackson complies with this obligation.

    The Board of Directors of the Company has adopted a mandatory retirement policy for members of the Company's Board of Directors, with the policy being effective as of July 1, 1994. Pursuant to the policy, no person may be nominated to a term of office on the Board of Directors if he or she has attained the age of 70 before the first day of the proposed term of office. The policy does not apply to present directors of the Company aged 70 or more whose current term of office expires subsequent to the Annual Meeting. As a result of this policy, William T. Young will be "grandfathered" from the provision. If Charles J. Kane and John W. Landrum are elected to the Board of Directors at the Annual Meeting, they each have agreed to resign effective June 30, 1995. The Board of Directors will then have the power under the Company's Restated Certificate of Incorporation to appoint successors to fill out the remainder of Messrs. Kane and Landrum's terms.

    Certain entities controlled by Ethan Jackson have experienced financial difficulties. In 1989, three corporations engaged in retail and wholesale grocery operations and controlled by Mr. Jackson filed for protection under the federal bankruptcy laws. The assets of the corporation engaged in the wholesale grocery operations are being liquidated and such entity will be dissolved and the retail grocery operations were reorganized under new ownership under the supervision of the bankruptcy court. Also during 1989, three partnerships with which Mr. Jackson was affiliated filed for protection under the federal bankruptcy laws in order to facilitate the sales of their retirement living facilities to Marriott Retirement Communities, Inc. In 1990, an Arizona partnership engaged in farming operations and controlled by Mr. Jackson filed for protection under the federal bankruptcy laws, and substantially all of the partnership's assets have been liquidated. In June 1992, another Arizona partnership engaged in farming operations and controlled by Mr. Jackson filed a petition for liquidation under Chapter 7 of the federal bankruptcy laws. The partnership has no assets and has ceased operations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1993, the Company's Board of Directors held nine meetings. Also, there are five committees of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.

    Each incumbent director attended during 1993 at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the individual director served.

    The Audit Committee is presently comprised of four directors: Carl E. Reichardt (Chairman), Magdalena Averhoff, M.D., John W. Landrum and T. Michael Long, none of whom are officers or employees of the Company. The functions of this Committee include review of the programs of the Company's internal auditors, the results of their audits, and the adequacy of the Company's system of internal controls and accounting practices. In addition, the Committee reviews the scope of the annual audit by the Company's independent auditors prior to its commencement and reviews the types of services for which the Company retains independent auditors. In 1993, this Committee met four times.

    The Compensation Committee is presently  comprised of four directors:  Darla
D. Moore (Chairman), Charles J. Kane, Robert D. Walter and William T. Young, none of whom are officers or employees of the Company. Responsibilities of this Committee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and general review of the Company's employee compensation policies. In 1993, this Committee met two times.

    The Executive Committee is presently comprised of three directors: Carl F. Pollard (Chairman), Thomas F. Frist, Jr., M.D. and Richard L. Scott. This Committee has the authority to exercise all of the powers of the full Board of Directors, with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act when it is impractical to assemble the entire Board for a meeting. In 1993, this Committee did not meet.

    The Investment Committee is presently comprised of four directors: Rodman W. Moorhead III (Chairman), J. David Grissom, Ethan Jackson and Frank S. Royal, M.D., none of whom are officers or employees of the Company. The functions of this Committee are to establish guidelines for and to analyze the investment performance decisions of the various funds, assets and portfolios of the Company. In 1993, this Committee met one time.

    The  Nominating Committee is presently  comprised of four directors: Richard
L. Scott (Chairman), Thomas F. Frist, Jr., M.D., J. David Grissom and Carl F. Pollard. Until September 1, 1996, this Committee will have the exclusive power to nominate persons on behalf of the Board of Directors to serve as directors of the Company. The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders. Directors are selected on the basis of their demonstrated broad knowledge, experience and ability in their chosen endeavors and, most importantly, on the basis of their ability to represent the interests of the stockholders. Recommendations by stockholders for such nominees, which must include biographical information and the proposed nominee's written consent to nomination, must be made in writing to the Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made). In 1993, this Committee did not meet.

    Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority or broker non-vote) have no impact in the election of directors, except to the extent the failure to vote for the individual results in another individual receiving a larger number of votes.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide the Company with copies of such reports.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year all filing requirements applicable to its officers, directors, and greater than ten-percent stockholders were complied with except that: (a) James D. Bohanon, formerly a Chief Operating Officer of the Company, failed to file a Form 4 covering one transaction, but did report the transaction in an amended Form 4 filed the following day; (b) Ethan Jackson failed to include a transfer of stock to a family partnership in his Form 5 filed for 1992, but did include it in his Form 5 filed for 1993; and (c) Carl F. Pollard amended his Form 5 filed for 1993 to include one stock option grant not previously reported.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers, based on salary and bonus earned during 1993.

                                                                                             LONG TERM COMPENSATION
                                                                                          ----------------------------
                                                        ANNUAL COMPENSATION
                                           ---------------------------------------------             AWARDS
                                                                        OTHER ANNUAL      ----------------------------
     NAME AND PRINCIPAL                                                 COMPENSATION        RESTRICTED      OPTIONS/
         POSITIONS            FISCAL YEAR   SALARY($)   BONUS($)(1)       ($)(2)(3)       STOCK AWARDS($)  SARS (#)(4)
- ----------------------------  -----------  -----------  -----------  -------------------  ---------------  -----------
Richard L. Scott ...........        1993      371,000      350,000               0                  --         60,000
 President and Chief                1992      275,000      175,000               0                  --         50,000
 Executive Officer                  1992      240,000      125,000                                  --             --
David T. Vandewater ........        1993      318,000      300,000               0                  --         50,000
 Chief Operating Officer            1992      250,000      150,000               0                  --        100,000
                                    1991      215,000      100,000                                  --         60,000
David C. Colby .............        1993      239,000      200,000               0                  --         40,000
 Senior Vice President,             1992      175,000      120,000               0                  --         60,000
 Chief Financial Officer and        1991      150,000       70,000                                  --         40,000
 Treasurer
Samuel A. Greco ............        1993      183,000      150,000               0                  --         21,000
 Senior Vice President,             1992      161,000       83,000               0                  --         36,000
 Finance                            1991      155,000       60,000                                  --          5,000
Stephen T. Braun(7) ........        1993      164,000      250,000               0                  --         17,000
 Senior Vice President and          1992      138,000       75,000               0                  --         15,000
 General Counsel                    1991       34,000       10,000                                  --         12,500
Carl F. Pollard(8) .........        1993      201,000      159,000               0                  --        300,000
 Chairman of the Board              1992       --           --                   0                  --         --
                                    1991       --           --                                      --         --


                                  PAYOUTS        ALL OTHER
     NAME AND PRINCIPAL       ---------------  COMPENSATION
         POSITIONS            LTIP PAYOUTS($)    ($)(3)(5)
- ----------------------------  ---------------  -------------
Richard L. Scott ...........            --            5,396
 President and Chief                    --            4,364
 Executive Officer                      --
David T. Vandewater ........            --            5,396(6)
 Chief Operating Officer                --            4,364
                                        --
David C. Colby .............            --            5,396
 Senior Vice President,                 --            4,364
 Chief Financial Officer and            --
 Treasurer
Samuel A. Greco ............            --            3,082
 Senior Vice President,                 --            2,300
 Finance                                --
Stephen T. Braun(7) ........            --            5,396
 Senior Vice President and              --            1,719
 General Counsel                        --
Carl F. Pollard(8) .........            --        3,391,500(9)
 Chairman of the Board                  --          --
                                        --

- ------------------------------
(1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the following fiscal year.
(2) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any named executive officer.
(3) The 1991 amounts were omitted pursuant to the transitional provisions in the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission.
(4)   Options to acquire shares of the Common Stock.
(5) Consists of the Company contributions to the Company's Savings and Investment Plan, except with respect to Mr. Pollard.
(6) On October 11, 1993, Mr. Vandewater received 109,237 shares of the Common Stock, in a transfer from Richard L. Scott, the President and Chief Executive Officer of the Company. On such date, the value of such shares was $3,004,018, which the Company recorded as compensation expense.
(7)   Mr. Braun's employment by the Company commenced October 1, 1991.
(8) Mr. Pollard's employment by the Company commenced September 1, 1993 and ended as of December 31, 1993.
(9) The amount paid in connection with the termination of such executive officer's employment with the Company.

OPTION GRANTS DURING 1993 FISCAL YEAR

    The following table provides information related to options granted to the named executive officers during fiscal 1993.

                                                                                                           POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                                  VALUE AT ASSUMED
- ------------------------------------------------------------------------------------------------------         ANNUAL RATES
                                                     % OF TOTAL                                               OF STOCK PRICE
                                        OPTIONS/    OPTIONS/SARS                                               APPRECIATION
                                          SARS       GRANTED TO     EXERCISE OR                            FOR OPTION TERM (1)
                                         GRANTED    EMPLOYEES IN    BASE PRICE   EXPIRATION     0%      --------------------------
NAME                                     (#)(2)      FISCAL YEAR     ($/SH)(3)    DATE(4)       --        5% ($)        10% ($)
- --------------------------------------  ---------  ---------------  -----------  ----------             -----------  -------------
Richard L. Scott......................     60,000           6.1          19.50      3/01/97         --      252,142        542,997
David T. Vandewater...................     50,000           5.1          28.13      8/18/97         --      303,056        652,641
David C. Colby........................     40,000           4.1          19.50      3/01/97         --      168,095        361,998
Samuel A. Greco.......................     21,000           2.1          19.50      3/01/97         --       88,250        190,049
Stephen T. Braun......................     17,000           1.7          19.50      3/01/97         --       71,440        153,849
Carl F. Pollard.......................    300,000          30.5          33.38     12/31/03         --    6,296,807     15,957,346

- ------------------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, nontransferability or vesting over periods of up to three years.
(2) Options to acquire shares of the Common Stock. Each executive officer received a single grant of options during the fiscal year.
(3) The option exercise price may be paid in shares of the Common Stock owned by the executive officer, in cash, or a combination of the foregoing.
(4) The four-year options become exercisable with respect to 33 1/3% of the shares covered thereby on the first, second and third anniversary dates following the date of grant. Mr. Pollard's options are immediately exercisable. The exercise price was equal to the fair market value of the Common Stock on the date of grant.

OPTION EXERCISES DURING 1993 FISCAL YEAR
 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during the 1993 fiscal year and the number and value of options held at fiscal year end. The Company has not issued stock appreciation rights or warrants to its executive officers.

                                                                                              VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED            IN-THE-MONEY
                                                                      OPTIONS/SARS                OPTIONS/SARS
                              SHARES ACQUIRED                        AT FY-END (#)              AT FY-END ($)(2)
                                     ON             VALUE      --------------------------  --------------------------
NAME                           EXERCISE(#)(1)    REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------  ----------------  -------------  -----------  -------------  -----------  -------------
Richard L. Scott............         --              --            12,500         97,500       207,813     1,440,938
David T. Vandewater.........         --              --            66,875        102,500     1,266,484     1,179,063
David C. Colby..............         --              --            74,375        105,000     1,409,922     1,700,625
Samuel A. Greco.............         --              --            14,125         50,500       250,766       785,938
Stephen T. Braun............         --              --            10,000         34,500       181,875       538,188
Carl F. Pollard.............        113,731         1,657,005     418,575              0     1,203,513             0

- ------------------------
(1) With the exception of Mr. Pollard, the named executive officers did not exercise any stock options during 1993.

(2)   The  closing price for the Common Stock  as reported by the New York Stock
      Exchange, Inc. on December 31, 1993 was $33.125. Value is calculated on the basis of the difference between the option exercise price and $33.125 multiplied by the number of shares of Common Stock underlying the option.

DIRECTORS' COMPENSATION

    Prior to September 1, 1993, the Company's policy for compensating directors who were not employees of the Company was to pay each director $1,250 for each regular Board of Directors meeting which was attended. In addition, the Columbia Hospital Corporation Outside Directors' Nonqualified Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors on November 12, 1992, which provided for the grant of an initial option for 3,000 shares of the Common Stock upon election to the Board of Directors (or adoption of the plan), with the subsequent grant of an option for 2,000 shares each year thereafter that the director served on the Board (following the Annual Meeting of Stockholders). The policy for compensating directors was revised on September 9, 1993 and February 10, 1994, in connection with the addition of new directors from Galen and HCA. The current policy provides that outside directors are paid an annual retainer of $26,000 for serving on the Board of Directors, a fee of $1,000 per Board meeting attended and reimbursement of expenses incurred relating to attendance at meetings. In addition, committee chairpersons receive $1,000 per committee meeting attended, and all other committee members receive a fee of $500 per committee meeting attended, in both cases payable only with respect to committee meetings which are not held in conjunction with a meeting of the Board of Directors. On February 10, 1994, the Directors Plan was amended to provide that new directors will receive an initial option to acquire shares of the Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggregate exercise price equal to two times the outside director's annual retainer fee then in effect, but in no event more than 3,000 shares. Following each succeeding annual meeting, each outside director who continues in office will receive an option to acquire shares of the Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggregate exercise price equal to the outside director's annual retainer fee then in effect, but in no event more than 2,000 shares. Finally, for directors who were former directors of Galen, the Company matches, on an annual basis, up to $20,000 in charitable contributions and such directors are eligible to participate in the Company's self-funded medical and dental plans.

EMPLOYMENT AGREEMENTS

    Effective December 31, 1993, Carl F. Pollard, formerly Chairman of the Board of the Company, and James D. Bohanon, formerly Co-Chief Operating Officer of the Company, resigned as employees of the Company. Mr. Pollard continues to serve as the Chairman of the Executive Committee of the Board of Directors of the Company. At the time of their resignations, Messrs. Pollard and Bohanon received the benefits they would have received under their employment agreements with the Company if their employment had been terminated by the Company other than for cause. Thus, Messrs. Pollard and Bohanon received lump sum payments of $3,391,500 and $2,719,425, respectively, and the Company accelerated the vesting of all stock options which were not exercisable as of the date of termination of employment. The Company is obligated to continue life and health insurance coverage on both men until they reach the age of 65. In addition, Mr. Pollard was granted stock options to purchase 300,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant ($33.375). The stock options have a ten-year term. Mr. Pollard also was granted a ten-year right to use office space, furniture and equipment and secretarial staff, and certain rights to use company provided transportation while he is an officer or director of the Company. Mr. Pollard is also entitled to additional benefits equivalent to any benefits granted to certain executive officers of HCA in regard to resignation, retirement or other change in status during the three years after Mr. Pollard's termination of employment which in the aggregate are greater than those granted to Mr. Pollard.

EXECUTIVE SEVERANCE PAY AGREEMENTS

    The Company has entered into severance pay agreements with thirteen employees of the Company, including all of the named executive officers other than Richard L. Scott. Under the terms of such severance agreements, in the event that at any time prior to September 1, 1995, Mr. Scott does not retain the position and duties of Chief Executive Officer of the Company for any reason (a "Scott Constructive Termination") and at any time prior to 12 months after the Scott Constructive Termination, the employment of any of such covered individuals with the Company is terminated for any reason or his or her responsibilities are significantly reduced from those held just prior to the date of the Scott Constructive Termination (an "Employee's Constructive Termination"), the Company will pay to any such individual a lump sum severance payment. Such severance payment shall be in an amount equal to the greater of the employee's annual base salary in effect at September 1, 1993 or the date of the Employee's Constructive Termination multiplied by two in the case of David
T. Vandewater; by one and one-half in the case of David C. Colby, Samuel A. Greco and Stephen T. Braun; and by one in the case of all other covered individuals. In addition, upon a Scott Constructive Termination, the severance pay arrangements will allow an employee to receive, in cash, a proportionate interest in an unfunded bonus pool. The pool was set at an initial level of approximately $6.3 million and will be increased or decreased by approximately $506,000 each month for each whole dollar increase or decrease in the month-end closing price of the Common Stock over the August 31, 1993 closing price ($27.625). The employees' proportionate interests in the fund range between 1.3% and 32.6%.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Decisions on  compensation  of the  Company's  executives are  made  by  the four-member Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates. Responsibilities of the Compensation Committee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and general review of the Company's employee compensation policy. Pursuant to recently adopted rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

    The Compensation Committee believes the most effective executive compensation program aligns the interests of stockholders and executives. The Company's primary objective is to provide quality health care while enhancing long-term stockholder value. The Compensation Committee is committed to a strong, positive link between the Company's strategic business goals and its compensation and benefit goals. The Company does not generally have contractual agreements of employment with executive officers. The Company provides its executive officers with a minimal number of perquisites.

    The   Company's  executive  compensation  program  is  consistent  with  the
Company's overall compensation philosophy for all management levels. The Compensation Committee believes that the greater the number of employees aligned with the overall Company objectives, the greater the common focus and ultimate success on both a short-term and long-term basis. To support this philosophy, substantially all of the Company's approximately 130,000 employees will be afforded the opportunity to participate in one or more of the Company's stock-based compensation plans.

    The Company's executive compensation program has been designed to support the objective of creating stockholder value by:

    - Directly aligning the interests of executives with the long-term interests of stockholders by making stock appreciation over the long run the cornerstone of executive compensation through award opportunities that can result in the ownership of substantial amounts of the Common Stock.

    - Providing compensation opportunities that create an environment that attracts and retains talented executives on a long-term basis.

    - Emphasizing pay for performance by having a meaningful portion of executive compensation "at-risk".

    - Appropriately balancing the Company's short-term and long-term business and financial and strategic goals.

    At present, the Company's executive compensation program is comprised of three components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of non-qualified stock options. Two of the three components of the Company's executive compensation (the annual incentive bonus and the long-term stock-based incentive) are directly related to actual individual business unit and overall Company performance, as explained below. In addition, the greater the person's responsibility in his position with the Company, the greater the mix of compensation shifts to reliance on the value of the Common Stock through the grant of stock options. The annual executive pay targets (base salary plus incentive) are designed to be market competitive with U.S. corporations having similar revenues (or at the same relative size if a business unit is applicable) when (but only when) the Company or the individual business units meet or exceed their operating targets.

BASE SALARY

    The base salaries of the Company's five highest paid executives are listed in the Summary Compensation Table found under "Executive Compensation" in this Proxy Statement. These salaries are evaluated annually. In determining appropriate salary levels and salary increases, the Compensation Committee considers level of responsibility, individual performance, internal equity and external pay practices. In this latter regard, the Compensation Committee attempts to set base salaries of all executive officers at a level which is below the "market" rate, as determined from information gathered by the Company from independent compensation consulting firms.

    The Compensation Committee increased the base salaries of the named executive officers during the last fiscal year based upon an evaluation of each executive's performance. The Compensation Committee considered the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee also considered the Company's recent growth in assets and revenues. Based upon information provided by management, the Compensation Committee believes that executive officer base salaries for 1993 were generally lower than the average salaries paid by other comparable healthcare companies, including the companies included in the Standard & Poor's Hospital Management Composite Index (the "Hospital Index").

ANNUAL INCENTIVES

    Annual incentive (bonus) award opportunities at the Company are designed to:

    - Focus management attention on key operational goals deemed important for the upcoming fiscal year.

    - Support the Company's strategic goal for consistent growth by highlighting corporate and business unit earnings as the main performance measure affecting incentive bonus payments.

    - Tie management's interests to the stockholders' interests by conditioning the targeted bonus on the attainment of earnings per share goals.

    The amounts individual executives may earn under the incentive plan is dependent upon the individual's position, responsibility and ability to impact the Company's financial success. Annual bonuses are designed to provide competitive incentive pay only for meeting or exceeding budgeted financial performance.

    The Compensation Committee awards bonuses based upon the attainment of specific earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. The bonuses which were awarded in 1994 to reflect 1993 performance, while significant with respect to the named executive officers, reflect a very successful year that saw the Company grow from $1 billion in total assets to $10 billion in total assets. Despite the efforts required and complexities encountered in accomplishing two of the largest mergers in the health care industry, the Company achieved strong financial results in 1993. After giving effect to the acquisitions of Galen and HCA (on a pooled basis), earnings per common share from continuing operations before non-recurring transactions increased from $1.82 in 1992 to $1.99 in 1993. On December 31, 1992, the Common Stock closed at $21.25 per share. On December 31, 1993, the Common Stock closed at $33.13 per share. For the foregoing reasons, the Compensation Committee determined that the named executive officers should be paid significant bonuses for the 1993 fiscal year and in no event may such bonus exceed $1,000,000.

    The Columbia/HCA Healthcare Corporation Annual Incentive Plan (the "Incentive Plan") will determine future bonus levels. The Incentive Plan provides for targeted bonuses equal to 80% of base salaries for the Chief Executive Officer and Chief Operating Officer, and 50% of base salaries for other executive officers, contingent in all cases upon the Company's achievement of certain earnings per share criteria. The targeted bonus amount is comprised of two components, an earnings per share component and a discretionary component. The earnings per share component comprises 75% of the target bonus, and is contingent upon the Company meeting its budgeted earnings per share level. The discretionary component comprises 25% of the target bonus, and will be determined by the Compensation Committee based upon the executive's accomplishment of certain goals and objectives. The maximum bonus for executive officers under the Incentive Plan is 150% of the target bonus. See "Approval of the Columbia/HCA Healthcare Corporation Annual Incentive Plan."

LONG-TERM INCENTIVES

    The Company's only current long-term incentive compensation is non-qualified stock options which are directly related to improvement in long-term stockholder value.

    Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the stockholders.

    Specifically, the option grants to executive officers provide the right to purchase shares of Common Stock at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable only over a period of time, generally one to five years, usually with no options vesting until at least one year after grant. The number of shares covered by each grant reflects the executive's level of responsibility and past and anticipated contributions to the Company.

    Options to purchase 488,000 shares of the Common Stock were granted to the named executive officers in 1993 with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. The four-year options vest cumulatively in three annual installments of 33 1/3% and expire four years after the date of grant. The Compensation Committee granted this number of options based on its judgment that this number is appropriate considering the executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Compensation Committee's evaluation of each executive officer's ability, skills, efforts and leadership. In determining the number of options to grant to the named executive officers, the Compensation Committee did not consider outstanding stock options, but did consider the other items of compensation, giving special weight to the relatively low base salaries. Mr. Pollard's options were granted in connection with his termination of employment with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Securities and Exchange Commission regulations require all corporate Compensation Committees to disclose the bases for the compensation of a corporation's chief executive officer relative to such corporation's performance.

    Richard L. Scott, an original founder of the Company in 1987, is eligible to participate in the same executive compensation plans available to the other senior executive officers which are described above. The Compensation Committee's general approach in setting Mr. Scott's target annual compensation is to seek to be competitive with other large U.S. corporations with similar revenues, but also to have a large percentage of his target compensation based upon specific corporate-wide operating performance criteria.

    Consistent with the executive compensation policy and components described above, the Compensation Committee determined the salary, bonus and stock options received by Richard L. Scott, the President and Chief Executive Officer of the Company, for services rendered in 1993. Mr. Scott received a base salary of $371,000 for 1993. The Compensation Committee did not establish a specific target or formula to determine Mr. Scott's salary. Based on information provided by management, the Compensation Committee believes that this base salary was below average base salaries paid to chief executive officers of other publicly held healthcare companies, including those companies included in the Hospital Index. Mr. Scott also earned a $350,000 bonus. Mr. Scott received the bonus for the Company's surpassing the earnings per share goal specified in advance by the Compensation Committee and for the key part Mr. Scott played in initiating, negotiating and accomplishing two of the largest mergers in the healthcare industry. Mr. Scott also received options to purchase 60,000 shares of the Common Stock. The Compensation Committee determined the number of options granted to Mr. Scott based on its subjective evaluation of Mr. Scott's abilities, skills, efforts and leadership. Based on information provided by management and derived from publicly available data, the Compensation Committee believes that the number of options granted to Mr. Scott is below the average number of options granted to the chief executive officers of other healthcare companies, including those in the Hospital Index.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

    Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly held corporation is limited to $1 million per year for fiscal years beginning on or after January 1, 1994. The Company's Board of Directors has reviewed and approved amendments to the 1992 Plan intended to preserve the deductibility of certain awards under the plan to the Company's executive officers. The amendments are presented in this Proxy Statement for review and approval by stockholders at the Annual Meeting. In addition, the Board of Directors is submitting the Columbia/HCA Healthcare Corporation Annual Incentive Plan for stockholder approval, in order to preserve the deductibility of certain incentives available for award under the plan to the Company's executive officers.

    The foregoing report is submitted by all of the members of the Compensation Committee of the Company's Board of Directors whose members are as follows:

             Darla D. Moore (Chairman)
             Charles J. Kane
             Robert D. Walter
             William T. Young

    The forgoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1993, the members of the Compensation Committee were responsible for determining executive compensation and stock option grants to executive officers. The following directors currently serve on the Compensation
Committee: Darla D. Moore, Charles J. Kane, Robert D. Walter and William T. Young. During 1993, Magdalena Averhoff, M.D., Ethan Jackson and
T. Michael Long also served on the Compensation Committee. Richard L. Scott, the President and Chief Executive Officer of the Company, submitted recommendations to the Compensation Committee concerning key executive officer compensation, but did not participate in deliberations regarding the compensation of such key executive officers.

    On November 12, 1992, the Board of Directors of the Company adopted the Columbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan"), which provides for option grants to non-employee directors, including those directors that serve on the Compensation Committee. The stockholders of the Company approved the adoption of the Directors Plan on May 20, 1993. See "Directors' Compensation" above.

    Mr. Robert D. Walter, the Chairman, Chief Executive Officer and a principal stockholder of Cardinal Health, Inc., became a member of the Board of Directors of the Company on September 1, 1993. Mr. Walter is a member of the Compensation Committee. A wholly-owned subsidiary of Cardinal Health, Inc. supplies therapeutic plasma products to certain of the Company's subsidiaries. During the year ended December 31, 1993, the Company's subsidiaries purchased $2,500,000 in supplies from the Cardinal Health, Inc. subsidiary, which accounted for less than 1/10 of 1% of Cardinal Health, Inc.'s revenues for the same period.

    T. Michael Long, co-manager of The 1818 Fund, L.P. (the "Fund"), became a member of the Board of Directors of the Company on March 18, 1991, in connection with the Fund's purchase of a $40 million principal amount 9% Subordinated
Mandatory Convertible Note due June 30, 1999 (the "9% Note"). The 9% Note is convertible, at the option of the holder, into Common Stock at a conversion price of $18.50 per share, subject to adjustment to prevent dilution in the event of stock splits, recapitalizations and reorganizations. The Company also issued a warrant to purchase 400,000 shares of Common Stock (the "Warrant") to the Fund. The Warrant is exercisable at any time prior to March 31, 1998, at an exercise price of $20.00 per share, subject to adjustment to prevent dilution in the event of stock splits, recapitalizations and reorganizations. The Fund was also granted certain incidental and demand registration rights by the Company with respect to the shares of Common Stock issuable upon conversion of the 9% Note and exercise of the Warrant (the "Registrable Securities"). As a result, the Fund is entitled to notice of any registration statement filed by the Company on Form S-1, S-2, or S-3 with respect to the registration of shares of Common Stock (other than registration of shares to be issued in exchange for partnership interests), and the Company is required, subject to certain limitations, to use its best efforts to include the Registrable Securities in such registration at the Company's expense. The registration rights granted to the Fund may, in certain transactions, adversely affect the market price of the Common Stock and limit the Company's ability to raise capital through the public markets. In connection with the purchase of the 9% Note and the Warrant, the Company agreed that the Fund would have the right to nominate one director to the Board so long as the Fund owned shares of the Common Stock, or notes convertible into shares of the Common Stock, representing at least five percent of the fully-diluted outstanding Common Stock of the Company. The Company is no longer obligated to nominate a director on behalf of the Fund.

                              CERTAIN TRANSACTIONS

    Certain of the Company's subsidiaries owed amounts to Richard L. Scott, an executive officer and a director, and Richard E. Rainwater, a former director and the spouse of Darla D. Moore, a director, which totaled $1,336,286 and $588,753, respectively, as of December 31, 1992. Such amounts accumulated prior to May 16, 1990, and consisted primarily of partnership distributions and management fees payable to such individuals prior to that date. Such amounts bore interest at the prime lending rate of the Company's primary lender plus 2%. The obligations had no fixed payment terms. The Company's subsidiaries repaid such amounts in full during 1993.

    On August 9, 1990, the Company entered into a five-year non-cancelable lease to rent office space for corporate offices in Fort Worth, Texas from an affiliate of Mr. Rainwater. The lease was amended in

September 1991 to provide for more leased space and an extension of the lease term until November 1, 1998. The minimum annual rental payment under the lease is approximately $342,000 payable in equal monthly installments. The Company paid rent of $350,491 in 1993. Management believes that the lease is on terms generally available in the market.

    Effective as of January 4, 1994, Samuel A. Greco, an executive officer of the Company, exchanged partnership interests valued by the Company at $988,679 for 35,538 shares of the Common Stock. The exchange price for the shares of the Common Stock was $27.82 per share, the average of the high and low prices on the date the parties agreed to exchange the partnership interests for shares of the Common Stock.

    See "Compensation Committee Interlocks and Insider Participation" concerning certain other transactions between the Company and certain executive officers, directors and principal stockholders of the Company.

                             SELECTION OF AUDITORS

    As a result of the merger involving the Company and HCA, management requested proposals on March 3, 1994 from two independent public accounting firms, Coopers & Lybrand (the Company's independent accountants) and Ernst & Young (formerly the independent accountants for HCA), to provide audit services in connection with the Company's consolidated financial statements. The Audit Committee of the Board of Directors, upon review of the proposals and discussions with each firm, will recommend the selection of the Company's principal independent accountants to the Board of Directors. Neither firm has a direct or indirect interest in the Company.

    On September 9, 1993, in connection with the merger involving the Company and Galen, the Audit Committee of the Board of Directors of the Company reviewed proposals from three independent accounting firms to provide audit services. The Audit Committee then selected Coopers & Lybrand to serve as the Company's principal independent accountants and discontinued its client-auditor relationship with Arthur Andersen & Co., which had audited the Company's consolidated financial statements since 1990.

    The Company did not contact Coopers & Lybrand during its two prior fiscal years, or any subsequent interim period regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or (b) any matter that was the subject of a disagreement. Prior to its engagement, Coopers & Lybrand was neither asked for, nor has it expressed any opinion on any accounting issues concerning the Company.

    There were no disagreements with Arthur Andersen & Co. during the fiscal years ended December 31, 1991 and December 31, 1992, or any subsequent interim period, on any matters involving accounting principles or practices, financial statement disclosure or auditing scope or procedures. The reports of Arthur Andersen & Co. for the fiscal years ended December 31, 1991 and December 31, 1992, or any subsequent interim period, did not contain an adverse opinion, disclaimer of opinion, qualification, or modification as to uncertainty, audit scope or accounting principles.

    Representatives from Coopers & Lybrand will be at the Annual Meeting, will have an opportunity to make a statement if desired and will be available to respond to questions.

                 AMENDMENT TO THE COLUMBIA HOSPITAL CORPORATION
                         1992 STOCK AND INCENTIVE PLAN

    The Columbia Hospital Corporation 1992 Stock and Incentive Plan (the "1992 Plan") was adopted by the Company's Board of Directors on March 3, 1992 and approved by the stockholders on May 28, 1992. The 1992 Plan was amended effective May 20, 1993, to increase the number of authorized shares thereunder from 1,000,000 shares to 2,000,000 shares. The Board of Directors has determined that it is in the best interests of the Company to amend the 1992 Plan (a) by increasing the number of authorized shares thereunder from 2,000,000 shares to 20,000,000 shares and (b) to permit options granted pursuant to the 1992 Plan to qualify as performance based compensation not subject to the limit on deductibility of compensation in excess of $1 million paid to certain executive officers (the "$1 Million Cap"). The 1992 Plan is intended to facilitate stock ownership and increase the interest of employees in the growth and performance of the Company.

    The   1992  Plan  is   administered  by  the   Compensation  Committee.  The
Compensation Committee, by action of a majority of its members, has the authority to establish rules for administering and interpreting the 1992 Plan. An amendment to the 1992 Plan would require administration of the 1992 Plan by persons satisfying the definition of "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors is authorized to terminate, amend or modify the 1992 Plan, except that stockholder approval is required for any amendment which would increase the number of shares available, decrease the minimum option price, extend the maximum option term, or materially modify the eligibility requirements for participation in the 1992 Plan.

    All full or part-time employees of the Company, its subsidiaries and its affiliated partnerships are eligible to be participants in the 1992 Plan. At March 31, 1994, the Company had approximately 130,000 employees. In addition, consultants and independent contractors providing valuable services to the Company, its subsidiaries and its affiliated partnerships are eligible to receive nonqualified stock options under the 1992 Plan. The Compensation Committee has the authority to select individuals to whom awards are granted and the timing of such awards. Under the amendment, no person may be granted options during the life of the 1992 Plan in respect of more than an aggregate of 10% of the shares of Common Stock authorized from time to time under the 1992 Plan. The purpose of this amendment is to comply with Section 162(m) of the Code.

    Subject to adjustment as described below, a maximum of 20,000,000 shares of the Common Stock would be available for distribution under the 1992 Plan, assuming the stockholders approve the proposed amendment to the 1992 Plan. If awards lapse, expire, terminate, or are cancelled prior to the issuance of shares, such shares will be available for new awards. The total number of shares which may be awarded is subject to adjustment to reflect capital changes. As of February 11, 1994, the 1992 Plan authorized 2,000,000 shares for issuance. On such date, however, the Compensation Committee granted options under the 1992 Plan to approximately 8,100 employees (including the named executive officers), to purchase approximately 5,300,000 shares of the Common Stock. If the amendment to the 1992 Plan is not approved by the stockholders, the options granted to employees in February 1994 will terminate and options for 707,300 shares will still be available for grant. If the amendment is approved, options for approximately 13,407,300 shares will be available for grant under the 1992 Plan.

    The 1992 Plan permits the granting of all or any of the following types of awards: (1) stock options, including both incentive stock options ("ISOs") (as defined under Section 422 of the Code) and options which do not qualify for special tax treatment ("nonqualified stock options"); and (2) restricted stock. The vesting of any award granted under the 1992 Plan may be conditioned upon the meeting of specified performance criteria selected by the Compensation Committee. No award granted under the 1992 Plan may be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or by the laws of descent and distribution. Each award will be exercisable during the participant's lifetime only by the participant, or if permissible under applicable law, by the participant's guardian or legal representatives.

    The purchase price per share of stock purchasable under any nonqualified stock option granted pursuant to the 1992 Plan will be determined by the Compensation Committee, but shall not be less than 50% of the fair market value of the stock on the date of the grant of such option. The purchase price per share of stock purchasable under any ISO will also be determined by the Compensation Committee but shall not be less than 100% of the fair market value on the date of the grant. The term of each option shall be fixed by the Compensation Committee and the options may be exercised at such time or times as determined by the Compensation Committee, but no ISOs will be exercisable after the expiration of ten years from the date the option is granted and no nonqualified options will be exercisable after the expiration of 15 years from the date the option is granted. The fair market value of ISOs first exercisable in any one year as to any participant may not exceed $100,000.

    Options may be exercised by paying the purchase price and withholding taxes, if any, either in cash or, at the discretion of the Compensation Committee, in the stock of the Company or a combination of cash and stock of the Company. The Compensation Committee may, in its discretion, allow the optionee to deliver a notice of exercise and sale of shares by a brokerage firm. The Committee may include a provision in an option permitting the grant of a new option when payment of the exercise price upon exercise of an option is made in shares of Common Stock (an accelerated ownership option). If the participant's employment with the Company ceases during the term of an option because of serious misconduct, the option will terminate as of the date of the misconduct. If termination is due to the death or disability of a participant while in the employ of the Company, or the death of a participant within three months of termination of employment by the participant, the optionee, or his or her beneficiary, personal representative or guardian may exercise the option at any time, within a period determined by the Compensation Committee (not to exceed five years), to the extent of the full number of shares which the participant was entitled to purchase on the date of termination. If termination is for any reason other than the employee's serious misconduct, death or disability (such as, for example, retirement), the Compensation Committee will determine the appropriate period following termination in which the option may be exercised, provided such period will not exceed five years.

    The grant of an option under the 1992 Plan will not result in taxable income at the time of grant for the optionee or the Company. The optionee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value on the date of exercise exceeds the option price; the Company will be entitled to a deduction for the same amount. The tax treatment to an optionee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally, there will not be tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares under an ISO before the applicable ISO holding periods have been satisfied.

    At the time of an award of restricted stock under the 1992 Plan, a restriction period will be established for each participant. During the restricted period, the restricted stock may not be transferred, encumbered or sold, unless the Compensation Committee may otherwise determine. The participant, as owner of such shares, will have the rights of a stockholder, including the right to receive cash dividends and the right to vote.

    Recipients of restricted stock are not required to provide consideration other than the rendering of services. Except as otherwise may be determined by the Committee, all shares are forfeited unless the participant remains in the continuous employment of the Company for the entire restricted period with respect to which the shares were granted.

    Stockholder approval of the amendment to the 1992 Plan is also being sought in order to qualify the plan under Rule 16b-3 promulgated by the Securities and Exchange Commission as a stockholder approved plan. Once approved, grants of options would not be treated as purchases for purposes of the Section 16(b) short swing profit rules. Management believes that the approval of the amendment to the 1992 Plan does not conflict with or impede the policy behind the short-swing profit provisions of the securities laws.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION 1992 STOCK AND INCENTIVE PLAN.

                    SUMMARY OF BENEFITS UNDER THE 1992 PLAN

    It is not possible to determine the number of shares that will in the future be awarded under the 1992 Plan to any particular individual, or the dollar value of the options or restricted stock awards. The following table sets forth the number of options that were awarded on February 11, 1994, to certain individuals and groups under the 1992 Plan, subject to stockholder approval.

                                                                                         Number of
Name and Position                                                                        Shares(1)
- -----------------------------------------------------------------------------------  -----------------
Richard L. Scott, President and Chief Executive Officer............................         150,000(2)(3)
David T. Vandewater, Chief Operating Officer.......................................         125,000(2)(3)
David C. Colby, Senior Vice President, Chief
 Financial Officer and Treasurer...................................................          50,000(2)(3)
Samuel A. Greco, Senior Vice President -- Finance..................................          50,000(2)(3)
Stephen T. Braun, Senior Vice President and General Counsel........................          50,000(2)(3)
All Executive Officers as a group..................................................         600,000(2)(3)
All employees, who are not executive officers, as a group..........................       4,700,000(2)(3)
Outside directors are not eligible for participation in the 1992 Plan.

- ------------------------
(1) The dollar values of the options are not determinable. The exercise price of such options was $38.625 per share. On April 6, 1994, the closing sales price of the Common Stock was $40.50 per share.
(2)   The  number  of  options  to  be  granted  under  the  1992  Plan  is  not determinable. The Compensation Committee has complete authority to determine which persons will be granted options under the 1992 Plan and the number of options to be granted. For information concerning the number of options granted to all named executed officers under the 1992 Plan during 1993, see "Executive Compensation -- Options Granted During 1993 Fiscal Year."
(3) If the amendments to the 1992 Plan are not approved, no shares will be issued to the optionees pursuant to the grant of such options.

              APPROVAL OF THE COLUMBIA/HCA HEALTHCARE CORPORATION
                             ANNUAL INCENTIVE PLAN

    Section 162(m) of the Code and the proposed regulations thereunder provide that for all years commencing on or after January 1, 1994, a publicly held corporation may not deduct compensation in excess of the $1 Million Cap paid to the chief executive officer and certain other designated officers (generally, the four most highly compensated executive officers), unless such compensation is paid pursuant to qualified performance-based compensation plans approved by the Company's stockholders before payment.

    The compensation of some of the Company's executive officers could possibly exceed the $1 Million Cap for 1994 and subsequent years. The Board of Directors is therefore seeking stockholder approval of the Columbia/HCA Healthcare Corporation Annual Incentive Plan (the "Incentive

Plan"). The Incentive Plan provides for annual bonuses based upon the performance of the Company or certain business units. The amounts individual executives may earn under the Incentive Plan is dependent upon the individual's position, responsibility and ability to impact the Company's financial success.

    Payments pursuant to the Incentive Plan will be in lieu of other cash bonuses pursuant to other incentive plans. The Incentive Plan provides for targeted bonuses equal to 80% of base salaries for the Chairman of the Board, the Chief Executive Officer and the Chief Operating Officer, and 50% of base salaries for other executive officers, contingent in all cases upon the Company's achievement of certain earnings per share criteria. The targeted bonus amount is comprised of two components, an earnings per share component and a discretionary component. The earnings per share component comprises 75% of the target bonus, and is contingent upon the Company meeting its budgeted earnings per share level. The discretionary component comprises 25% of the target bonus, and will be determined by the Compensation Committee based upon the executive's accomplishment of certain other goals and objectives. The maximum bonus for executive officers under the Incentive Plan is 150% of the target bonus and in no event may such bonus exceed $1,000,000.

    If the executive officer is terminated by the Company during the year the executive officer will forfeit the executive officer's right to receive a bonus. If the executive officer retires or dies before the end of a year, the executive officer will receive a bonus for the year in which the executive officer retires or dies based on results for the period through the end of the month preceding the executive officer's death or retirement.

    The Compensation Committee believes that the Incentive Plan is consistent with its overall compensation policy, and will effectively serve the goals of its executive compensation program. The Compensation Committee further believes, based on its review of internal surveys of pay practices at other healthcare companies, as well as other general pay surveys, that the proposed Incentive Plan is commensurate with the compensation package for executive officers of similar companies. The bonus formula links the executive officer's bonus closely to the financial interests of the Company's stockholders, by rewarding the executive officer only if there are significant improvements in the Company's earnings per share. If earnings per share do not exceed the minimum required level, the executive officer will not receive the earnings per share component of the target bonus, although the executive officer could receive the discretionary component of the target bonus. The bonus formula is designed to focus the executive officers on increasing stockholder value and to encourage the effective management of the Company.

    A favorable vote of a majority of the stockholders present at the meeting in person or by proxy is required for approval of the Incentive Plan. If the Incentive Plan is not approved, the Board of Directors intends to reexamine its compensation plan for its executive officers, with a view to developing a plan that maintains the executive officers' compensation at competitive levels and provides appropriate incentives. If the Incentive Plan is disapproved, and the competitive compensation program developed by the Compensation Committee as a replacement for the Incentive Plan results in compensation to the executive officers in excess of the $1 Million Cap in a given year, the Company may not deduct the amount of the excess for federal tax purposes.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS

    Any proposals that stockholders of the Company desire to have presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made) for inclusion in the Company's 1995 proxy materials.

ANNUAL REPORT

    The Company's 1993 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

ADDITIONAL INFORMATION

    The audited financial statements of the Company for the year ended December 31, 1993 are included in the Appendix to this Proxy Statement.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO COLUMBIA/HCA HEALTHCARE CORPORATION, INVESTOR RELATIONS DEPARTMENT, 201 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202.

                                            By Order of the Board of Directors
                                                      JOAN O. KROGER
                                                        SECRETARY

Louisville, Kentucky
April 11, 1994

                               PERFORMANCE GRAPH

    The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy
Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The graph below compares the cumulative total stockholder return on the Company's Common Stock for the period since the Company became a publicly-held company on May 16, 1990, with the cumulative total return of companies on the Standard & Poor's 500 Index (S&P 500 Index) and the Standard & Poor's Hospital Management Index (S&P Hospital Index) over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Hospital Index on May 16, 1990 and reinvestment of all dividends).

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

 5/16/90      100.00     100.00     100.00
12/31/90       83.93      95.94      98.66
12/31/91      121.43     125.17      87.32
12/31/92      151.79     134.71      67.89
12/31/93      237.06     148.28     102.35

                                                                        APPENDIX

                        COLUMBIA HEALTHCARE CORPORATION
                                      AND
                      COLUMBIA/HCA HEALTHCARE CORPORATION
                             FINANCIAL INFORMATION

                    ---------------------------------------

                        COLUMBIA HEALTHCARE CORPORATION
                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                                               PAGE
                                                                                                             ---------
Market for Registrant's Common Equity and Related Stockholder Matters......................................        F-2
Selected Financial Data....................................................................................        F-3
Management's Discussion and Analysis of Financial Condition and Results of Operations......................        F-4
Report of Independent Accountants..........................................................................        F-9
Consolidated Financial Statements:
  Consolidated Statement of Income for the years ended
   December 31, 1993, 1992 and 1991........................................................................       F-10
  Consolidated Balance Sheet, December 31, 1993 and 1992...................................................       F-11
  Consolidated Statement of Common Stockholders' Equity for the years ended December 31, 1993, 1992 and
   1991....................................................................................................       F-12
  Consolidated Statement of Cash Flows for the years ended
   December 31, 1993, 1992 and 1991........................................................................       F-13
  Notes to Consolidated Financial Statements...............................................................       F-14
  Quarterly Consolidated Financial Information (Unaudited).................................................       F-28

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been primarily traded on the New York Stock Exchange (the "NYSE") (symbol "COL") since July 14, 1993. Prior to that date, the Company's Common Stock was traded through the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"). The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape or NASDAQ/NMS for the Company's Common Stock. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                                                       HIGH        LOW
                                                                                     ---------  ---------
1992:
    First Quarter..................................................................  $   21.25  $   16.50
    Second Quarter.................................................................      22.00      16.25
    Third Quarter..................................................................      19.25      16.25
    Fourth Quarter.................................................................      21.75      13.75
1993:
    First Quarter..................................................................      24.50      16.25
    Second Quarter.................................................................      27.75      19.25
    Third Quarter..................................................................      31.00      25.38
    Fourth Quarter.................................................................      33.88      27.00

    The Company's registrar and transfer agent for its Common Stock is First Union National Bank of North Carolina. At the close of business on February 28, 1994, there were 15,600 holders of record of the Company's Common Stock and one holder of record of the Company's Nonvoting Common Stock.

    The Company commenced the payment of a quarterly dividend of $.03 per share in the fourth quarter of 1993. Prior to that time, the Company did not pay any cash dividends. While it is the present intention of the Company's Board of Directors to continue paying a quarterly dividend of $.03 per share, the declaration and payment of future dividends by the Company will depend upon many factors, including the Company's earnings, financial condition, business needs, capital and surplus and regulatory considerations.

                        COLUMBIA HEALTHCARE CORPORATION
                            SELECTED FINANCIAL DATA
                   AS OF AND FOR THE YEARS ENDED DECEMBER 31
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                             1993        1992        1991        1990        1989
                                          ----------  ----------  ----------  ----------  ----------
SUMMARY OF OPERATIONS:
Revenues................................  $    5,130  $    4,806  $    4,612  $    4,010  $    3,450
                                          ----------  ----------  ----------  ----------  ----------
Salaries, wages and benefits............       2,217       2,069       2,004       1,666       1,366
Supplies................................         842         788         720         624         513
Other operating expenses................         916         833         717         653         600
Provision for doubtful accounts.........         282         285         277         233         203
Depreciation and amortization...........         298         276         248         220         196
Interest expense........................         129         117         111         119         147
Investment income.......................        (34)        (39)        (34)        (34)        (34)
Non-recurring transactions..............         151         138           -           -        (13)
                                          ----------  ----------  ----------  ----------  ----------
                                               4,801       4,467       4,043       3,481       2,978
                                          ----------  ----------  ----------  ----------  ----------
Income from continuing operations before
 minority interests and income taxes....         329         339         569         529         472
Minority interests in earnings of
 consolidated entities..................           9          10           9           4           4
                                          ----------  ----------  ----------  ----------  ----------
Income from continuing operations before
 income taxes...........................         320         329         560         525         468
Provision for income taxes..............         127         118         202         190         167
                                          ----------  ----------  ----------  ----------  ----------
Income from continuing operations.......         193         211         358         335         301
Discontinued operations:
  Income (loss) from operations of
   discontinued health plan segment, net
   of income tax (benefit)..............          16       (108)          16         (6)        (18)
  Costs associated with discontinuance
   of health plan segment, net of income
   tax benefit..........................           -        (17)           -           -           -
Extraordinary loss on extinguishment of
 debt, net of income tax benefit........        (70)           -           -           -         (9)
Cumulative effect on prior years of a
 change in accounting for income
 taxes..................................           -          51           -           -           -
                                          ----------  ----------  ----------  ----------  ----------
    Net income..........................  $      139  $      137  $      374  $      329  $      274
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------
Earnings per common share (a):
  Income from continuing operations.....  $     1.28  $     1.45  $     2.58  $     2.51
  Discontinued operations:
    Income (loss) from operations of
     discontinued health plan segment...         .10       (.75)         .11       (.04)
    Costs associated with discontinuance
     of health plan segment.............           -       (.12)           -           -
  Extraordinary loss on extinguishment
   of debt..............................       (.46)           -           -           -
  Cumulative effect on prior years of a
   change in accounting for income
   taxes................................           -         .36           -           -
                                          ----------  ----------  ----------  ----------
    Net income..........................  $      .92  $      .94  $     2.69  $     2.47
                                          ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------
Shares used in earnings per common share
 computations (in thousands)............     150,017     144,897     138,936     134,128
Net cash provided by continuing
 operations.............................  $      493  $      668  $      655  $      552  $      456
Cash dividends per common share.........         .06           -           -           -           -
FINANCIAL POSITION:
Assets..................................  $    4,619  $    4,891  $    4,541  $    4,100  $    3,583
Working capital.........................         374         392         374         374         353
Net assets of discontinued operations...           -         376         411         303         312
Long-term debt, including amounts due
 within one year........................       1,651       1,288       1,159       1,144       1,239
Minority interests in equity of
 consolidated entities..................          57          31          23          16          10
Common stockholders' equity.............       1,656       2,276       2,168       1,836       1,371
OPERATING DATA:
Number of hospitals at end of period....          97         101          91          93          87
Number of licensed beds at end of
 period.................................      21,742      21,922      19,992      19,393      18,254
Weighted average licensed beds..........      21,733      21,019      20,132      19,237      18,288
Average daily census....................       9,249       9,277       9,502       9,145       8,719
Occupancy...............................          43%         44%         47%         48%         48%
Admissions..............................     596,300     586,500     587,800     566,200     529,800
Length of stay..........................         5.7         5.8         5.9         5.9         6.0
Surgery cases...........................     424,200     437,300     425,900     399,000     374,000
Emergency room visits...................   1,563,200   1,537,400   1,519,700   1,432,000   1,330,900
Outpatient registrations................   2,541,900   2,537,100   2,401,600   1,899,300   1,666,400
Outpatient revenues as a percentage of
 patient revenues.......................          26%         26%         24%         23%         22%

- ------------------------------
(a) Earnings per common share are not presented for periods prior to the initial public offering of Columbia Hospital Corporation common stock in May 1990.

                        COLUMBIA HEALTHCARE CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The accompanying Selected Financial Data set forth certain information with respect to the financial position, results of operations and cash flows of Columbia Healthcare Corporation ("Columbia") which should be read in conjunction with the following discussion and analysis.

HCA MERGER

    The HCA Merger was completed on February 10, 1994. Although the HCA Merger will be treated as a pooling of interests for accounting purposes, the accompanying consolidated financial statements and financial and operating data included in this discussion and analysis do not include the retroactive effect of the HCA Merger. See Note 3 of the Notes to Consolidated Financial Statements of Columbia and the Supplemental Consolidated Financial Statements of Columbia/HCA Healthcare Corporation ("Columbia/HCA") included herein for further information.

BACKGROUND INFORMATION AND BUSINESS STRATEGY

    As discussed in Notes 1 and 2 of the Notes to the Consolidated Financial Statements, Columbia began operations on September 1, 1993 as a result of a merger involving Columbia Hospital Corporation ("CHC") and Galen Health Care, Inc. ("Galen") (the "Galen Merger"), which was accounted for as a pooling of interests. Accordingly, the accompanying financial statements and financial and operating data included in this discussion and analysis give retroactive effect to the Galen Merger and include the combined operations of CHC and Galen for all periods presented. In addition, the historical financial information related to Galen (which prior to the Galen Merger was reported on a fiscal year ending August 31) has been recast to conform to Columbia's annual reporting period ending December 31.

    Prior to the merger with CHC, Galen became a publicly held corporation as a result of a spinoff transaction by Humana Inc. ("Humana") which was completed on March 1, 1993 (the "Spinoff"). The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis. For accounting purposes, because of the relative significance of the hospital business, the pre-Spinoff financial statements of Galen (and now those of Columbia) include the separate results of Humana's hospital business, while the operating results and net assets of Humana's managed care health plans have been classified as discontinued operations.

    At the time of the Galen Merger, CHC operated 22 hospitals (5,226 licensed beds) and certain ancillary health care facilities in five major markets located in Florida and Texas. Annualized revenues of CHC were in excess of $1 billion. Galen operated 71 hospitals (16,251 licensed beds) located in 18 states and two foreign countries with annualized revenues of approximately $4 billion.

    Columbia primarily operates hospitals and ancillary health care facilities through either (i) wholly owned subsidiaries or (ii) ownership of controlling interests in various partnerships in which subsidiaries of Columbia serve as the managing general partner. Columbia's business strategy centers on the development of comprehensive, integrated health care delivery networks with physicians and other health care providers in targeted markets, which typically involves significant health care facility acquisition and consolidation activities.

    During the past several years, hospital inpatient admission trends have been adversely impacted by cost containment efforts initiated by federal and state governments and various third-party payers, including HMOs, PPOs, commercial insurance companies and employer-sponsored networks. In addition, a significant number of medical procedures have shifted from inpatient to less expensive outpatient settings as a result of both cost containment pressures and advances in medical technology.

    In response to changes in the health care industry, Columbia has developed the following operating strategy to provide the highest quality health care services at the lowest possible cost:

    BECOME A SIGNIFICANT PROVIDER OF SERVICES -- Columbia attempts to (i) consolidate services to reduce costs and (ii) develop the geographic coverage necessary for inclusion in most managed care and employer-sponsored networks in each market.

    PROVIDE A  COMPREHENSIVE  RANGE  OF  SERVICES  --  In  addition  to  the operation of general, acute care hospitals, Columbia also operates psychiatric and rehabilitation facilities, outpatient surgery and diagnostic centers, home health agencies and other services. This strategy enables Columbia to attract business from managed care plans and major employers seeking efficient access to a wide array of health care services.

    DELIVER HIGH QUALITY SERVICES -- Through the use of clinical information systems, Columbia focuses on patient outcomes and strives to continuously improve the quality of care and service provided to patients.

    INTEGRATE FRAGMENTED DELIVERY SYSTEMS -- Through its networks, Columbia focuses on coordinating pricing, contracting, information systems and quality assurance activities among providers in each market.

    Management intends to implement its strategy discussed above in a substantial number of former Galen markets as well as new markets, and further develop the integrated health care networks in its five pre-Galen Merger markets.

RESULTS OF OPERATIONS

    Revenues increased 7% to $5.1 billion in 1993 and 4% to $4.8 billion in 1992. Increases in both periods resulted primarily from price increases, acquisitions and, in 1992, growth in outpatient services.

    During 1992 and 1993, Columbia acquired or constructed 21 hospitals containing 3,474 licensed beds and sold or closed 14 hospitals containing 1,682 licensed beds. The following table summarizes percentage changes in same-hospital admissions and outpatient registrations for each respective period of 1993 compared to the same period of 1992, and changes in same-hospital admissions and outpatient registrations for each period of 1992 compared to the same period of 1991.

                                             1993 VS. 1992                           1992 VS. 1991
                                 -------------------------------------  ---------------------------------------
                                    CHC        GALEN       COMBINED         CHC         GALEN       COMBINED
                                 ---------  -----------  -------------     -----     -----------  -------------
ADMISSIONS:
  Quarter:
    First......................        6.7        (2.1)         (1.5)          8.4            -           0.6
    Second.....................        8.9        (1.3)         (0.5)          2.4         (4.8)         (4.3)
    Third......................        5.9        (1.0)         (0.4)          4.6         (4.1)         (3.5)
    Fourth.....................        5.9         1.3           1.7           4.6         (3.6)         (3.0)
      Year.....................        6.8        (0.8)         (0.2)          5.0         (3.1)         (2.5)
OUTPATIENT REGISTRATIONS:
  Quarter:
    First......................       10.1        (7.2)         (5.0)         54.5          4.6           8.7
    Second.....................        8.0        (4.2)         (2.6)         35.1         (3.6)         (0.2)
    Third......................       13.3        (2.1)         (0.1)         35.8         (4.4)         (1.5)
    Fourth.....................        6.8        (0.9)          0.2          31.9         (2.3)          0.9
      Year.....................        9.5        (3.6)         (1.9)         39.0         (1.5)          1.9

    Since it began operations in 1988, CHC had experienced significant growth in patient volumes, revenues and net income, primarily as a result of successful implementation of its strategy.

    The historical operating results of Galen's hospitals (which include the hospital operations of Humana prior to the Spinoff) had been adversely impacted as a result of such hospitals' pre-Spinoff relationship with Humana's managed care health plan business in certain markets. Management believes that this relationship caused some physicians to discontinue referrals of their patients to the company's hospitals, and had precluded these hospitals from contracting with unaffiliated insurers. In addition, Galen's volume of patients covered by traditional insurance (who pay amounts which more closely approximate established charges) declined significantly in 1992 due in part to increased price consciousness of patients and physicians with respect to Galen's pricing policies. Same-hospital volume trends at former Galen facilities have improved in 1993 primarily as a result of increased volumes from discounted managed care health plans other than Humana.

    Income from continuing operations before non-recurring transactions, depreciation, interest, minority interests, income taxes and amortization ("EBDITA") increased 4% to $907 million in 1993 from $870 million in 1992. The decline in EBDITA margins to 17.7% from 18.1% resulted primarily from deterioration in payer mix. Medicare admissions as a percentage of total admissions increased from 35% in 1992 to 36% in 1993, while discounted and managed care admissions grew from 44% to 45%, respectively. EBDITA declined 6% in 1992 from 1991 due to a decline in same-hospital admissions at former Galen facilities and deterioration in Galen's payer mix.

    During the third quarter of 1993, Columbia recorded non-recurring charges of $151 million ($98 million net of tax) of costs related to the Galen Merger. Results of operations in 1992 include $138 million ($86 million net of tax) of costs incurred in connection with the Spinoff. See Note 5 of the Notes to Consolidated Financial Statements.

    Excluding the effects of the non-recurring transactions, income from continuing operations declined 2% to $291 million ($1.95 per share) in 1993 and 17% to $297 million ($2.05 per share) in 1992.

    During the third quarter of 1993, in an effort to reduce future interest expense and eliminate certain restrictive covenants, Columbia effected the refinancing of $787 million of its long-term debt bearing interest at an average rate of 8.5% primarily through the issuance of commercial paper. After-tax losses from these refinancing activities aggregated $70 million or $.46 per share.

DISCONTINUED OPERATIONS

    Results of operations include income from discontinued operations of $16 million in 1993, a loss of $125 million in 1992 and income of $16 million in 1991. Losses from discontinued operations in 1992 include costs of $135 million (net of tax) incurred by Humana in connection with the Spinoff.

LIQUIDITY

    Cash provided by continuing operations totaled $493 million in 1993 compared to $668 million in 1992 and $655 million in 1991. The decrease in 1993 resulted primarily from a slower decline in the number of days of revenues in accounts receivable, and an acceleration in the payment of income taxes and funding of retirement plan obligations.

    Working capital totaled $374 million at December 31, 1993 compared to $392 million at December 31, 1992. Management believes that cash flows from operations and amounts available under Columbia's revolving credit facilities and related commercial paper programs are sufficient to meet expected future liquidity needs.

    Investments of Columbia's professional liability insurance subsidiary to maintain statutory equity and pay claims totaled $376 million and $347 million at December 31, 1993 and 1992, respectively.

    In September 1993 the Board of Directors initiated the payment of a regular quarterly cash dividend of $.03 per common share. Management anticipates that this dividend policy will continue after consummation of the HCA Merger.

CAPITAL RESOURCES

    Excluding acquisitions, capital expenditures totaled $382 million in 1993 compared to $359 million in 1992 and $453 million in 1991. Planned capital expenditures in 1994 (excluding acquisitions) are expected to approximate $400 million. Management believes that its capital expenditure program is adequate to expand, improve and equip existing health care facilities.

    In addition, Columbia expended $79 million, $36 million and $96 million for acquisitions during 1993, 1992 and 1991, respectively. See Note 6 of the Notes to Consolidated Financial Statements for a description of these activities.

    As part of its business strategy, Columbia intends to acquire additional health care facilities in the future. Since December 31, 1993, Columbia has expended $114 million toward the purchase of four hospitals (or controlling interests therein) containing 1,264 licensed beds. These transactions, which will be accounted for by the purchase method, were financed through the use of internally generated funds and issuance of long-term debt.

    Columbia expects to finance all capital expenditures with internally generated and borrowed funds. Available sources of capital include public or private debt, commercial paper, unused bank revolving credits and equity. At December 31, 1993, there were projects under construction which had an estimated additional cost to complete of approximately $149 million.

    In connection with the Spinoff, common stockholders' equity was reduced by $802 million in 1993 as a result of the following transactions with Humana: (i) distribution of the net assets of the health plan business ($392 million) and the net assets of a hospital facility ($25 million), (ii) payment of cash

($135 million) and (iii) issuance of notes ($250 million). The notes were refinanced in September 1993. Including the pro forma effect of the Spinoff, the ratio of debt to debt plus common stockholders' equity improved from 53% at December 31, 1992 to 50% at December 31, 1993.

    Upon consummation of the HCA Merger in February 1994, Columbia entered into revolving credit agreements in the aggregate amount of $3 billion and refinanced certain HCA and other long-term debt. The refinancings were effected primarily through the issuance of commercial paper, $175 million of 6 1/2% Notes due 1999 and $150 million of 7.15% Notes due 2004. Management anticipates that losses resulting from these refinancing activities will reduce the combined entity's first quarter 1994 net income by approximately $80 million.

    Columbia's credit facilities contain customary covenants which include (i) limitations on additional debt, (ii) limitations on sales of assets, mergers and changes of ownership and (iii) maintenance of certain interest coverage ratios. Columbia was in compliance with all such covenants at December 31, 1993.

EFFECTS OF INFLATION AND CHANGING PRICES

    Various federal, state and local laws have been enacted that, in certain cases, limit Columbia's ability to increase prices. Revenues for hospital services rendered to Medicare patients are established under the federal government's prospective payment system. Medicare revenues approximated 33%, 31% and 30% of revenues in 1993, 1992 and 1991, respectively.

    Management believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. Columbia expects that the average rate of increase in Medicare prospective payments will approximate 2% in 1994. In addition, as a result of increasing regulatory and competitive pressures, Columbia's ability to maintain operating margins through price increases to non-Medicare patients is limited.

HEALTH CARE REFORM

    In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and some state legislatures that would significantly affect health care systems in Columbia's markets. Proposals under consideration include cost controls on hospitals, insurance market reforms that increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance to their employees and creation of a single government health insurance plan that would cover all citizens.

    President Clinton's health care reform bill, introduced as legislation in November 1993, includes certain measures that could significantly reduce future payments to providers of health care services.

OTHER INFORMATION

    Resolution of various loss contingencies, including litigation pending against Columbia in the ordinary course of business, is not expected to have a material adverse effect on its financial position or results of operations.

    During 1992 Columbia adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased last year's first quarter net income by $51 million or $.36 per share. See Note 7 of the Notes to Consolidated Financial Statements.

    Columbia expects to incur certain expenses related to the HCA Merger, the amounts of which have not been determined. These costs will include, among other things, amounts for investment advisory and professional fees, expenses of printing and distributing proxy materials, severance payments and provisions for loss related to the consolidation of the operations of Columbia and HCA. Management anticipates that these expenses will be recorded in the first quarter of 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Columbia/HCA Healthcare Corporation

    We have audited the consolidated financial statements of Columbia Healthcare Corporation listed in the index on page F-1 of the Appendix to the accompanying Proxy Statement. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia Healthcare Corporation as of December 31, 1993 and 1992, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

    As discussed in Note 7 to the consolidated financial statements, effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

COOPERS & LYBRAND
Louisville, Kentucky
February 28, 1994

                        COLUMBIA HEALTHCARE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                       1993       1992       1991
                                                                                     ---------  ---------  ---------
Revenues...........................................................................  $   5,130  $   4,806  $   4,612
                                                                                     ---------  ---------  ---------
Salaries, wages and benefits.......................................................      2,217      2,069      2,004
Supplies...........................................................................        842        788        720
Other operating expenses...........................................................        916        833        717
Provision for doubtful accounts....................................................        282        285        277
Depreciation and amortization......................................................        298        276        248
Interest expense...................................................................        129        117        111
Investment income..................................................................        (34)       (39)       (34)
Non-recurring transactions.........................................................        151        138          -
                                                                                     ---------  ---------  ---------
                                                                                         4,801      4,467      4,043
                                                                                     ---------  ---------  ---------
Income from continuing operations before minority interests and income taxes.......        329        339        569
Minority interests in earnings of consolidated entities............................          9         10          9
                                                                                     ---------  ---------  ---------
Income from continuing operations before income taxes..............................        320        329        560
Provision for income taxes.........................................................        127        118        202
                                                                                     ---------  ---------  ---------
Income from continuing operations..................................................        193        211        358
Discontinued operations:
  Income (loss) from operations of discontinued health plan segment, net of income
   tax (benefit) of $9 in 1993, ($46) in 1992 and $9 in 1991.......................         16       (108)        16
  Costs associated with discontinuance of health plan segment,
   net of income tax benefit of $2.................................................          -        (17)         -
Extraordinary loss on extinguishment of debt, net of income tax benefit of $42.....        (70)         -          -
Cumulative effect on prior years of a change in accounting for
 income taxes......................................................................          -         51          -
                                                                                     ---------  ---------  ---------
      Net income...................................................................  $     139  $     137  $     374
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Earnings per common share:
  Income from continuing operations................................................  $    1.28  $    1.45  $    2.58
  Discontinued operations:
    Income (loss) from operations of discontinued health plan
     segment.......................................................................        .10       (.75)       .11
    Costs associated with discontinuance of health plan segment....................          -       (.12)         -
  Extraordinary loss on extinguishment of debt.....................................       (.46)         -          -
  Cumulative effect on prior years of a change in accounting for income taxes......          -        .36          -
                                                                                     ---------  ---------  ---------
      Net income...................................................................  $     .92  $     .94  $    2.69
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                        COLUMBIA HEALTHCARE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                                                1993       1992
                                                                                              ---------  ---------
Current assets:
  Cash and cash equivalents.................................................................  $      72  $      95
  Accounts receivable less allowance for loss of $160 -- 1993 and
   $166 -- 1992.............................................................................        787        827
  Inventories...............................................................................        139        138
  Other.....................................................................................        217        204
                                                                                              ---------  ---------
                                                                                                  1,215      1,264
Property and equipment, at cost:
  Land......................................................................................        273        268
  Buildings.................................................................................      2,402      2,269
  Equipment.................................................................................      1,785      1,663
  Construction in progress (estimated cost to complete and equip after December 31, 1993 --
   $149)....................................................................................        121        109
                                                                                              ---------  ---------
                                                                                                  4,581      4,309
  Accumulated depreciation..................................................................     (1,792)    (1,651)
                                                                                              ---------  ---------
                                                                                                  2,789      2,658
Net assets of discontinued operations.......................................................          -        376
Investments of professional liability insurance subsidiary..................................        318        302
Intangible assets...........................................................................        225        195
Other.......................................................................................         72         96
                                                                                              ---------  ---------
                                                                                              $   4,619  $   4,891
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                   LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................................  $     232  $     199
  Salaries, wages and other compensation....................................................        141        124
  Other accrued expenses....................................................................        375        425
  Income taxes..............................................................................         22         92
  Long-term debt due within one year........................................................         71         32
                                                                                              ---------  ---------
                                                                                                    841        872
Long-term debt..............................................................................      1,580      1,256
Deferred credits and other liabilities......................................................        485        456
Minority interests in equity of consolidated entities.......................................         57         31
Contingencies
Common stockholders' equity:
  Common stock $.01 par; authorized 400,000,000 shares; issued and outstanding 151,060,400
   shares -- 1993 and 148,927,400 shares -- 1992............................................          2          1
  Capital in excess of par value............................................................        784        740
  Other.....................................................................................         (2)        (9)
  Retained earnings.........................................................................        872      1,544
                                                                                              ---------  ---------
                                                                                                  1,656      2,276
                                                                                              ---------  ---------
                                                                                              $   4,619  $   4,891
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                        COLUMBIA HEALTHCARE CORPORATION
             CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         COMMON STOCK
                                                        --------------  CAPITAL IN
                                                        SHARES    PAR   EXCESS OF           RETAINED
                                                         (000)   VALUE  PAR VALUE   OTHER   EARNINGS   TOTAL
                                                        -------  -----  ----------  -----   --------   ------
Balances, December 31, 1990...........................  136,122  $  1   $     523   $ (2)   $ 1,314    $1,836
  Net income..........................................                                          374       374
  Cash dividends (Galen Health Care, Inc.)............                                         (138)     (138)
  Issuance of common stock............................    4,310                61                          61
  Stock options exercised and related tax
   benefits, net of 224,000 shares
   tendered in partial payment therefor...............      797                24                          24
  Other...............................................       24                 2      9                   11
                                                        -------  -----      -----   -----   --------   ------
Balances, December 31, 1991...........................  141,253     1         610      7      1,550     2,168
  Net income..........................................                                          137       137
  Cash dividends (Galen Health Care, Inc.)............                                         (143)     (143)
  Issuance of common stock............................    7,227               119                         119
  Stock options exercised and related tax
   benefits, net of 30,000 shares
   tendered in partial payment therefor...............      430                 9                           9
  Other...............................................       17                 2    (16)                 (14)
                                                        -------  -----      -----   -----   --------   ------
Balances, December 31, 1992...........................  148,927     1         740     (9)     1,544     2,276
  Net income..........................................                                          139       139
  Cash dividends (Columbia Healthcare Corporation --
   $.06 per share)....................................                                           (9)       (9)
  Stock options exercised and related tax
   benefits, net of 81,000 shares
   tendered in partial payment therefor...............    1,728     1          30                          31
  Spinoff transaction with Humana Inc.:
    Cash payment to Humana Inc........................                                         (135)     (135)
    Noncash transactions:
      Issuance of notes payable.......................                                         (250)     (250)
      Distribution of net investment in
       discontinued health plan operations............                                         (392)     (392)
      Transfer of a hospital facility.................                                          (25)      (25)
  Net unrealized gains on investment securities.......                                 9                    9
  Other...............................................      405                14     (2)                  12
                                                        -------  -----      -----   -----   --------   ------
Balances, December 31, 1993...........................  151,060  $  2   $     784   $ (2)   $   872    $1,656
                                                        -------  -----      -----   -----   --------   ------
                                                        -------  -----      -----   -----   --------   ------

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                        COLUMBIA HEALTHCARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN MILLIONS)

                                                                                          1993       1992       1991
                                                                                        ---------  ---------  ---------
Cash flows from continuing operations:
  Net income..........................................................................  $     139  $     137  $     374
  Adjustments to reconcile net income to net cash provided by operating activities:
    Discontinued operations...........................................................        (16)       127        (16)
    Minority interests in earnings of consolidated entities...........................          9         10          9
    Non-recurring transactions........................................................        151        138          -
    Depreciation and amortization.....................................................        298        276        248
    Deferred income taxes.............................................................        (51)       (41)        27
    Change in operating assets and liabilities:
      (Increase) decrease in accounts receivable......................................          9        115        (17)
      (Increase) decrease in inventories and other assets.............................          1        (49)       (28)
      Decrease in income taxes........................................................        (50)       (12)       (15)
      Increase (decrease) in other liabilities........................................        (99)        36         82
    Change in accounting for income taxes.............................................          -        (51)         -
    Extraordinary loss on extinguishment of debt......................................        112          -          -
    Other.............................................................................        (10)       (18)        (9)
                                                                                        ---------  ---------  ---------
      Net cash provided by continuing operations......................................        493        668        655
                                                                                        ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment..................................................       (382)      (359)      (453)
  Acquisition of hospitals and health care facilities.................................        (79)       (36)       (96)
  Sale of assets......................................................................        130         53        116
  Investment in discontinued operations...............................................          -        (71)       (76)
  Change in investments...............................................................         33          3        (35)
  Other...............................................................................        (22)        (2)        (6)
                                                                                        ---------  ---------  ---------
      Net cash used in investing activities...........................................       (320)      (412)      (550)
                                                                                        ---------  ---------  ---------
Cash flows from financing activities:
  Issuance of long-term debt..........................................................        400        239        194
  Net change in commercial paper borrowings and lines of credit.......................        342       (143)       161
  Repayment of long-term debt.........................................................       (779)      (150)      (354)
  Payment to Humana Inc. in spinoff transaction.......................................       (135)         -          -
  Payment of cash dividends...........................................................        (40)      (143)      (134)
  Issuance of common stock............................................................         30          7         71
  Other...............................................................................        (14)       (13)        (6)
                                                                                        ---------  ---------  ---------
      Net cash used in financing activities...........................................       (196)      (203)       (68)
                                                                                        ---------  ---------  ---------
Change in cash and cash equivalents...................................................        (23)        53         37
Cash and cash equivalents at beginning of period......................................         95         42          5
                                                                                        ---------  ---------  ---------
Cash and cash equivalents at end of period............................................  $      72  $      95  $      42
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
Interest payments.....................................................................  $     122  $     111  $     114
Income tax payments, net of refunds...................................................        186        169        190

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                        COLUMBIA HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES
    Columbia Healthcare Corporation ("Columbia") is a Delaware corporation which began operations on September 1, 1993 as a result of a merger involving Columbia Hospital Corporation ("CHC") and Galen Health Care, Inc. ("Galen") (the "Galen Merger"). See Note 2 for a description of the specific terms of the Galen Merger. Columbia primarily operates hospitals and ancillary health care facilities through either (i) wholly owned subsidiaries or (ii) ownership of controlling interests in various partnerships in which subsidiaries of Columbia serve as the managing general partner.

BASIS OF PRESENTATION

    The  consolidated  financial   statements  include   all  subsidiaries   and
partnerships controlled by Columbia as the managing general partner. Significant intercompany transactions have been eliminated.

    For accounting purposes, the Galen Merger has been treated as a pooling of interests. Accordingly, the consolidated financial statements included herein give retroactive effect to the transaction and include the combined operations of CHC and Galen for all periods presented. In addition, the historical financial information related to Galen (which prior to the Galen Merger was reported on a fiscal year ending August 31) has been recast to conform to Columbia's annual reporting period ending December 31.

    On February 10, 1994, Columbia consummated a merger with HCA -- Hospital Corporation of America ("HCA") (the "HCA Merger"). Although the HCA Merger will be treated as a pooling of interests for accounting purposes, the accompanying consolidated financial statements do not give retroactive effect to this transaction. See Note 3 for a description of the HCA Merger.

REVENUES

    Columbia's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which Columbia is paid based upon established charges, cost of providing services, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Revenues are recorded at estimated amounts due from patients and third-party payers for health care services provided, including anticipated settlements under reimbursement agreements with third-party payers.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

INVENTORIES

    Inventories are stated at the lower of cost (last-in, first-out) or market.

PROPERTY AND EQUIPMENT

    Depreciation expense, computed by the straight-line method, was $279 million in 1993, $264 million in 1992 and $241 million in 1991. Columbia uses component depreciation for buildings. Depreciation rates for buildings are equivalent to useful lives ranging generally from 20 to 25 years. Estimated useful lives of equipment vary from 3 to 10 years.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS

    On December 31, 1993, Columbia adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires that investments in debt and equity securities be classified according to certain criteria.

INTANGIBLE ASSETS

    Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method over periods ranging from 10 to 40 years. Noncompete agreement and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

PROFESSIONAL LIABILITY INSURANCE CLAIMS

    Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

MINORITY INTERESTS IN CONSOLIDATED ENTITIES

    The consolidated financial statements include all assets, liabilities and earnings of Columbia's partnerships, certain partnership interests of which are not owned by Columbia. Accordingly, management has recorded minority interests in the earnings and equity of such partnerships.

EARNINGS PER COMMON SHARE

    Earnings per common share are based upon the weighted average number of common shares outstanding, retroactively adjusted for the exchange of common shares in connection with the Galen Merger.

    Shares used in computing earnings per common share in 1993 were 150,017,000. The following is a summary of shares used in the computation for periods prior to the Galen Merger (amounts in thousands):

                                                                                     1992       1991
                                                                                   ---------  ---------
CHC weighted average shares outstanding..........................................     21,967     16,540
                                                                                   ---------  ---------
Galen weighted average shares outstanding........................................    158,620    157,931
Merger exchange ratio............................................................      0.775      0.775
                                                                                   ---------  ---------
  Adjusted Galen weighted average shares outstanding.............................    122,930    122,396
                                                                                   ---------  ---------
Shares used in computation of earnings per common share..........................    144,897    138,936
                                                                                   ---------  ---------
                                                                                   ---------  ---------

NOTE 2 -- GALEN MERGER
    On August 31, 1993, the stockholders of both CHC and Galen approved the Galen Merger, effective as of September 1, 1993. In connection with the Galen Merger, CHC, a Nevada corporation, was merged into Columbia. Each CHC share of common stock was converted on a tax-free basis into one share of Columbia common stock. Immediately subsequent thereto, a wholly owned subsidiary of Columbia was merged into Galen, at which time Galen became a wholly owned subsidiary of Columbia. In connection with this transaction, Columbia issued approximately 123,830,000 shares of common stock in a tax-free exchange for all of the outstanding common shares of Galen (an exchange ratio of 0.775 of a share of Columbia common stock for each share of Galen common stock).

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- GALEN MERGER (CONTINUED)
    The Galen Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the combined operations of CHC and Galen for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Galen Merger (dollars in millions):

                                                                     CHC       GALEN     COMBINED
                                                                  ---------  ---------  -----------
Eight months ended August 31, 1993 (unaudited):
  Revenues......................................................  $     823  $   2,600   $   3,423
  Income from continuing operations.............................         17        176         193
  Net income....................................................         17        192         209
1992:
  Revenues......................................................  $     819  $   3,987   $   4,806
  Income from continuing operations.............................         26        185         211
  Net income....................................................         26        111         137
1991:
  Revenues......................................................  $     499  $   4,113   $   4,612
  Income from continuing operations.............................         15        343         358
  Net income....................................................         15        359         374

NOTE 3 -- HCA MERGER
    On October 2, 1993, Columbia entered into a definitive agreement to merge with HCA. This transaction was completed on February 10, 1994. In connection with the HCA Merger, Columbia stockholders approved an amendment to Columbia's Certificate of Incorporation changing the name of the corporation to Columbia/HCA Healthcare Corporation ("Columbia/HCA"). HCA was then merged into a wholly owned subsidiary of Columbia/HCA. Shares of HCA Class A voting common stock and Class B nonvoting common stock were converted on a tax-free basis into approximately 166,846,000 shares of Columbia/HCA voting common stock and approximately 18,990,000 shares of Columbia/HCA nonvoting common stock, respectively (an exchange ratio of 1.05 shares of Columbia/ HCA common stock for each share of HCA voting and nonvoting common stock).

    These financial statements do not give retroactive effect to the HCA Merger, which will be accounted for as a pooling of interests. See the Supplemental Consolidated Financial Statements of Columbia/HCA Healthcare Corporation included elsewhere herein for additional information regarding the HCA Merger.

NOTE 4 -- SPINOFF TRANSACTION AND DISCONTINUED OPERATIONS
    Prior to the Galen Merger, Galen began operating its hospital business as an independent publicly held corporation on March 1, 1993 as a result of a tax-free spinoff transaction (the "Spinoff") by Humana Inc. ("Humana"), which retained its managed care health plan business. The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis.

    For accounting purposes, because of the relative significance of the hospital business, the pre-Spinoff consolidated financial statements of Galen (and now those of Columbia) include the separate results of Humana's hospital business, while the operations and net assets of Humana's managed care health plans have been classified as discontinued operations.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SPINOFF TRANSACTION AND DISCONTINUED OPERATIONS (CONTINUED)
    In connection with the Spinoff, Galen entered into various agreements with Humana which were intended to facilitate orderly changes for both the hospital and managed care health plan businesses in a way which would be minimally disruptive to each entity. Principal contracts are summarized below:

    OPERATIONS -- Certain former Galen hospitals will provide medical services to insureds of Humana for three years subsequent to the Spinoff. The contract includes, among other things, established payment rates for various inpatient and outpatient services and annual increases therein, and hospital utilization guarantees and related penalties.

    LIABILITIES AND INDEMNIFICATION -- Each entity assumed liability for specified claims. The entities will also share risks with respect to certain litigation and other contingencies, both identified and unknown.

    INCOME TAXES -- Each entity entered into risk-sharing arrangements in connection with the ultimate resolution of various income tax disputes.

    FINANCING -- In January 1993 certain subsidiaries issued $250 million of notes payable to Humana, and paid to Humana $135 million in cash on March 1, 1993 which was financed principally through the issuance of commercial paper. The $250 million of notes were repaid in September 1993 in connection with the refinancing of certain long-term debt.

    ADMINISTRATION   --  These   arrangements  relate  to   leasing  of  certain
administrative facilities, division of information systems, employee benefit and stock option plans, and various administrative service arrangements.

    Revenues of the discontinued managed care health plan business (included in discontinued operations in the accompanying consolidated statement of income) were $523 million in 1993, $2.9 billion in 1992 and $2.5 billion in 1991.

NOTE 5 -- NON-RECURRING TRANSACTIONS
    In September 1993 Columbia recorded the following charges in connection with the Galen Merger (dollars in millions):

Investment advisory and professional fees, and employee benefit plan costs...  $      62
Writedown of assets in connection with the consolidation of the combined
 entity's operations.........................................................         63
Administrative facility asset writedowns and conversion costs associated with
 the transaction.............................................................         16
Provision for loss on planned sales of assets................................         10
                                                                               ---------
                                                                               $     151
                                                                               ---------
                                                                               ---------

    Income from continuing operations in 1992 includes $138 million of charges incurred primarily in connection with the Spinoff, including a provision for loss on the planned sale of hospitals, writedowns of assets in markets with significant declines in operations, administrative facility asset writedowns and certain other costs associated with the separation of the hospital and health plan businesses. Costs aggregating $171 million (before income taxes) incurred by Humana primarily in connection with the Spinoff are included in discontinued operations in 1992.

    Continuing operations in 1991 include a gain of $51 million on the sale of a hospital, a provision for loss of $46 million primarily in connection with the planned disposition of certain hospitals, and charitable contributions of $5 million.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- OTHER BUSINESS COMBINATIONS
    During the past three years, Columbia has acquired various hospitals and related ancillary health care facilities (or controlling interests in such facilities), all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates.

    The following is a summary of acquisitions consummated during the last three years (dollars in millions):

                                                                           1993       1992       1991
                                                                         ---------  ---------  ---------
Number of hospitals....................................................          3         15          2
Number of licensed beds................................................        903      2,345      1,420
Purchase price information:
  Fair value of assets acquired........................................  $     164  $     490  $     165
  Liabilities assumed..................................................        (76)      (279)       (48)
                                                                         ---------  ---------  ---------
    Net assets acquired................................................         88        211        117
                                                                         ---------  ---------  ---------
  Issuance of common stock.............................................          -        119          1
  Cash acquired........................................................          9         15         15
  Cash received from sale of certain acquired assets...................          -         40          -
  Other................................................................          -          1          5
                                                                         ---------  ---------  ---------
                                                                                 9        175         21
                                                                         ---------  ---------  ---------
    Net cash paid for acquisitions.....................................  $      79  $      36  $      96
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    In July 1992 Columbia acquired Basic American Medical, Inc. ("BAMI") (included in the table above) through a merger into a wholly owned subsidiary. The assets of BAMI included eight hospitals containing 1,203 licensed beds and certain other health care businesses. The transaction was financed through the assumption of approximately $140 million of long-term debt, issuance of 6,995,000 shares of common stock and payment of $38 million in cash to BAMI stockholders.

    The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $7 million in 1993, $97 million in 1992 and $19 million in 1991.

    The pro forma effect of Columbia's acquisitions on its results of operations was not significant.

NOTE 7 -- INCOME TAXES
    Provision for income taxes consists of the following (dollars in millions):

                                                                           1993       1992       1991
                                                                         ---------  ---------  ---------
Current:
  Federal..............................................................  $     153  $     135  $     151
  State................................................................         25         24         24
                                                                         ---------  ---------  ---------
                                                                               178        159        175
                                                                         ---------  ---------  ---------
Deferred:
  Federal..............................................................        (47)       (36)        19
  State................................................................         (4)        (5)         8
                                                                         ---------  ---------  ---------
                                                                               (51)       (41)        27
                                                                         ---------  ---------  ---------
                                                                         $     127  $     118  $     202
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES (CONTINUED)
    Reconciliation of federal statutory rate to effective income tax rate follows:

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
Federal statutory rate...................................................       35.0%      34.0%      34.0%
State income taxes, net of federal income
 tax benefit.............................................................        3.5        2.9        2.8
Merger costs.............................................................        1.8          -          -
Tax exempt investment income.............................................       (1.3)      (1.4)      (0.6)
Other items, net.........................................................        0.6        0.3       (0.2)
                                                                           ---------  ---------  ---------
Effective income tax rate................................................       39.6%      35.8%      36.0%
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    In August 1993 Congress enacted the Omnibus Budget Reconciliation Act of 1993 which included, among other things, an increase in corporate income tax rates retroactive to January 1, 1993. This legislation had no material effect on 1993 net income.

    Effective January 1, 1992, Columbia adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of deferred income taxes using statutory rates at which temporary differences in the tax and book bases of assets and liabilities are expected to affect taxable income in future years. The cumulative effect of this change as of the beginning of the year increased 1992 net income by $51 million.

    A summary of deferred income taxes by source included in the consolidated balance sheet at December 31, 1993 and 1992 follows (dollars in millions):

                                                                         1993                    1992
                                                                ----------------------  ----------------------
                                                                 ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                                ---------  -----------  ---------  -----------
Depreciation..................................................  $       -   $     316   $       -   $     297
Professional liability risks..................................         99           -         109           -
Doubtful accounts.............................................         30           -          32           -
Property losses...............................................         63           -          48           -
Cash basis....................................................          -           5           -          18
Compensation..................................................         24           -          18           -
Capitalized leases............................................         11           -          12           -
Other.........................................................         57           7          32           2
                                                                ---------       -----   ---------       -----
                                                                $     284   $     328   $     251   $     317
                                                                ---------       -----   ---------       -----
                                                                ---------       -----   ---------       -----

    Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on its expectation of future taxable income and the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1993.

    Deferred income taxes totaling $119 million and $96 million at December 31, 1993 and 1992, respectively, are included in other current assets. Noncurrent deferred income taxes, included in deferred credits and other liabilities, totaled $163 million and $162 million at December 31, 1993 and 1992, respectively.

NOTE 8 -- PROFESSIONAL LIABILITY RISKS

    Columbia  insures a substantial portion  of its professional liability risks
through  a  wholly  owned  insurance  subsidiary.  Provisions  for  such   risks
underwritten by the subsidiary and deductibles at

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED) certain hospitals, including expenses incident to claim settlements, were $64 million for 1993 and $58 million for both 1992 and 1991. Amounts approximating the provision for loss are funded annually.

    Allowances   for  professional  liability  risks,  included  principally  in deferred credits and other liabilities, were $327 million and $290 million at December 31, 1993 and 1992, respectively.

    As discussed in Note 1, Columbia adopted the provisions of SFAS 115 on December 31, 1993. Accordingly, common stockholders' equity was increased by $9 million (net of deferred income taxes) to reflect the net unrealized gain on investments classified as available for sale. Prior to the adoption of SFAS 115, debt securities were recorded at amortized cost (which approximated fair value), while equity securities were recorded at the lower of aggregate cost or fair value. The adoption of SFAS 115 had no effect on earnings in 1993.

    The provisions of SFAS 115 require that investments in debt and equity securities be classified according to the following criteria:

    TRADING ACCOUNT -- Assets held for resale in anticipation of short-term changes in market conditions are recorded at fair value and gains and losses, both realized and unrealized, are included in income. Columbia does not maintain a trading account portfolio.

    HELD TO MATURITY -- Certain debt securities of Columbia's professional liability insurance subsidiary are expected to be held to maturity as a result of management's intent and ability to do so. These investments are carried at amortized cost.

    AVAILABLE FOR SALE -- Debt and equity securities not classified as either trading securities or held to maturity are classified as available for sale and recorded at fair value. Unrealized gains and losses are excluded from income and recorded as a separate component of common stockholders' equity.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)
    The following is a summary of the insurance subsidiary's investments at December 31, 1993 and 1992 (dollars in millions):

                                                                                  DECEMBER 31, 1993
                                                                      ------------------------------------------
                                                                                  UNREALIZED AMOUNTS
                                                                                 --------------------    FAIR
                                                                        COST       GAINS     LOSSES      VALUE
                                                                      ---------  ---------  ---------  ---------
Held to maturity:
  United States Government obligations..............................  $      44  $       -  $       -  $      44
                                                                      ---------  ---------  ---------  ---------
Available for sale:
  Bonds:
    United States Government........................................         16          1          -         17
    States and municipalities.......................................        143          4          -        147
    Mortgage-backed securities......................................         47          1          -         48
    Corporate and other.............................................         23          1          -         24
  Redeemable preferred stocks.......................................         17          1          -         18
                                                                      ---------  ---------  ---------  ---------
                                                                            246          8          -        254
                                                                      ---------  ---------  ---------  ---------
  Equity securities:
    Adjustable rate preferred stocks................................         13          1          -         14
    Common stocks...................................................         59          6         (1)        64
                                                                      ---------  ---------  ---------  ---------
                                                                             72          7         (1)        78
                                                                      ---------  ---------  ---------  ---------
                                                                      $     362  $      15  $      (1)       376
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Amounts classified as current assets................................                                         (58)
                                                                                                       ---------
Investment carrying value...........................................                                   $     318
                                                                                                       ---------
                                                                                                       ---------

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)

                                                                                  DECEMBER 31, 1992
                                                                      ------------------------------------------
                                                                                  UNREALIZED AMOUNTS
                                                                                 --------------------    FAIR
                                                                        COST       GAINS     LOSSES      VALUE
                                                                      ---------  ---------  ---------  ---------
Held to maturity:
  United States Government obligations..............................  $      19  $       -  $       -  $      19
  Certificates of deposit...........................................         20          -          -         20
                                                                      ---------  ---------  ---------  ---------
                                                                             39          -          -         39
                                                                      ---------  ---------  ---------  ---------
Available for sale:
  Bonds:
    United States Government........................................         22          1          -         23
    States and municipalities.......................................        102          2          -        104
    Mortgage-backed securities......................................         55          -          -         55
    Corporate and other.............................................         25          2          -         27
  Redeemable preferred stocks.......................................         18          -          -         18
                                                                      ---------  ---------  ---------  ---------
                                                                            222          5          -        227
                                                                      ---------  ---------  ---------  ---------
  Equity securities:
    Adjustable rate preferred stocks................................         20          1          -         21
    Common stocks...................................................         66          6         (4)        68
                                                                      ---------  ---------  ---------  ---------
                                                                             86          7         (4)        89
                                                                      ---------  ---------  ---------  ---------
                                                                            347  $      12  $      (4) $     355
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Amounts classified as current assets................................        (45)
                                                                      ---------
Investment carrying value...........................................  $     302
                                                                      ---------
                                                                      ---------

    The cost and estimated fair value of debt and equity securities at December 31, 1993 by contractual maturity are shown below (dollars in millions). Expected and contractual maturities will differ because the issuers of certain securities may have the right to prepay or otherwise redeem such obligations without penalty.

                                                                                                   FAIR
                                                                                       COST        VALUE
                                                                                    -----------  ---------
Held to maturity:
  Due in one year or less.........................................................   $      44   $      44
                                                                                         -----   ---------
Available for sale:
  Due in one year or less.........................................................          14          14
  Due after one year through five years...........................................          45          47
  Due after five years through ten years..........................................          78          81
  Due after ten years.............................................................         109         112
                                                                                         -----   ---------
                                                                                           246         254
  Equity securities...............................................................          72          78
                                                                                         -----   ---------
                                                                                           318         332
                                                                                         -----   ---------
                                                                                     $     362   $     376
                                                                                         -----   ---------
                                                                                         -----   ---------

    The fair value of the subsidiary's investments is based generally on quoted market prices.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)
    The average life of the above investments (excluding common stocks) approximated four years at December 31, 1993 and three years at December 31, 1992, and the tax equivalent yield on such investments averaged 9% for the last three years. Tax equivalent yield is the rate earned on invested assets, excluding unrealized gains and losses, adjusted for the benefit of nontaxable investment income.

    Sales of securities for the year ended December 31, 1993 are summarized below (dollars in millions):

                                                                                        TYPE OF SECURITY
                                                                                    ------------------------
                                                                                       DEBT        EQUITY
                                                                                    -----------  -----------
Cash proceeds.....................................................................   $      70    $      67
Gross realized gains..............................................................           2            8
Gross realized losses.............................................................           -            7

NOTE 9 -- LONG-TERM DEBT
    A summary of long-term debt at December 31 follows (dollars in millions):

                                                                                       1993       1992
                                                                                     ---------  ---------
Senior collateralized debt, 5% to 13.8% (rates generally fixed) payable in periodic
 installments through 2034.........................................................  $     136  $     338
6 1/8% Notes due 2000..............................................................        149          -
7 1/2% Notes due 2023..............................................................        147          -
10 7/8% Senior Subordinated Notes due 2002.........................................          2         99
11 1/2% Senior Subordinated Notes due 2002.........................................          1        134
Other senior debt, 8% to 13.3% (rates generally fixed) payable in periodic
 installments through 1998.........................................................        194        132
Commercial paper (rates fixed under interest rate agreements averaging four years
 at 7.9%)..........................................................................        380        380
Commercial paper (floating rates averaging 3.4%)...................................        495        153
Bank line of credit (floating rates averaging 3.6%)................................        100          -
9% Subordinated Mandatory Convertible Note due 1999................................         40         40
Other subordinated debt, 10% to 15% (rates generally fixed) payable
 in periodic installments through 2000.............................................          7         12
                                                                                     ---------  ---------
Total debt, average life of five years (rates averaging 5.3%)......................      1,651      1,288
Amounts due within one year........................................................         71         32
                                                                                     ---------  ---------
Long-term debt.....................................................................  $   1,580  $   1,256
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Borrowings under the commercial paper programs are classified as long-term debt due to the credit available under the revolving credit agreements discussed below and management's intention to refinance these borrowings on a long-term basis.

    Maturities of long-term debt (including maturities of short-term debt supported by the revolving credit agreements) in years 1995 through 1998 are $73 million, $13 million, $32 million and $1.1 billion, respectively. Approximately 10% of Columbia's property and equipment is pledged on senior collateralized debt.

    During the past three years Columbia has reduced interest costs and eliminated certain restrictive covenants by refinancing or prepaying high interest rate debt, primarily through the use of

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- LONG-TERM DEBT (CONTINUED)
existing cash and cash equivalents and issuance of long-term debt and commercial paper. Amounts refinanced or prepaid totaled $787 million in 1993, $116 million in 1992 and $275 million in 1991. After-tax losses from refinancing activities in 1993 aggregated $70 million or $.46 per share.

    In February 1994 Columbia entered into revolving credit agreements (the "Credit Facilities") in the aggregate amount of $3 billion. The Credit Facilities comprise a four-year $1 billion revolving credit agreement and a 364-day $2 billion revolving credit agreement. The Credit Facilities were established to support Columbia's commercial paper programs and replace $3.2 billion of prior revolving credit agreements associated with HCA ($1.6 billion) and Columbia ($1.6 billion). Interest is payable generally at either LIBOR plus 1/4% to 1/2% (depending on Columbia's credit rating), or the higher of prime, the bank certificate of deposit rate plus 1% or the Federal Funds rate plus 1/2%.

    In December 1993 Columbia issued $150 million of 6 1/8% Notes due 2000 and $150 million of 7 1/2% Notes due 2023.

    During 1992 Columbia sold $100 million face amount of 10 7/8% Senior Subordinated Notes due 2002 and $135 million face amount of 11 1/2% Senior Subordinated Notes due 2002. In September 1993 Columbia retired $232 million face amount of these notes through the completion of a tender offer.

    In connection with the acquisition of BAMI in 1992, Columbia assumed approximately $140 million of long-term debt, including approximately $64 million of senior collateralized notes payable in quarterly installments through 1998 at interest rates ranging from 10.7% to 11.7%. In September 1993 Columbia effected the defeasance of these notes.

    In 1991 one of Columbia's partnerships issued $95 million of 11.45% Senior Secured Notes due 2001. Proceeds from the issuance were used to repay $66 million of bank debt and finance expansion. These notes were retired in connection with Columbia's refinancing of debt in September 1993. Columbia also issued in 1991 a $40 million face amount 9% Subordinated Mandatory Convertible Note due 1999. The note is convertible at the option of the holder into Columbia common stock at a price of $18.50 per share (adjusted for stock splits, recapitalizations and reorganizations). The note will be automatically converted into common stock if the average per share market price for four months preceding the July 1 anniversary exceeds a specified amount ranging from $27.00 in 1994 to $34.00 in 1996.

    Columbia's credit facilities contain customary covenants which include (i) limitations on additional debt, (ii) limitations on sales of assets, mergers and changes of ownership and (iii) maintenance of certain interest coverage ratios.

    The estimated fair value of Columbia's long-term debt was $1.7 billion and $1.46 billion at December 31, 1993 and 1992, respectively, compared to carrying amounts aggregating $1.65 billion and $1.29 billion. Certain subsidiaries of Columbia have entered into agreements which reduce the impact of changes in interest rates on $380 million of floating rate long-term debt. At December 31, 1993 and 1992, the fair value of Columbia's net payable position under these agreements (included in the aggregate fair value amounts above) totaled $34 million and $29 million, respectively. The estimate of fair value is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Columbia as a result of the Galen Merger for debt of the same remaining maturities.

    As discussed in Note 4, in connection with the Spinoff, certain subsidiaries issued notes payable ($250 million) and paid cash ($135 million financed primarily through the issuance of commercial paper) to Humana in 1993. If the Spinoff had occurred on December 31, 1992, Columbia's ratio of debt to debt plus common stockholders' equity would have increased from 36% to 53%.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LEASES
    Columbia   leases   real   estate  and   equipment   under   cancelable  and
non-cancelable  arrangements.  Future  minimum  payments  under   non-cancelable
operating leases are as follows (dollars in millions):

1994.........................................................................  $      50
1995.........................................................................         43
1996.........................................................................         34
1997.........................................................................         31
1998.........................................................................         21
Thereafter...................................................................        127

    Rent expense aggregated $79 million, $82 million and $72 million for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE 11 -- CONTINGENCIES
    Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

    Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Columbia's financial position or results of operations.

    Principal contingencies are described below:

    REVENUES -- Certain third-party payments are subject to examination by agencies administering the programs. Columbia is contesting certain issues raised in audits of prior year cost reports.

    PROFESSIONAL LIABILITY RISKS -- Columbia has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements and expenses incident thereto may differ from the provisions for loss.

    INTEREST RATE AGREEMENTS -- Certain subsidiaries of Columbia are parties to agreements which reduce the impact of changes in interest rates on its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, Columbia may incur a loss on the difference between market rates and contract rates.

    INCOME TAXES -- Columbia is contesting adjustments proposed by the Internal Revenue Service for years 1987 through 1989.

    SPINOFF -- Certain subsidiaries of Columbia are parties to risk-sharing arrangements with Humana.

    LITIGATION -- Various suits and claims arising in the ordinary course of business are pending against Columbia.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- CAPITAL STOCK
    The following shares of common stock were reserved at December 31, 1993 (amounts in thousands):

Stock option plans.........................................................      4,139
Retirement and savings plans...............................................      5,285
Other......................................................................      2,853
                                                                             ---------
                                                                                12,277
                                                                             ---------
                                                                             ---------

    Columbia has plans under which options to purchase common stock may be granted to officers, employees and directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending four to ten years after grant. Activity in the plans is summarized below (share amounts in thousands):

                                                                           SHARES
                                                                            UNDER        OPTION PRICE
                                                                           OPTION         PER SHARE
                                                                          ---------  --------------------
Balances, December 31, 1990.............................................      3,631       $7.21 to $37.00
  Granted...............................................................      1,188       11.75 to  25.24
  Exercised.............................................................     (1,021)       7.21 to  23.37
  Cancelled or lapsed...................................................        (51)       8.50 to  37.00
                                                                          ---------
Balances, December 31, 1991.............................................      3,747        8.23 to  25.71
  Granted...............................................................        758       15.00 to  22.62
  Conversion of BAMI stock options......................................        466        3.18 to  11.59
  Exercised.............................................................       (460)       3.18 to  17.25
  Cancelled or lapsed...................................................        (74)       8.50 to  23.37
                                                                          ---------
Balances, December 31, 1992.............................................      4,437        3.18 to  25.71
  Granted...............................................................        982       19.50 to  33.38
  Exercised.............................................................     (1,835)       3.18 to  23.37
  Cancelled or lapsed...................................................       (152)       3.18 to  25.71
                                                                          ---------
Balances, December 31, 1993.............................................      3,432       $3.18 to $33.38
                                                                          ---------
                                                                          ---------

    At December 31, 1993, options for 2,028,900 shares were exercisable. Shares of common stock available for future grants were 707,300 at December 31, 1993 and 2,721,000 at December 31, 1992.

    In connection with the Galen Merger, Columbia redeemed certain preferred stock purchase rights previously issued to Galen common stockholders. The cost of this transaction was not significant. In addition, Columbia adopted a stockholder rights plan (similar to that of Galen) upon consummation of the Galen Merger under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for certain percentages of Columbia's common stock. The rights will expire in 2003 unless redeemed earlier by Columbia.

    In September 1993 the Board of Directors initiated a regular quarterly cash dividend on common stock of $.03 per share.

    In connection with the HCA Merger, Columbia stockholders voted to increase the aggregate number of authorized voting shares of common stock from 400 million to 800 million, and the number of authorized nonvoting shares of common stock was established at 25 million. In addition, authorized shares of preferred stock (none of which are outstanding) were increased from 10 million to 25 million.

                        COLUMBIA HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- EMPLOYEE BENEFIT PLANS
    Certain subsidiaries of Columbia maintain a noncontributory defined contribution retirement plan covering substantially all Columbia employees. Benefits are determined as a percentage of a participant's earned income and are vested annually. Retirement plan expense was $40 million for 1993, $37 million for 1992 and $34 million for 1991. Amounts equal to retirement plan expense are funded annually.

    Columbia maintains various contributory savings plans which are available to employees who meet certain minimum requirements. The plans require that Columbia match an amount ranging from 50% to 60% of a participant's contribution up to certain maximum levels. The cost of these plans totaled $20 million for 1993, $19 million for 1992 and $15 million for 1991. Columbia contributions are funded periodically during the year.

NOTE 14 -- ACCRUED EXPENSES
    The following is a summary of other accrued expenses at December 31 (dollars in millions):

                                                                                            1993       1992
                                                                                          ---------  ---------
Workers' compensation...................................................................  $      82  $      70
Taxes other than income.................................................................         73         51
Professional liability risks............................................................         54         45
Retirement plan.........................................................................         15         48
Dividends...............................................................................          5         36
Interest................................................................................         33         37
Other...................................................................................        113        138
                                                                                          ---------  ---------
                                                                                          $     375  $     425
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                        COLUMBIA HEALTHCARE CORPORATION
            QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                   1993
                                                            --------------------------------------------------
                                                              FIRST        SECOND        THIRD        FOURTH
                                                            ----------    ---------    ---------    ----------
Revenues................................................... $1,329        $1,262       $1,238       $1,301
Net income (loss):
  Continuing operations (a)................................     90            70          (45 )         78
  Discontinued operations..................................     16             -            -            -
  Extraordinary loss on extinguishment of debt.............      -             -          (70 )          -
      Net income (loss)....................................    106            70         (115 )         78
Per common share:
  Earnings (loss):
    Continuing operations (a)..............................    .61           .46         (.31 )        .52
    Discontinued operations................................    .10             -            -            -
    Extraordinary loss on extinguishment of debt...........      -             -         (.46 )          -
      Net income (loss)....................................    .71           .46         (.77 )        .52
  Market prices (b):
    High...................................................     24 1/2        27 3/4       31           33 7/8
    Low....................................................     16 1/4        19 1/4       25 3/8       27

                                                                                      1992
                                                            --------------------------------------------------------
                                                               FIRST         SECOND          THIRD         FOURTH
                                                            -----------    -----------    -----------    -----------
Revenues................................................... $ 1,227        $ 1,163        $ 1,182        $ 1,234
Net income (loss):
  Continuing operations....................................      97             73            (32 )           73
  Discontinued operations..................................       3             (2 )         (132 )            6
  Change in accounting for income taxes....................      51              -              -              -
      Net income (loss) (c)................................     151             71           (164 )           79
Per common share:
  Earnings (loss):
    Continuing operations..................................     .69            .51           (.24 )          .49
    Discontinued operations................................     .02           (.01 )         (.93 )          .05
    Change in accounting for income taxes..................     .36              -              -              -
      Net income (loss) (c)................................    1.07            .50          (1.17 )          .54
  Market prices (b):
    High...................................................      21 1/4         22             19 1/4         21 3/4
    Low....................................................      16 1/2         16 1/4         16 1/4         13 3/4

- ------------------------
(a) Third quarter loss includes $98 million ($.67 per share) of costs related to the Galen Merger. See Note 5 of the Notes to Consolidated Financial Statements.
(b) Represents high and low sales prices of CHC common stock for periods prior to the Galen Merger. Columbia common stock is traded on the New York Stock Exchange (ticker symbol -- COL).
(c) Third quarter net loss includes $221 million ($1.54 per share) related primarily to the Spinoff, of which $86 million ($.60 per share) is included in continuing operations and $135 million ($.94 per share) is included in discontinued operations. See Note 5 of the Notes to Consolidated Financial Statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

                                                                                                              PAGE
                                                                                                            ---------
Supplemental Selected Financial Data......................................................................       F-30
Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations........       F-31
Report of Independent Accountants.........................................................................       F-37
Supplemental Consolidated Financial Statements:
  Supplemental Consolidated Statement of Income for the years ended December 31, 1993, 1992 and 1991......       F-38
  Supplemental Consolidated Balance Sheet, December 31, 1993 and 1992.....................................       F-39
  Supplemental Consolidated Statement of Common Stockholders' Equity for the years ended December 31,
   1993, 1992 and 1991....................................................................................       F-40
  Supplemental Consolidated Statement of Cash Flows for the years ended December 31, 1993, 1992 and
   1991...................................................................................................       F-41
  Notes to Supplemental Consolidated Financial Statements.................................................       F-42
  Supplemental Quarterly Consolidated Financial Information (Unaudited)...................................       F-60

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                      SUPPLEMENTAL SELECTED FINANCIAL DATA
                   AS OF AND FOR THE YEARS ENDED DECEMBER 31
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                               1993       1992       1991       1990       1989
                                                                             ---------  ---------  ---------  ---------  ---------
SUMMARY OF OPERATIONS:
Revenues...................................................................  $  10,252  $   9,932  $   9,598  $   8,641  $   7,724
                                                                             ---------  ---------  ---------  ---------  ---------
Salaries, wages and benefits...............................................      4,215      4,112      3,976      3,510      3,066
Supplies...................................................................      1,664      1,613      1,467      1,314      1,135
Other operating expenses...................................................      1,893      1,849      1,739      1,586      1,483
Provision for doubtful accounts............................................        542        515        508        444        407
Depreciation and amortization..............................................        554        541        524        499        468
Interest expense...........................................................        321        401        597        694        667
Investment income..........................................................        (66)       (81)       (64)       (69)      (103)
Non-recurring transactions.................................................        151        439        300         22        (10)
                                                                             ---------  ---------  ---------  ---------  ---------
                                                                                 9,274      9,389      9,047      8,000      7,113
                                                                             ---------  ---------  ---------  ---------  ---------
Income from continuing operations before minority interests and income
 taxes.....................................................................        978        543        551        641        611
Minority interests in earnings of consolidated entities....................          9         10          9          4          4
                                                                             ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes......................        969        533        542        637        607
Provision for income taxes.................................................        394        294        189        240        223
                                                                             ---------  ---------  ---------  ---------  ---------
Income from continuing operations..........................................        575        239        353        397        384
Discontinued operations:
  Income (loss) from operations of discontinued health plan segment, net of
   income tax (benefit)....................................................         16       (108)        16         (6)       (18)
  Costs associated with discontinuance of health plan segment, net of
   income tax benefit......................................................          -        (17)         -          -          -
  Extraordinary loss on extinguishment of debt, net of income tax
   benefit.................................................................        (84)         -          -          -         (9)
  Cumulative effect on prior years of a change in accounting for income
   taxes...................................................................          -         51          -          -          -
                                                                             ---------  ---------  ---------  ---------  ---------
    Net income.............................................................  $     507  $     165  $     369  $     391  $     357
                                                                             ---------  ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------  ---------
Earnings per common and common equivalent share (a):
  Income from continuing operations........................................  $    1.70  $     .73  $    1.20  $    1.28
Discontinued operations:
  Income (loss) from operations of discontinued health plan segment........        .04       (.33)       .05       (.02)
  Costs associated with discontinuance of health plan segment..............          -       (.06)         -          -
  Extraordinary loss on extinguishment of debt.............................       (.24)         -          -          -
  Cumulative effect on prior years of a change in accounting for income
   taxes...................................................................          -        .16          -          -
                                                                             ---------  ---------  ---------  ---------
    Net income.............................................................  $    1.50  $     .50  $    1.25  $    1.26
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Shares used in earnings per common and common equivalent share computations
 (in thousands)............................................................    339,222    328,564    279,954    262,552
Net cash provided by continuing operations.................................  $   1,298  $   1,287  $   1,257  $   1,191  $     919
FINANCIAL POSITION:
  Assets...................................................................  $  10,216  $  10,347  $  10,843  $  10,391  $  10,461
  Working capital..........................................................        573        606        635        482        379
  Net assets of discontinued operations....................................          -        376        411        303        312
  Long-term debt, including amounts due within one year....................      3,698      3,656      5,158      5,139      6,022
  Minority interests in equity of consolidated entities....................         57         31         23         16         10
  Common stockholders' equity..............................................      3,471      3,691      2,822      2,099      1,585
OPERATING DATA (B):
  Number of hospitals at end of period.....................................        193        200        219        221        218
  Number of licensed beds at end of period.................................     42,237     42,245     43,231     42,789     42,433
  Weighted average licensed beds...........................................     41,263     40,608     42,437     42,264     41,452
  Average daily census.....................................................     18,702     19,253     21,255     21,351     21,155
  Occupancy................................................................        45%        47%        50%        51%        51%
  Admissions...............................................................  1,158,400  1,161,100  1,189,700  1,174,700  1,139,300
  Length of stay...........................................................        5.9        6.1        6.5        6.6        6.8
  Emergency room visits....................................................  3,139,700  3,042,900  3,028,600  2,894,800  2,756,900
  Outpatient revenues as a percentage of patient revenues..................        27%        26%        24%        22%        21%

- ------------------------------
(a)   Earnings  per common  and common  equivalent share  are not  presented for periods  prior  to  the  initial  public  offering  of  Columbia  Hospital
      Corporation common stock in May 1990. Earnings per common and common equivalent share include the effect of preferred stock dividend requrements totaling $18 million in 1991 and $63 million in 1990.
(b) Operating data for 1992 exclude the twenty-two divested psychiatric hospitals discussed in Note 5 of the Notes to Supplemental Consolidated Financial Statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
         SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The accompanying Supplemental Selected Financial Data set forth certain information with respect to the financial position, results of operations and cash flows of Columbia/HCA which should be read in conjunction with the following discussion and analysis.

BACKGROUND INFORMATION AND BUSINESS STRATEGY

HCA MERGER

    As discussed in Notes 1 and 2 of the Notes to Supplemental Consolidated Financial Statements of Columbia/HCA, on October 2, 1993, Columbia entered into a definitive agreement to merge with HCA. This transaction was completed on February 10, 1994 and will be accounted for as a pooling of interests. Accordingly, the accompanying supplemental consolidated financial statements and financial and operating data included in this supplemental discussion and analysis give retroactive effect to the combined operations of Columbia and HCA for all periods presented.

GALEN MERGER

    The Galen Merger was completed on September 1, 1993 and was also accounted for as a pooling of interests. Accordingly, the accompanying financial statements and financial and operating data included in this supplemental discussion and analysis give retroactive effect to the Galen Merger and include the combined operations of CHC and Galen for all periods presented. In addition, the historical financial information related to Galen (which prior to the Galen Merger was reported on a fiscal year ending August 31) has been recast to conform to Columbia/HCA's annual reporting period ending December 31.

SPINOFF TRANSACTION

    Prior to the merger with CHC, Galen became a publicly held corporation as a result of the Spinoff which was completed on March 1, 1993. The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis. For accounting purposes, because of the relative significance of the hospital business, the pre-Spinoff financial statements of Galen (and now those of Columbia/HCA) include the separate results of Humana's hospital business, while the operating results and net assets of Humana's managed care health plans have been classified as discontinued operations.

BUSINESS STRATEGY

    Columbia/HCA primarily operates hospitals and ancillary health care facilities through either (i) wholly owned subsidiaries or (ii) ownership of controlling interests in various partnerships in which subsidiaries of Columbia/HCA serve as the managing general partner. Columbia/HCA's business strategy centers on the development of comprehensive, integrated health care delivery networks with physicians and other health care providers in targeted markets, which typically involves significant health care facility acquisition and consolidation activities.

    During the past several years, hospital inpatient admission trends have been adversely impacted by cost containment efforts initiated by federal and state governments and various third-party payers, including HMOs, PPOs, commercial insurance companies and employer-sponsored networks. In addition, a significant number of medical procedures have shifted from inpatient to less expensive outpatient settings as a result of both cost containment pressures and advances in medical technology.

    In response to changes in the health care industry, Columbia/HCA has developed the following operating strategy to provide the highest quality health care services at the lowest possible cost:

        BECOME A SIGNIFICANT PROVIDER OF  SERVICES --  Columbia/HCA attempts  to
    (i) consolidate services to reduce costs and (ii) develop the geographic coverage necessary for inclusion in most managed care and employer-sponsored networks in each market.

        PROVIDE A COMPREHENSIVE RANGE OF SERVICES -- In addition to the operation of general, acute care hospitals, Columbia/HCA also operates psychiatric and rehabilitation facilities, outpatient surgery and diagnostic centers, home health agencies and other services. This strategy enables Columbia/HCA to attract business from managed care plans and major employers seeking efficient access to a wide array of health care services.

        DELIVER   HIGH  QUALITY  SERVICES  --    Through  the  use  of  clinical
    information systems, Columbia focuses on patient outcomes and strives to continuously improve the quality of care and service provided to patients.

        INTEGRATE   FRAGMENTED  DELIVERY  SYSTEMS  --    Through  its  networks,
    Columbia/HCA focuses on coordinating pricing, contracting, information systems and quality assurance activities among providers in each market.

    Management intends to implement its strategy discussed above in a substantial number of former Galen and HCA markets as well as new markets, and further develop the integrated health care networks in its five pre-Galen Merger markets.

RESULTS OF OPERATIONS

    At the time of the HCA Merger, Columbia/HCA operated 195 hospitals (43,075 licensed beds) and certain ancillary health care facilities in forty major markets located in twenty-six states and two foreign countries. Operating data related to the pre-HCA Merger entities follows (dollars in millions):

                                                                    COLUMBIA      HCA       COMBINED
                                                                   ----------  ----------  -----------
Revenues:
  1993...........................................................  $    5,130  $    5,122  $    10,252
  1992...........................................................       4,806       5,126        9,932
  1991...........................................................       4,612       4,986        9,598
EBDITA (a):
  1993...........................................................  $      907  $    1,097  $     2,004
  1992...........................................................         870       1,054        1,924
  1991...........................................................         928       1,044        1,972
Income from continuing operations (b):
  1993...........................................................  $      291  $      382  $       673
  1992...........................................................         297         300          597
  1991...........................................................         358         156          514
Admissions (in thousands):
  1993...........................................................       596.3       562.1      1,158.4
  1992...........................................................       586.5       574.6      1,161.1
  1991...........................................................       587.8       601.9      1,189.7
Emergency room visits (in thousands):
  1993...........................................................     1,563.2     1,576.5      3,139.7
  1992...........................................................     1,537.4     1,505.5      3,042.9
  1991...........................................................     1,519.7     1,508.9      3,028.6

- ------------------------
(a) Income from continuing operations before non-recurring transactions, depreciation, interest, minority interests, income taxes and amortization.
(b) Excludes the after-tax effect of non-recurring transactions. See Note 5 of the Notes to Supplemental Consolidated Financial Statements for a description of these transactions.

    Revenues increased 3% to $10.3 billion in 1993 and 3% to $9.9 billion in 1992. Increases in both periods resulted primarily from price increases, acquisitions and growth in outpatient services.

    During 1992 and 1993, Columbia/HCA completed numerous acquisitions and divestitures of hospitals, most of which are discussed in Notes 5 and 6 of the Notes to Supplemental Consolidated Financial Statements. The following table summarizes percentage changes in same-hospital volumes for each respective period of 1993 compared to the same period of 1992, and changes in same-hospital volumes in each respective period of 1992 compared to the same period of 1991.

                                     1993 VS 1992                       1992 VS 1991
                           --------------------------------   --------------------------------
                             COLUMBIA                           COLUMBIA
                           ------------                       ------------
                           CHC   GALEN     HCA    COMBINED    CHC   GALEN     HCA    COMBINED
                           ----  ------   -----   ---------   ----  ------   -----   ---------
ADMISSIONS:
  Quarter:
    First................  6.7    (2.1)   (1.5)       (1.5)   8.4      --     3.5         2.1
    Second...............  8.9    (1.3)   (2.5)       (1.6)   2.4    (4.8)    1.2        (1.5)
    Third................  5.9    (1.0)   (3.0)       (1.8)   4.6    (4.1)   (0.4)       (1.9)
    Fourth...............  5.9     1.3    (0.4)        0.6    4.6    (3.6)   (2.2)       (2.6)
      Year...............  6.8    (0.8)   (1.8)       (1.1)   5.0    (3.1)    0.6        (1.0)
EMERGENCY ROOM VISITS:
  Quarter:
    First................  19.2    4.4     9.0         7.3    6.3     2.2     0.9         1.7
    Second...............  11.7   (0.1)    4.2         2.6    8.0    (1.8)     --        (0.5)
    Third................  5.8    (2.2)    1.9         0.3    16.5    0.2     7.0         4.0
    Fourth...............  6.9     2.4     5.7         4.3    8.9    (2.2)   (0.5)       (1.0)
      Year...............  10.6    1.1     5.1         3.6    9.1    (0.4)    1.8         1.0

    In addition to the above, same-hospital outpatient volumes for CHC facilities increased 9.5% in 1993 and 39% in 1992, while such volumes for Galen facilities declined 3.6% and 1.5%, respectively. Same-hospital outpatient volumes for HCA (denominated differently than those of CHC and Galen) increased 9.6% in 1993 and 14.6% in 1992 compared to the respective prior year.

    Since it began operations in 1988, CHC had experienced significant growth in patient volumes, revenues and net income, primarily as a result of successful implementation of its strategy.

    The historical operating results of Galen's hospitals (which include the hospital operations of Humana prior to the Spinoff) had been adversely impacted as a result of such hospitals' pre-Spinoff relationship with Humana's managed care health plan business in certain markets. Management believes that this relationship caused some physicians to discontinue referrals of their patients to the company's hospitals, and had precluded these hospitals from contracting with unaffiliated insurers. In addition, Galen's volume of patients covered by traditional insurance (who pay amounts which more closely approximate established charges) declined significantly in 1992 due in part to increased price consciousness of patients and physicians with respect to Galen's pricing policies. Same-hospital volume trends at former Galen facilities have improved in 1993 primarily as a result of increased volumes from discounted managed care health plans other than Humana.

    During 1993 HCA facilities experienced declines in inpatient admissions and increases in outpatient volumes primarily as a result of the previously discussed cost containment efforts and outpatient utilization trends. In addition, volumes in HCA's psychiatric facilities had been adversely impacted in both 1992 and 1993 as a result of negative publicity in the psychiatric hospital industry.

    Despite declines in same-hospital admissions and deterioration in payer mix, EBDITA for Columbia/HCA increased 4% to $2 billion in 1993 from $1.9 billion in 1992. EBDITA margins improved slightly to 19.5% from 19.4% primarily as a result of improvements in staffing levels and increased medical supply discounts. Medicare admissions as a percentage of total admissions increased from 37% in 1992 to 39% in 1993, while discounted and managed care admissions grew from 32% to 35%, respectively. EBDITA declined 3% in 1992 from 1991 due to a decline in same-hospital admissions at former Galen facilities and deterioration in Galen's payer mix.

    During the third quarter of 1993, Columbia/HCA recorded non-recurring charges of $151 million ($98 million net of tax) of costs related to the Galen Merger.

    Results  of operations in 1992 include (i) $394 million ($330 million net of tax) of losses associated with divestitures of certain hospitals, (ii) $138 million ($86 million net of tax) of costs related primarily to the Spinoff and
(iii) a gain of $93 million ($58 million net of tax) on the sale of HealthTrust common stock.

    Income from continuing operations in 1991 includes (i) a charge of $413 million ($256 million net of tax) in connection with the acceleration of vesting of stock options under the HCA Nonqualified Stock Option Plan and the establishment of exercise prices at levels substantially less than the then fair value of the underlying common stock, (ii) a charge of $159 million ($99 net of tax) primarily in connection with the anticipated loss on the disposition of certain hospitals and other assets, (iii) a gain of $51 million ($32 million net of tax) on the sale of a hospital, and (iv) a gain of $221 million ($162 million net of tax) on the sale of an investment in preferred stock and warrants of HealthTrust.

    See Note 5 of the Notes to Supplemental Consolidated Financial Statements for a discussion of non-recurring transactions.

    Excluding the effects of the non-recurring transactions, income from continuing operations increased 13% to $673 million ($1.99 per share) in 1993 and 16% to $597 million ($1.82 per share) in 1992. Improvements in both years resulted primarily from reductions in interest expense, and in 1993, growth in EBDITA.

    During the third quarter of 1993, in an effort to reduce future interest expense and eliminate certain restrictive covenants, Columbia/HCA effected the refinancing of $787 million of its long-term debt (bearing interest at an average rate of 8.5%) primarily through the issuance of commercial paper, and renegotiated HCA's bank credit agreement (subsequently replaced upon consummation of the HCA Merger). After-tax losses from these refinancing activities aggregated $84 million or $.24 per share.

DISCONTINUED OPERATIONS

    Results of operations include income from discontinued operations of $16 million in 1993, a loss of $125 million in 1992 and income of $16 million in 1991. Losses from discontinued operations in 1992 include costs of $135 million (net of tax) incurred by Humana in connection with the Spinoff.

LIQUIDITY

    Cash provided by continuing operations totaled $1.3 billion in each of the last three years. Cash flows in excess of Columbia/HCA's capital expenditure program were used primarily to reduce long-term debt. Working capital totaled $573 million at December 31, 1993 compared to $606 million at December 31, 1992. Management believes that cash flows from operations and amounts available under Columbia/HCA's revolving credit facilities and related commercial paper programs are sufficient to meet expected future liquidity needs.

    Investments of Columbia/HCA's professional liability insurance subsidiaries to maintain statutory equity and pay claims totaled $778 million and $709 million at December 31, 1993 and 1992, respectively.

    In September 1993 the Board of Directors initiated the payment of a regular quarterly cash dividend of $.03 per common share. Management anticipates that this dividend policy will continue after consummation of the HCA Merger.

CAPITAL RESOURCES

    Excluding acquisitions, capital expenditures totaled $836 million in 1993 compared to $668 million in 1992 and $645 million in 1991. Planned capital expenditures in 1994 (excluding acquisitions) are expected to approximate $800 million. Management believes that its capital expenditure program is adequate to expand, improve and equip existing health care facilities.

    In addition, Columbia/HCA expended $79 million, $36 million and $96 million for acquisitions during 1993, 1992 and 1991, respectively. See Note 6 of the Notes to Supplemental Consolidated Financial Statements for a description of these activities.

    As part of its business strategy, Columbia/HCA intends to acquire additional health care facilities in the future. Since December 31, 1993, Columbia/HCA has expended $114 million toward the purchase of four hospitals (or a controlling interest therein) containing 1,264 licensed beds. These transactions, which will be accounted for by the purchase method, were financed through the use of internally generated funds and issuance of long-term debt.

    Columbia/HCA expects to finance all capital expenditures with internally generated and borrowed funds. Available sources of capital include public or private debt, commercial paper, unused bank revolving credits and equity. At December 31, 1993, there were projects under construction which had an estimated additional cost to complete of approximately $299 million.

    In connection with the Spinoff, common stockholders' equity was reduced by $802 million in 1993 as a result of the following transactions with Humana: (i) distribution of the net assets of the health plan business ($392 million) and the net assets of a hospital facility ($25 million), (ii) payment of cash ($135 million) and (iii) issuance of notes ($250 million). The notes were refinanced in September 1993. Including the pro forma effect of the Spinoff, the ratio of debt to debt plus common stockholders' equity improved from 58% at December 31, 1992 to 52% at December 31, 1993.

    Upon consummation of the HCA Merger in February 1994, Columbia/HCA entered into revolving credit agreements in the aggregate amount of $3 billion and refinanced certain HCA and other long-term debt. The refinancings were effected primarily through the issuance of commercial paper, $175 million of 6 1/2% Notes due 1999 and $150 million of 7.15% Notes due 2004. Management anticipates that losses resulting from these refinancing activities will reduce Columbia/HCA's first quarter 1994 net income by approximately $80 million.

    Columbia's credit facilities contain customary covenants which include (i) limitations on additional debt, (ii) limitations on sales of assets, mergers and changes of ownership and (iii) maintenance of certain interest coverage ratios. Columbia/HCA was in compliance with all such covenants at December 31, 1993.

EFFECTS OF INFLATION AND CHANGING PRICES

    Various federal, state and local laws have been enacted that, in certain cases, limit Columbia/ HCA's ability to increase prices. Revenues for hospital services rendered to Medicare patients are established under the federal government's prospective payment system. Medicare revenues approximated 34%, 30% and 29% of revenues in 1993, 1992 and 1991, respectively.

    Management believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. Columbia expects that the average rate of increase in Medicare prospective payments will approximate 2% in 1994. In addition, as a result of increasing regulatory and competitive pressures, Columbia/HCA's ability to maintain operating margins through price increases to non-Medicare patients is limited.

HEALTH CARE REFORM

    In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and some state legislatures that would significantly affect health care systems in Columbia/HCA's markets. Proposals under consideration include cost controls on hospitals, insurance market reforms that increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance to their employees and creation of a single government health insurance plan that would cover all citizens.

    President Clinton's health care reform bill, introduced as legislation in November 1993, includes certain measures that could significantly reduce future payments to providers of health care services.

OTHER INFORMATION

    As discussed in Note 7 of the Notes to Supplemental Consolidated Financial Statements, Columbia/HCA is contesting certain income taxes and related interest aggregating $1.3 billion at December 31, 1993 proposed by the Internal Revenue Service (the "Service") for prior years. Management believes that final resolution of these disputes will not have a material adverse effect on the financial position, results of operations or liquidity of Columbia/HCA. However, if all or a majority of the positions of the Service are upheld, the financial position, results of operations and liquidity of Columbia/HCA would be materially adversely affected.

    On March 24, 1994, Columbia/HCA made an advance payment to the IRS of approximately $75 million in connection with certain disputed prior year income taxes and related interest. This transaction will not have a material effect on 1994 earnings.

    Resolution of various other loss contingencies, including litigation pending against Columbia/ HCA in the ordinary course of business, is not expected to have a material adverse effect on its financial position or results of operations.

    During 1992 Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased last year's first quarter net income by $51 million or $.16 per share. See Note 7 of the Notes to Supplemental Consolidated Financial Statements.

    Columbia/HCA expects to incur certain expenses related to the HCA Merger, the amounts of which have not been determined. These costs will include, among other things, amounts for investment advisory and professional fees, expenses of printing and distributing proxy materials, severance payments and provisions for loss related to the consolidation of the operations of Columbia and HCA. Management anticipates that these expenses will be recorded in the first quarter of 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Columbia/HCA Healthcare Corporation

    We have audited the supplemental consolidated financial statements of Columbia/HCA Healthcare Corporation listed in the index on page F-29 of the Appendix to the accompanying Proxy Statement. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The supplemental consolidated financial statements give retroactive effect to the merger of Columbia Healthcare Corporation and HCA -- Hospital Corporation of America on February 10, 1994, which will be accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Columbia/HCA Healthcare Corporation after financial statements covering the date of consummation of the merger are issued.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia/HCA Healthcare Corporation as of December 31, 1993 and 1992, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles applicable after financial statements are issued for the period which includes the date of consummation of the merger.

    As discussed in Note 7 to the supplemental consolidated financial statements, effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

COOPERS & LYBRAND
Louisville, Kentucky
February 28, 1994,
except for Note 15,
as to which the date
is March 24, 1994

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                      1993       1992       1991
                                                                                    ---------  ---------  ---------
Revenues..........................................................................  $  10,252  $   9,932  $   9,598
                                                                                    ---------  ---------  ---------
Salaries, wages and benefits......................................................      4,215      4,112      3,976
Supplies..........................................................................      1,664      1,613      1,467
Other operating expenses..........................................................      1,893      1,849      1,739
Provision for doubtful accounts...................................................        542        515        508
Depreciation and amortization.....................................................        554        541        524
Interest expense..................................................................        321        401        597
Investment income.................................................................        (66)       (81)       (64)
Non-recurring transactions........................................................        151        439        300
                                                                                    ---------  ---------  ---------
                                                                                        9,274      9,389      9,047
                                                                                    ---------  ---------  ---------
Income from continuing operations before minority interests and income taxes......        978        543        551
Minority interests in earnings of consolidated entities...........................          9         10          9
                                                                                    ---------  ---------  ---------
Income from continuing operations before income taxes.............................        969        533        542
Provision for income taxes........................................................        394        294        189
                                                                                    ---------  ---------  ---------
Income from continuing operations.................................................        575        239        353
Discontinued operations:
  Income (loss) from operations of discontinued health plan segment, net of income
   tax (benefit) of $9 in 1993, ($46) in 1992 and $9 in 1991......................         16       (108)        16
  Costs associated with discontinuance of health plan segment, net
   of income tax benefit of $2....................................................          -        (17)         -
Extraordinary loss on extinguishment of debt, net of income tax benefit of $51....        (84)         -          -
Cumulative effect on prior years of a change in accounting for income taxes.......          -         51          -
                                                                                    ---------  ---------  ---------
    Net income....................................................................  $     507  $     165  $     369
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Earnings per common and common equivalent share:
  Income from continuing operations...............................................  $    1.70  $     .73  $    1.20
  Discontinued operations:
    Income (loss) from operations of discontinued health plan segment.............        .04       (.33)       .05
    Costs associated with discontinuance of health plan segment...................          -       (.06)         -
  Extraordinary loss on extinguishment of debt....................................       (.24)         -          -
  Cumulative effect on prior years of a change in accounting for income taxes.....          -        .16          -
                                                                                    ---------  ---------  ---------
      Net income..................................................................  $    1.50  $     .50  $    1.25
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                 The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                                                     1993       1992
                                                                                                   ---------  ---------
Current assets:
  Cash and cash equivalents......................................................................  $     224  $     217
  Accounts receivable less allowance for loss of $513 -- 1993 and $475 -- 1992...................      1,566      1,624
  Inventories....................................................................................        245        238
  Other..........................................................................................        453        496
                                                                                                   ---------  ---------
                                                                                                       2,488      2,575
Property and equipment, at cost:
  Land...........................................................................................        568        553
  Buildings......................................................................................      4,049      3,741
  Equipment......................................................................................      3,442      3,133
  Construction in progress (estimated cost to complete and equip after December 31, 1993 --
   $299).........................................................................................        333        258
                                                                                                   ---------  ---------
                                                                                                       8,392      7,685
  Accumulated depreciation.......................................................................     (2,792)    (2,437)
                                                                                                   ---------  ---------
                                                                                                       5,600      5,248
Net assets of discontinued operations............................................................          -        376
Investments of professional liability insurance subsidiaries.....................................        700        644
Intangible assets net of accumulated amortization of $178 -- 1993
 and $233 -- 1992................................................................................      1,232      1,247
Other............................................................................................        196        257
                                                                                                   ---------  ---------
                                                                                                   $  10,216  $  10,347
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
                                      LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................................  $     445  $     410
  Salaries, wages and other compensation.........................................................        232        211
  Other accrued expenses.........................................................................        853        903
  Income taxes...................................................................................         22         92
  Long-term debt due within one year.............................................................        363        353
                                                                                                   ---------  ---------
                                                                                                       1,915      1,969
Long-term debt...................................................................................      3,335      3,303
Deferred credits and other liabilities...........................................................      1,438      1,353
Minority interests in equity of consolidated entities............................................         57         31
Contingencies
Common stockholders' equity:
  Common stock $.01 par; authorized 800,000,000 voting shares and 25,000,000 nonvoting shares;
   issued and outstanding 317,686,800 voting shares and 18,990,000 nonvoting shares -- 1993 and
   308,252,100 voting shares and 23,421,700 nonvoting shares -- 1992.............................          3          3
  Capital in excess of par value.................................................................      2,164      2,070
  Other..........................................................................................         59         69
  Retained earnings..............................................................................      1,245      1,549
                                                                                                   ---------  ---------
                                                                                                       3,471      3,691
                                                                                                   ---------  ---------
                                                                                                   $  10,216  $  10,347
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                 The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
       SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN MILLIONS)

                                                       COMMON STOCK
                                                      --------------  CAPITAL IN
                                                      SHARES    PAR   EXCESS OF          RETAINED
                                                       (000)   VALUE  PAR VALUE   OTHER  EARNINGS   TOTAL
                                                      -------  -----  ----------  -----  --------   ------
Balances, December 31, 1990.........................  255,276  $  3   $     734   $  48  $ 1,314    $2,099
  Net income........................................                                         369       369
  Cash dividends (Galen Health Care, Inc.)..........                                        (138)     (138)
  Paid-in-kind dividend on cumulative exchangeable
   preferred stock..................................                                         (18)      (18)
  Issuance of common stock..........................    4,310                61                         61
  Stock options exercised and related tax benefits,
   net of 224,000 shares tendered in partial payment
   therefor.........................................      797                24                         24
  Accumulated credit under stock option contract....                                413                413
  Other.............................................       24                 2      10                 12
                                                      -------  -----  ----------  -----  --------   ------
Balances, December 31, 1991.........................  260,407     3         821     471    1,527     2,822
  Net income........................................                                         165       165
  Cash dividends (Galen Health Care, Inc.)..........                                        (143)     (143)
  Issuance of common stock..........................   48,282               916                        916
  Stock options exercised and related tax benefits,
   net of 30,000 shares tendered in partial payment
   therefor.........................................   22,967               331    (386)               (55)
  Other.............................................       18                 2     (16)               (14)
                                                      -------  -----  ----------  -----  --------   ------
Balances, December 31, 1992.........................  331,674     3       2,070      69    1,549     3,691
  Net income........................................                                         507       507
  Cash dividends (Columbia Healthcare
   Corporation).....................................                                          (9)       (9)
  Stock options exercised and related tax benefits,
   net of 81,000 shares tendered in partial payment
   therefor.........................................    4,000                71     (35)                36
  Spinoff transaction with Humana Inc.:
    Cash payment to Humana Inc......................                                        (135)     (135)
    Noncash transactions:
      Issuance of notes payable.....................                                        (250)     (250)
      Distribution of net investment in discontinued
       health plan operations.......................                                        (392)     (392)
      Transfer of a hospital facility...............                                         (25)      (25)
  Net unrealized gains on investment securities.....                                 27                 27
  Other.............................................    1,003                23      (2)                21
                                                      -------  -----  ----------  -----  --------   ------
Balances, December 31, 1993.........................  336,677  $  3   $   2,164   $  59  $ 1,245    $3,471
                                                      -------  -----  ----------  -----  --------   ------
                                                      -------  -----  ----------  -----  --------   ------

                 The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN MILLIONS)

                                                                                        1993       1992       1991
                                                                                      ---------  ---------  ---------
Cash flows from continuing operations:
  Net income........................................................................  $     507  $     165  $     369
  Adjustments to reconcile net income to net cash provided by operating activities:
    Discontinued operations.........................................................        (16)       127        (16)
    Minority interests in earnings of consolidated entities.........................          9         10          9
    Non-recurring transactions......................................................        151        439        300
    Depreciation and amortization...................................................        554        541        524
    Amortization of debt discounts and loan costs...................................         45         78        116
    Noncash interest on exchange debentures.........................................          -          4         57
    Deferred income taxes...........................................................        (28)        34       (210)
    Change in operating assets and liabilities:
      (Increase) decrease in accounts receivable....................................         19         98        (53)
      Increase in inventories and other assets......................................         (7)       (58)       (42)
      Increase (decrease) in income taxes...........................................         19       (160)        53
      Increase (decrease) in other liabilities......................................        (87)        83        164
    Change in accounting for income taxes...........................................          -        (51)         -
    Extraordinary loss on extinguishment of debt....................................        135          -          -
    Other...........................................................................         (3)       (23)       (14)
                                                                                      ---------  ---------  ---------
      Net cash provided by continuing operations....................................      1,298      1,287      1,257
                                                                                      ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment................................................       (836)      (668)      (645)
  Acquisition of hospitals and health care facilities...............................        (79)       (36)       (96)
  Sale of assets....................................................................        191        225        860
  Investment in discontinued operations.............................................          -        (71)       (76)
  Change in investments.............................................................         21        (35)       (33)
  Other.............................................................................        (34)        (8)       (25)
                                                                                      ---------  ---------  ---------
      Net cash used in investing activities.........................................       (737)      (593)       (15)
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Issuance of long-term debt........................................................      1,586        240        216
  Net change in commercial paper borrowings and lines of credit.....................        342       (176)       124
  Repayment of long-term debt.......................................................     (2,325)    (1,799)      (890)
  Payment to Humana Inc. in spinoff transaction.....................................       (135)         -          -
  Payment of cash dividends.........................................................        (40)      (143)      (134)
  Issuance of common stock..........................................................         43        741         71
  Other.............................................................................        (25)       (15)        (6)
                                                                                      ---------  ---------  ---------
      Net cash used in financing activities.........................................       (554)    (1,152)      (619)
                                                                                      ---------  ---------  ---------
Change in cash and cash equivalents.................................................          7       (458)       623
Cash and cash equivalents at beginning of period....................................        217        675         52
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of period..........................................  $     224  $     217  $     675
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Interest payments...................................................................  $     278  $     319  $     469
Income tax payments, net of refunds.................................................        347        360        385

                 The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES
    Columbia/HCA Healthcare Corporation ("Columbia/HCA") is a Delaware corporation which began operations on February 10, 1994 as a result of a merger involving Columbia Healthcare Corporation ("Columbia") and HCA -- Hospital Corporation of America ("HCA") (the "HCA Merger"). See Note 2 for a description of the specific terms of the HCA Merger.

    Prior to the HCA Merger, Columbia began operations on September 1, 1993 as a result of a merger involving Columbia Hospital Corporation ("CHC") and Galen Health Care, Inc. ("Galen") (the "Galen Merger"). See Note 3 for a description of the specific terms of the Galen Merger.

    Columbia/HCA primarily operates hospitals and ancillary health care facilities through either (i) wholly owned subsidiaries or (ii) ownership of controlling interests in various partnerships in which subsidiaries of Columbia/HCA serve as the managing general partner.

BASIS OF PRESENTATION

    The supplemental consolidated financial statements include substantially all subsidiaries and partnerships controlled by Columbia/HCA as the managing general partner. Significant intercompany transactions have been eliminated.

    The HCA Merger and the Galen Merger have been accounted for by the pooling-of-interests method. Accordingly, the supplemental consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of CHC, Galen and HCA for all periods presented. In addition, the historical financial information related to Galen (which prior to the Galen Merger was reported on a fiscal year ending August 31) has been recast to conform to Columbia's annual reporting period ending December 31.

    Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation of the HCA Merger; however, they will become the historical consolidated financial statements of Columbia/HCA after the financial statements including the date of consummation of the HCA Merger are issued.

REVENUES

    Columbia/HCA's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which Columbia/HCA is paid based upon established charges, cost of providing services, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Revenues are recorded at estimated amounts due from patients and third-party payers for health care services provided, including anticipated settlements under reimbursement agreements with third-party payers.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

    Depreciation expense, computed by the straight-line method, was $504 million in 1993, $493 million in 1992 and $478 million in 1991. Columbia/HCA uses component depreciation for buildings. Depreciation rates for buildings are equivalent to useful lives ranging generally from 20 to 25 years. Estimated useful lives of equipment vary generally from 3 to 10 years.

INVESTMENTS

    On December 31, 1993, Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires that investments in debt and equity securities be classified according to certain criteria.

INTANGIBLE ASSETS

    Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method over periods ranging from 10 to 40 years. Noncompete and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

PROFESSIONAL LIABILITY INSURANCE CLAIMS

    Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

MINORITY INTERESTS IN CONSOLIDATED ENTITIES

    The supplemental consolidated financial statements include all assets, liabilities and earnings of Columbia/HCA's partnerships, certain partnership interests of which are not owned by Columbia/ HCA. Accordingly, management has recorded minority interests in the earnings and equity of such partnerships.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

    Earnings per common and common equivalent share are based upon the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock equivalents consisting primarily of stock options. The computation also gives retroactive effect to the exchange of common shares in connection with the HCA Merger.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- ACCOUNTING POLICIES (CONTINUED)
    The following is a summary of shares used in the computation of earnings per common and common equivalent share (amounts in thousands):

                                                                         1993       1992       1991
                                                                       ---------  ---------  ---------
Columbia:
  Weighted average shares outstanding................................    150,017    144,897    138,936
  Common stock equivalents...........................................        966        718        750
                                                                       ---------  ---------  ---------
  Columbia common and common equivalent shares.......................    150,983    145,615    139,686
                                                                       ---------  ---------  ---------
HCA:
  Weighted average shares outstanding................................    175,374    149,547    113,480
  Common stock equivalents...........................................      3,901     24,690     20,109
                                                                       ---------  ---------  ---------
  HCA common and common equivalent shares............................    179,275    174,237    133,589
  Merger exchange ratio..............................................       1.05       1.05       1.05
                                                                       ---------  ---------  ---------
  Adjusted HCA common and common equivalent shares...................    188,239    182,949    140,268
                                                                       ---------  ---------  ---------
  Shares used in computation of earnings per common and common
   equivalent share..................................................    339,222    328,564    279,954
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Fully diluted earnings per common and common equivalent share is not presented because it approximates earnings per common and common equivalent share.

NOTE 2 -- HCA MERGER
    On October 2, 1993, Columbia entered into a definitive agreement to merge with HCA. This transaction was completed on February 10, 1994. In connection with the HCA Merger, Columbia stockholders approved an amendment to Columbia's Certificate of Incorporation changing the name of the corporation to Columbia/HCA Healthcare Corporation. HCA was then merged into a wholly owned subsidiary of Columbia/HCA. Shares of HCA Class A voting common stock and Class B nonvoting common stock were converted on a tax-free basis into approximately 166,846,000 shares of Columbia/HCA voting common stock and approximately 18,990,000 shares of Columbia/HCA nonvoting common stock, respectively (an exchange ratio of 1.05 shares of Columbia/HCA common stock for each share of HCA voting and nonvoting common stock).

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- HCA MERGER (CONTINUED)
    The HCA Merger has been accounted for as a pooling of interests, and accordingly, the supplemental consolidated financial statements give retroactive effect to the combined operations of Columbia and HCA for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the HCA Merger (dollars in millions):

                                                                          COLUMBIA       HCA     COMBINED
                                                                         -----------  ---------  ---------
1993:
  Revenues.............................................................   $   5,130   $   5,122  $  10,252
  Income from continuing operations....................................         193         382        575
  Net income...........................................................         139         368        507
1992:
  Revenues.............................................................   $   4,806   $   5,126  $   9,932
  Income from continuing operations....................................         211          28        239
  Net income...........................................................         137          28        165
1991:
  Revenues.............................................................   $   4,612   $   4,986  $   9,598
  Income (loss) from continuing operations.............................         358          (5)       353
  Net income (loss)....................................................         374          (5)       369

NOTE 3 -- GALEN MERGER
    On August 31, 1993, the stockholders of both CHC and Galen approved the Galen Merger, effective as of September 1, 1993. In connection with the Galen Merger, CHC, a Nevada corporation, was merged into Columbia. Each CHC share of common stock was converted on a tax-free basis into one share of Columbia common stock. Immediately subsequent thereto, a wholly owned subsidiary of Columbia was merged into Galen, at which time Galen became a wholly owned subsidiary of Columbia. In connection with this transaction, Columbia issued approximately 123,830,000 shares of common stock in a tax-free exchange for all of the outstanding common shares of Galen (an exchange ratio of 0.775 of a share of Columbia common stock for each share of Galen common stock).

    The Galen Merger has been accounted for as a pooling of interests, and accordingly, the supplemental consolidated financial statements give retroactive effect to the combined operations of CHC and Galen for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Galen Merger (dollars in millions):

                                                                               CHC       GALEN     COMBINED
                                                                            ---------  ---------  -----------
Eight months ended August 31, 1993 (unaudited):
  Revenues................................................................  $     823  $   2,600   $   3,423
  Income from continuing operations.......................................         17        176         193
  Net income..............................................................         17        192         209
1992:
  Revenues................................................................  $     819  $   3,987   $   4,806
  Income from continuing operations.......................................         26        185         211
  Net income..............................................................         26        111         137
1991:
  Revenues................................................................  $     499  $   4,113   $   4,612
  Income from continuing operations.......................................         15        343         358
  Net income..............................................................         15        359         374

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SPINOFF TRANSACTION AND DISCONTINUED OPERATIONS
    Prior to the Galen Merger, Galen began operating its hospital business as an independent publicly held corporation on March 1, 1993 as a result of a tax-free spinoff transaction (the "Spinoff") by Humana Inc. ("Humana"), which retained its managed care health plan business. The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis.

    For accounting purposes, because of the relative significance of the hospital business, the pre-Spinoff consolidated financial statements of Galen (and now those of Columbia/HCA) include the separate results of Humana's hospital business, while the operations and net assets of Humana's managed care health plans have been classified as discontinued operations.

    In connection with the Spinoff, Galen entered into various agreements with Humana which were intended to facilitate orderly changes for both the hospital and managed care health plan businesses in a way which would be minimally disruptive to each entity. Principal contracts are summarized below:

    OPERATIONS -- Certain former Galen hospitals will provide medical services to insureds of Humana for three years subsequent to the Spinoff. The contract includes, among other things, established payment rates for various inpatient and outpatient services and annual increases therein, and hospital utilization guarantees and related penalties.

    LIABILITIES AND INDEMNIFICATION -- Each entity assumed liability for specified claims. The entities will also share risks with respect to certain litigation and other contingencies, both identified and unknown.

    INCOME TAXES -- Each entity entered into risk-sharing arrangements in connection with the ultimate resolution of various income tax disputes.

    FINANCING -- In January 1993 certain subsidiaries issued $250 million of notes payable to Humana, and paid to Humana $135 million in cash on March 1, 1993 which was financed principally through the issuance of commercial paper. The $250 million of notes were repaid in September 1993 in connection with the refinancing of certain long-term debt.

    ADMINISTRATION   --  These   arrangements  relate  to   leasing  of  certain
administrative facilities, division of information systems, employee benefit and stock option plans, and various administrative service arrangements.

    Revenues of the discontinued managed care health plan business (included in discontinued operations in the accompanying supplemental consolidated statement of income) were $523 million in 1993, $2.9 billion in 1992 and $2.5 billion in 1991.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- NON-RECURRING TRANSACTIONS

1993

    In September 1993 the following charges were recorded in connection with the Galen Merger (dollars in millions):

Investment advisory and professional fees, and employee benefit plan
 costs...............................................................  $      62
Writedown of assets in connection with the consolidation of the
 combined entity's operations........................................         63
Administrative facility asset writedowns and conversion costs
 associated with the transaction.....................................         16
Provision for loss on planned sales of assets........................         10
                                                                       ---------
                                                                       $     151
                                                                       ---------
                                                                       ---------

1992

    In September 1992 a pretax charge of $394 million was recorded in connection with the planned divestiture of twenty-two psychiatric hospitals and the unrelated sale of two other facilities. The charge included the writedown to estimated net realizable value of the hospitals to be sold, a $231 million writeoff of permanently impaired cost in excess of net assets acquired, and the costs associated with the replacement of certain credit agreements.

    Income from continuing operations in 1992 also includes a gain of $93 million on the sale of an investment in common stock of HealthTrust, Inc. -- The Hospital Company ("HealthTrust").

    Income from continuing operations in 1992 includes $138 million of charges incurred primarily in connection with the Spinoff, including a provision for loss on the planned sale of hospitals, writedowns of assets in markets with significant declines in operations, administrative facility asset writedowns and certain other costs associated with the separation of the hospital and health plan businesses. Costs aggregating $171 million (before income taxes) incurred by Humana primarily in connection with the Spinoff are included in discontinued operations in 1992.

1991

    Income from continuing operations in 1991 includes (i) a charge of $413 million in connection with the acceleration of vesting of stock options under the HCA Nonqualified Stock Option Plan and the establishment of exercise prices at levels substantially less than the then fair value of the underlying common stock, (ii) a charge of $159 million primarily in connection with the anticipated loss on the disposition of certain hospitals and other assets, (iii) a gain of $51 million on the sale of a hospital, and (iv) a gain of $221 million on the sale of an investment in preferred stock and warrants of HealthTrust.

NOTE 6 -- OTHER BUSINESS COMBINATIONS
    During the past three years, Columbia/HCA has acquired various hospitals and related ancillary health care facilities (or controlling interests in such facilities), all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The supplemental consolidated financial statements include the operations of acquired entities since the respective acquisition dates.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- OTHER BUSINESS COMBINATIONS (CONTINUED)
    The following is a summary of acquisitions consummated during the last three years (dollars in millions):

                                                                               1993       1992       1991
                                                                             ---------  ---------  ---------
Number of hospitals........................................................          3         15          2
Number of licensed beds....................................................        903      2,345      1,420
Purchase price information:
  Fair value of assets acquired............................................  $     164  $     490  $     165
  Liabilities assumed......................................................        (76)      (279)       (48)
                                                                             ---------  ---------  ---------
    Net assets acquired....................................................         88        211        117
                                                                             ---------  ---------  ---------
  Issuance of common stock.................................................          -        119          1
  Cash acquired............................................................          9         15         15
  Cash received from sale of certain acquired assets.......................          -         40          -
  Other....................................................................          -          1          5
                                                                             ---------  ---------  ---------
                                                                                     9        175         21
                                                                             ---------  ---------  ---------
    Net cash paid for acquisitions.........................................  $      79  $      36  $      96
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    In July 1992 Columbia/HCA acquired Basic American Medical, Inc. ("BAMI") (included in the table above) through a merger into a wholly owned subsidiary. The assets of BAMI included eight hospitals containing 1,203 licensed beds and certain other health care businesses. The transaction was financed through the assumption of approximately $140 million of long-term debt, issuance of 6,995,000 shares of common stock and payment of $38 million in cash to BAMI stockholders.

    The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $7 million in 1993, $97 million in 1992 and $19 million in 1991.

    The pro forma effect of these acquisitions on Columbia/HCA's results of operations was not significant.

NOTE 7 -- INCOME TAXES
    Provision for income taxes consists of the following (dollars in millions):

                                                                                  1993       1992       1991
                                                                                ---------  ---------  ---------
Current:
  Federal.....................................................................  $     357  $     232  $     375
  State.......................................................................         69         34         64
                                                                                ---------  ---------  ---------
                                                                                      426        266        439
                                                                                ---------  ---------  ---------
Deferred:
  Federal.....................................................................        (36)        22       (218)
  State.......................................................................          4          6        (32)
                                                                                ---------  ---------  ---------
                                                                                      (32)        28       (250)
                                                                                ---------  ---------  ---------
                                                                                $     394  $     294  $     189
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES (CONTINUED)
    Reconciliation of federal statutory rate to effective income tax rate follows:

                                                                               1993       1992       1991
                                                                             ---------  ---------  ---------
Federal statutory rate.....................................................       35.0%      34.0%      34.0%
State income taxes, net of federal income tax benefit......................        4.6        4.4        2.9
Gain on sale of HealthTrust investments....................................          -          -       (3.5)
Merger costs...............................................................        0.6          -          -
Costs in excess of net assets acquired.....................................        1.2       16.6        2.3
Tax exempt investment income...............................................       (0.9)      (1.7)      (1.5)
Other items, net...........................................................        0.1        1.8        0.7
                                                                                   ---        ---        ---
Effective income tax rate..................................................       40.6%      55.1%      34.9%
                                                                                   ---        ---        ---
                                                                                   ---        ---        ---

    In  August 1993  Congress enacted the  Omnibus Budget  Reconciliation Act of
1993 which included, among other things, an increase in corporate income tax rates retroactive to January 1, 1993. This legislation had no material effect on 1993 net income.

    Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), as of January 1, 1992, the effect of which increased 1992 net income by $51 million. The provisions of SFAS 109 require, among other things, recognition of deferred income taxes using statutory rates at which temporary differences in the tax and book bases of assets and liabilities are expected to affect taxable income in future years.

    A summary of deferred income taxes by source included in the consolidated balance sheet at December 31, 1993 and 1992 follows (dollars in millions):

                                                                       1993                    1992
                                                              ----------------------  ----------------------
                                                               ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                              ---------  -----------  ---------  -----------
Depreciation................................................  $       -   $     766   $       -   $     748
Long-term debt..............................................          -          26           -          71
Professional liability risk.................................        329           -         336           -
Doubtful accounts...........................................         91           -          85           -
Property losses.............................................         87           -         111           -
Cash basis..................................................          -          60           -          89
Compensation................................................         24           -          18           -
Capitalized leases..........................................         11           -          12           -
Other.......................................................        215         167         202         106
                                                              ---------  -----------  ---------  -----------
                                                              $     757   $   1,019   $     764   $   1,014
                                                              ---------  -----------  ---------  -----------
                                                              ---------  -----------  ---------  -----------

    Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on its expectation of future taxable income and the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1993.

    Deferred income taxes totaling $295 million and $257 million at December 31, 1993 and 1992, respectively, are included in other current assets. Noncurrent deferred income taxes, included in deferred credits and other liabilities, totaled $557 million and $507 million at December 31, 1993 and 1992, respectively.

    The Internal Revenue Service (the "Service") has issued statutory notices of deficiency in connection with its examinations of HCA's federal income tax returns for 1981 through 1988. Columbia/HCA is currently contesting these
claimed  deficiencies  in  the  United  States  Tax  Court.  In  addition,   the

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES (CONTINUED)
Service has proposed certain adjustments in connection with its examinations of HCA's 1989 and 1990 federal income tax returns. The following is a discussion of the disputed items with respect to these years.

METHOD OF ACCOUNTING

    For years 1981 through 1986, most of HCA's hospital subsidiaries (the "Subsidiaries") reported taxable income primarily using the cash method of accounting. This method was prevalent within the hospital industry and the Subsidiaries applied the method in accordance with prior agreements with the Service. The Service now asserts that the accrual method of accounting should have been used by the Subsidiaries. The Tax Reform Act of 1986 (the "1986 Act") requires the use of the accrual method of accounting beginning in 1987. Consequently, the Subsidiaries changed to the accrual method beginning January 1, 1987. In accordance with the provisions of the 1986 Act, income that had been deferred at the end of 1986 is being recognized as taxable income by the Subsidiaries in equal annual installments over ten years. If the Service should ultimately prevail in its claim that the Subsidiaries should have used the accrual method for 1981 through 1986, the claim would be reduced to the extent that HCA has recognized as taxable income a portion of such deferred income taxes since 1986. In addition, the sale by HCA of numerous Subsidiaries in 1987 that had been using the cash method resulted in the recognition of a substantial gain that would not have been recognized had the Subsidiaries been using the accrual method. If the Service were successful with respect to this issue, Columbia/HCA would owe an additional $110 million in income taxes and $432 million in interest as of December 31, 1993.

HOSPITAL ACQUISITIONS

    In connection with hospitals acquired by HCA in 1981 and 1985, the Service has asserted that a portion of the costs allocated to identifiable assets with ascertainable useful lives should be reclassified as nondeductible goodwill. If the Service ultimately prevails in this regard, Columbia/HCA would owe an additional $113 million in income taxes and $139 million in interest as of December 31, 1993.

INSURANCE SUBSIDIARY

    Based on a Sixth Circuit Court of Appeals decision (the Court having jurisdiction over the HCA issues), HCA has claimed that insurance premiums paid to its wholly owned insurance subsidiary ("Parthenon") are deductible, while the Service asserts that such premiums are not deductible and that corresponding losses are only deductible at the time and to the extent that claims are actually paid. HCA has claimed the additional deductions in its Tax Court petitions. Through December 31, 1993, Columbia/HCA is seeking a refund totaling $51 million in income taxes and $93 million in interest in connection with this issue.

    As an alternative to its position, HCA has asserted that in connection with the sale of hospitals to HealthTrust in 1987, premiums paid to Parthenon by the sold hospitals, if not deductible as discussed above, became deductible at the time of the sale. Accordingly, HCA claimed such deduction in its 1987 federal income tax return. The Service has disallowed the deduction and is claiming an additional $5 million in income taxes and $15 million in interest. A final determination that the premiums are not deductible either when paid to Parthenon or upon the sale of certain hospitals to HealthTrust would increase the taxable basis in the hospitals sold, thereby reducing HCA's gain realized on the sale.

HEALTHTRUST SALE

    In connection with its sale of certain Subsidiaries to HealthTrust in 1987 in exchange for cash, HealthTrust preferred stock and stock purchase warrants, HCA calculated its gain based on the valuation of such stock and warrants by an independent appraiser. The Service claims a higher

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES (CONTINUED)
aggregate valuation, based on the face amount of the preferred stock and a separate appraisal HealthTrust obtained for the stock purchase warrants. Application of the higher valuation would increase the gain recognized by HCA on the sale. However, if the Service succeeds in its assertion, HCA's tax basis in its HealthTrust preferred stock and warrants will be increased accordingly, thereby substantially reducing the tax from the sale of such preferred stock and warrants by a corresponding amount. By December 31, 1992, HCA had sold its entire interest in the HealthTrust preferred stock and warrants. Including the effect of the sales of these securities, the Service is claiming additional interest of $64 million through December 31, 1993.

    Also in connection with the 1987 sale of certain Subsidiaries to HealthTrust, the Service claims that HCA's basis in the stock of the Subsidiaries sold to HealthTrust should be calculated by adjusting such basis to reflect accelerated rather than straight-line depreciation, which would reduce HCA's basis in the stock sold and increase the taxable gain on the sale. The Service position is contrary to a Tax Court decision in a similar case. The Service is claiming additional income taxes of $79 million and interest of $66 million through December 31, 1993.

    In connection with the 1987 HealthTrust transactions, the Service further asserts that, to the extent the Subsidiaries were properly on the cash method through 1986, and therefore properly recognizing taxable income over the ten-year transition period, HCA should have additional income in 1987 equal to the unamortized portion of the deferred income. It is HCA's position that no additional income need be included in 1987 and that the deferred income continues to qualify for the ten-year transition period after the sale. Should the Service prevail, Columbia/HCA would owe $11 million of additional income taxes and $17 million of interest through December 31, 1993. The position of the Service is an alternative to its denial of the use of the cash method of accounting previously discussed.

DOUBTFUL ACCOUNTS

    The Service is asserting that in 1986 HCA was not entitled to include charity care writeoffs in the formula used to calculate its deduction for doubtful accounts. For years 1987 and 1988, the Service is asserting that HCA was not entitled to exclude from income amounts which are unlikely to be collected. Management believes that such exclusions are permissible under an accrual method of accounting, and because HCA is a "service business" and not a "merchandising business," it is entitled to a special exclusion provided to service businesses by the 1986 Act. The Service disagrees, asserting that HCA is engaged, at least in part, in a merchandising business. Notwithstanding this assertion, the Service contends that the exclusion taken by HCA is excessive under applicable Temporary Treasury Regulations. Columbia/HCA believes that the calculation of the exclusion is inaccurate since it does not permit the exclusion in accordance with the controlling statute. If the Service prevails, Columbia/HCA would owe additional income taxes of $102 million and interest of $48 million through December 31, 1993.

LEVERAGED BUY-OUT EXPENSES

    The Service has asserted that no deduction is allowed for various expenses incurred in connection with HCA's leveraged buy-out transaction in 1989, including the amortization of loan costs incurred to borrow funds to acquire the stock of the former shareholders, certain fees incurred by the Special Committee of HCA's Board of Directors to evaluate the buy-out proposal, compensation payments to cancel employee stock plans, and various other costs incurred after the buy-out which have been treated as part of the transaction by the Service. Columbia/HCA believes that all of these costs are deductible. If the Service prevails on these issues, Columbia/HCA would owe income taxes of $94 million and interest of $24 million through December 31, 1993.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES (CONTINUED)
OTHER ISSUES

    Additional federal income tax issues primarily concern disputes over the depreciable lives utilized by HCA for constructed hospital facilities, investment tax credits, vacation pay deductions and income from foreign operations. Many of these items, including depreciation, investment tax credits and foreign issues, have been resolved favorably in previous settlements. The Service is claiming an additional $44 million in income taxes and $28 million in interest through December 31, 1993 with respect to these issues.

    Management believes that HCA had properly reported its income and paid its taxes in accordance with applicable laws and agreements established with the Service during previous examinations, and that final resolution of these disputes will not have a material adverse effect on the results of operations or financial position of Columbia/HCA.

NOTE 8 -- PROFESSIONAL LIABILITY RISKS
    Columbia/HCA insures a substantial portion of its professional liability risks through wholly owned insurance subsidiaries. Provisions for such risks underwritten by the subsidiaries and deductibles at certain hospitals, including expenses incident to claim settlements, were $96 million for 1993, $102 million for 1992 and $111 million for 1991. Amounts funded to the insurance subsidiaries were $62 million for 1993, $55 million for 1992 and $56 million for 1991.

    Allowances   for  professional  liability  risks,  included  principally  in deferred credits and other liabilities, were $817 million and $791 million at December 31, 1993 and 1992, respectively.

    As discussed in Note 1, Columbia/HCA adopted the provisions of SFAS 115 on December 31, 1993. Accordingly, common stockholders' equity was increased by $27 million (net of deferred income taxes) to reflect the net unrealized gain on investments classified as available for sale. Prior to the adoption of SFAS 115, debt securities were recorded at amortized cost (which approximated fair value), while equity securities were recorded at the lower of aggregate cost or fair value. The adoption of SFAS 115 had no effect on earnings in 1993.

    The provisions of SFAS 115 require that investments in debt and equity securities be classified according to the following criteria:

    TRADING ACCOUNT -- Assets held for resale in anticipation of short-term changes in market conditions are recorded at fair value and gains and losses, both realized and unrealized, are included in income. Columbia/HCA does not maintain a trading account portfolio.

    HELD TO MATURITY -- Certain debt securities of Columbia/HCA's professional liability insurance subsidiaries are expected to be held to maturity as a result of management's intent and ability to do so. These investments are carried at amortized cost.

    AVAILABLE FOR SALE -- Debt and equity securities not classified as either trading securities or held to maturity are classified as available for sale and recorded at fair value. Unrealized gains and losses are excluded from income and recorded as a separate component of common stockholders' equity.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)
    The following is a summary of the insurance subsidiaries' investments at December 31, 1993 and 1992 (dollars in millions):

                                                                              DECEMBER 31, 1993
                                                                         ----------------------------
                                                                                 UNREALIZED
                                                                                  AMOUNTS
                                                                               --------------   FAIR
                                                                         COST  GAINS  LOSSES    VALUE
                                                                         ----  -----  -------   -----
Held to maturity:
  United States Government obligations.................................  $ 44  $  -   $    -    $  44
                                                                         ----  -----  -------   -----
Available for sale:
  Bonds:
    United States Government...........................................    19     1        -       20
    States and municipalities..........................................   372    16        -      388
    Mortgage-backed securities.........................................    54     1        -       55
    Corporate and other................................................    51     2       (1)      52
  Money market funds...................................................    31     -        -       31
  Redeemable preferred stocks..........................................    17     1        -       18
                                                                         ----  -----  -------   -----
                                                                          544    21       (1)     564
                                                                         ----  -----  -------   -----
  Equity securities:
    Adjustable rate preferred stocks...................................    13     1        -       14
    Common stocks......................................................   133    27       (4)     156
                                                                         ----  -----  -------   -----
                                                                          146    28       (4)     170
                                                                         ----  -----  -------   -----
                                                                         $734  $ 49   $   (5)     778
                                                                         ----  -----  -------
                                                                         ----  -----  -------
Amounts classified as current assets...................................                           (78)
                                                                                                -----
Investment carrying value..............................................                         $ 700
                                                                                                -----
                                                                                                -----

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)

                                                                              DECEMBER 31, 1992
                                                                         ----------------------------
                                                                                 UNREALIZED
                                                                                  AMOUNTS
                                                                               --------------
                                                                                                FAIR
                                                                         COST  GAINS  LOSSES    VALUE
                                                                         ----  -----  -------   -----
Held to maturity:
  United States Government obligations.................................  $ 19  $  -   $    -    $  19
  Certificates of deposit..............................................    20     -        -       20
                                                                         ----  -----  -------   -----
                                                                           39     -        -       39
                                                                         ----  -----  -------   -----
Available for sale:
  Bonds:
    United States Government...........................................    22     1        -       23
    States and municipalities..........................................   312     9        -      321
    Mortgage-backed securities.........................................    55     -        -       55
    Corporate and other................................................    39     2        -       41
  Money market funds...................................................    68     -        -       68
  Redeemable preferred stocks..........................................    18     -        -       18
                                                                         ----  -----  -------   -----
                                                                          514    12        -      526
                                                                         ----  -----  -------   -----
  Equity securities:
    Adjustable rate preferred stocks...................................    20     1        -       21
    Common stocks......................................................   136    21       (9)     148
                                                                         ----  -----  -------   -----
                                                                          156    22       (9)     169
                                                                         ----  -----  -------   -----
                                                                          709  $ 34   $   (9)   $ 734
                                                                               -----  -------   -----
                                                                               -----  -------   -----
Amounts classified as current assets...................................   (65)
                                                                         ----
Investment carrying value..............................................  $644
                                                                         ----
                                                                         ----

    The cost and estimated fair value of debt and equity securities at December 31, 1993 by contractual maturity are shown below (dollars in millions). Expected and contractual maturities will differ because the issuers of certain securities may have the right to prepay or otherwise redeem such obligations without penalty.

                                                                                             FAIR
                                                                                  COST       VALUE
                                                                                ---------  ---------
Held to maturity:
  Due in one year or less.....................................................  $      44  $      44
                                                                                ---------  ---------
Available for sale:
  Due in one year or less.....................................................         34         34
  Due after one year through five years.......................................        134        136
  Due after five years through ten years......................................        131        137
  Due after ten years.........................................................        245        257
                                                                                ---------  ---------
                                                                                      544        564
  Equity securities...........................................................        146        170
                                                                                ---------  ---------
                                                                                      690        734
                                                                                ---------  ---------
                                                                                $     734  $     778
                                                                                ---------  ---------
                                                                                ---------  ---------

    The fair value of the subsidiaries' investments is based generally on quoted market prices.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)
    The average life of the above investments (excluding common stocks) approximated five years at December 31, 1993 and four years at December 31, 1992, and the tax equivalent yield on such investments averaged 10% for the last three years. Tax equivalent yield is the rate earned on invested assets, excluding unrealized gains and losses, adjusted for the benefit of nontaxable investment income.

    Sales of securities for the year ended December 31, 1993 are summarized below (dollars in millions):

                                                                                         TYPE OF SECURITY
                                                                                      ----------------------
                                                                                        DEBT       EQUITY
                                                                                      ---------  -----------
Cash proceeds.......................................................................  $     185   $     106
Gross realized gains................................................................          4          19
Gross realized losses...............................................................          -          10

NOTE 9 -- LONG-TERM DEBT
    A summary of long-term debt at December 31 follows (dollars in millions):

                                                                                       1993       1992
                                                                                     ---------  ---------
Senior collateralized debt, 5% to 13.8% (rates generally fixed) payable in periodic
 installments through 2034.........................................................  $     211  $     401
Senior debt, 8% to 13.3% (rates generally fixed) payable in periodic installments
 through 2023......................................................................      1,158      1,166
Fixed rate note agreement (13% rate)...............................................        100        100
Commercial paper (rates fixed under interest rate agreements averaging four years
 at 7.9%)..........................................................................        380        380
Commercial paper (floating rates averaging 3.4%)...................................        495        153
Bank credit agreement (floating rates averaging 4.4%)..............................      1,172      1,067
Bank line of credit (floating rates averaging 3.6%)................................        100          -
Subordinated credit agreement (floating rates averaging 5.9%)......................          -        300
Subordinated debt, 8.5% to 15% (rates generally fixed) payable in periodic
 installments through 2008.........................................................         82         89
                                                                                     ---------  ---------
Total debt, average life of six years (rates averaging 6.7%).......................      3,698      3,656
Amounts due within one year........................................................        363        353
                                                                                     ---------  ---------
Long-term debt.....................................................................  $   3,335  $   3,303
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Borrowings under the commercial paper programs are classified as long-term debt due to the credit available under the revolving credit agreements discussed below and management's intention to refinance these borrowings on a long-term basis.

    Maturities of long-term debt in years 1995 through 1998 are $1.1 billion, $161 million, $64 million and $1.1 billion, respectively. Such amounts reflect maturities of debt issued for refinancings through March 24, 1994 and, as to short-term debt classified as long-term, are based upon maturities of the revolving credit agreements. Approximately 8% of Columbia/HCA's property and equipment is pledged on senior collateralized debt.

    During the past three years Columbia/HCA has reduced interest costs and eliminated certain restrictive covenants by refinancing or prepaying high interest rate debt, primarily through the use of existing cash and cash equivalents and issuance of long-term debt, commercial paper and equity. Amounts refinanced or prepaid totaled $787 million in 1993, $1 billion in 1992 and $275 million in 1991. After-tax losses from refinancing activities in 1993 aggregated $84 million or $.24 per share.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- LONG-TERM DEBT (CONTINUED)
    In February 1994 Columbia/HCA entered into revolving credit agreements (the "Credit Facilities") in the aggregate amount of $3 billion. The Credit Facilities comprise a four-year $1 billion revolving credit agreement and a 364-day $2 billion revolving credit agreement. The Credit Facilities were established to support Columbia/HCA's commercial paper programs and replace $3.2 billion of prior revolving credit agreements associated with HCA ($1.6 billion) and Columbia ($1.6 billion). Interest is payable generally at either LIBOR plus 1/4% to 1/2% (depending on Columbia/HCA's credit rating), or the higher of prime, the bank certificate of deposit rate plus 1% or the Federal Funds rate plus 1/2%.

    In December 1993 Columbia/HCA issued $150 million of 6 1/8% Notes due 2000 and $150 million of 7 1/2% Notes due 2023.

    During 1992 Columbia/HCA sold $100 million face amount of 10 7/8% Senior Subordinated Notes due 2002 and $135 million face amount of 11 1/2% Senior Subordinated Notes due 2002. In September 1993 $232 million face amount of these notes were retired through the completion of a tender offer.

    Proceeds from the public offering of 41,055,000 shares of voting common stock in 1992 were used to repay $352 million of debt outstanding under a bank credit agreement and redeem the 15 3/4% Subordinated Discount Debentures and related interest aggregating $444 million.

    In connection with the acquisition of BAMI in 1992, Columbia/HCA assumed approximately $140 million of long-term debt, including approximately $64 million of senior collateralized notes payable in quarterly installments through 1998 at interest rates ranging from 10.7% to 11.7%. In September 1993 Columbia/HCA effected the defeasance of these notes.

    In 1991 one of Columbia/HCA's partnerships issued $95 million of 11.45% Senior Secured Notes due 2001. Proceeds from the issuance were used to repay $66 million of bank debt and finance expansion. These notes were retired in connection with the refinancing of debt in September 1993. Columbia/HCA also issued in 1991 a $40 million face amount 9% Subordinated Mandatory Convertible Note due 1999. The note is convertible at the option of the holder into Columbia/HCA voting common stock at a price of $18.50 per share (adjusted for stock splits, recapitalizations and reorganizations). The note will be automatically converted into common stock if the average per share market price for four months preceding the July 1 anniversary exceeds a specified amount ranging from $27.00 in 1994 to $34.00 in 1996.

    In 1991 Columbia/HCA exchanged its Cumulative Exchangeable Preferred Stock for 17 1/2% Junior Subordinated Exchangeable Debentures due 2005. These debentures were redeemed in 1992 from proceeds on the 1991 sale of HealthTrust preferred stock and warrants.

    Columbia/HCA's credit facilities contain  customary covenants which  include
(i) limitations on additional debt, (ii) limitations on sales of assets, mergers and changes of ownership and (iii) maintenance of certain interest coverage ratios.

    The estimated fair value of Columbia/HCA's long-term debt was $4.1 billion at both December 31, 1993 and 1992, compared to carrying amounts aggregating $3.7 billion at the end of each year. Certain subsidiaries of Columbia/HCA have entered into agreements which reduce the impact of changes in interest rates on $380 million of floating rate long-term debt. At December 31, 1993 and 1992, the fair value of Columbia/HCA's net payable position under these agreements (included in the aggregate fair value amounts above) totaled $34 million and $29 million, respectively. The estimate of fair value is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Columbia/HCA as a result of the HCA Merger for debt of the same remaining maturities.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- LONG-TERM DEBT (CONTINUED)
    As discussed in Note 4, in connection with the Spinoff, certain subsidiaries issued notes payable ($250 million) and paid cash ($135 million financed primarily through the issuance of commercial paper) to Humana in 1993. If the Spinoff had occurred on December 31, 1992, Columbia/HCA's ratio of debt to debt plus common stockholders' equity would have increased from 50% to 58%.

NOTE 10 -- LEASES
    Columbia/HCA   leases  real  estate  and   equipment  under  cancelable  and
non-cancelable  arrangements.  Future  minimum  payments  under   non-cancelable
operating leases are as follows (dollars in millions):

1994.................................................................  $     123
1995.................................................................        102
1996.................................................................         78
1997.................................................................         63
1998.................................................................         43
Thereafter...........................................................        242

    Rent expense aggregated $196 million, $190 million and $170 million for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE 11 -- CONTINGENCIES
    Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

    Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Columbia/HCA's financial position or results of operations.

    Principal contingencies are described below:

        REVENUES -- Certain third-party payments are subject to examination by agencies administering the programs. Columbia/HCA is contesting certain issues raised in audits of prior year cost reports.

        PROFESSIONAL LIABILITY RISKS -- Columbia/HCA has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements and expenses incident thereto may differ from the provisions for loss.

        INTEREST RATE AGREEMENTS -- Certain subsidiaries of Columbia/HCA are parties to agreements which reduce the impact of changes in interest rates on its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, Columbia/HCA may incur a loss on the difference between market rates and contract rates.

        INCOME TAXES -- Columbia/HCA is contesting adjustments proposed by the IRS.

        SPINOFF  --  Certain  subsidiaries   of  Columbia/HCA  are  parties   to
    risk-sharing arrangements with Humana.

        REGULATORY REVIEW -- Federal regulators are investigating certain financial arrangements with physicians at two psychiatric hospitals.

        LITIGATION -- Various suits and claims arising in the ordinary course of business are pending against Columbia/HCA.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- CAPITAL STOCK
    The terms and conditions associated with each class of Columbia/HCA common stock are substantially identical except for voting rights. All nonvoting common stockholders may convert their shares on a one-for-one basis into voting common stock, subject to certain limitations. In addition, certain voting common stockholders may convert their shares on a one-for-one basis into nonvoting common stock.

    The following shares of common stock were reserved at December 31, 1993 (amounts in thousands):

Stock option plans.........................................................     20,118
Retirement and savings plans...............................................      8,887
Other......................................................................      2,853
                                                                             ---------
                                                                                31,858
                                                                             ---------
                                                                             ---------

    Columbia/HCA has plans under which options to purchase common stock may be granted to officers, employees and directors. Except for those discussed in Note 5, options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending four to fifteen years after grant. Activity in the plans is summarized below (share amounts in thousands):

                                                                        SHARES
                                                                         UNDER       OPTION PRICE
                                                                        OPTION        PER SHARE
                                                                       ---------  ------------------
Balances, December 31, 1990..........................................     37,163  $   0.22 to $37.00
  Granted............................................................      4,078      0.60 to  25.24
  Exercised..........................................................     (1,021)     7.21 to  23.37
  Cancelled or lapsed................................................     (1,142)     0.60 to  37.00
                                                                       ---------
Balances, December 31, 1991..........................................     39,078      0.22 to  25.71
  Granted............................................................      3,950      0.60 to  22.62
  Conversion of BAMI stock options...................................        466      3.18 to  11.59
  Exercised..........................................................    (22,998)     0.22 to  17.25
  Cancelled or lapsed................................................     (7,399)     0.22 to  23.37
                                                                       ---------
Balances, December 31, 1992..........................................     13,097      0.22 to  25.71
  Granted............................................................      1,660      0.60 to  33.38
  Exercised..........................................................     (4,018)     0.22 to  23.37
  Cancelled or lapsed................................................       (709)     0.22 to  25.71
                                                                       ---------
Balances, December 31, 1993..........................................     10,030  $   0.22 to $33.38
                                                                       ---------
                                                                       ---------

    At December 31, 1993, options for 4,026,700 shares were exercisable. Shares of common stock available for future grants were 10,088,000 at December 31, 1993 and 11,442,900 at December 31, 1992.

    In connection with the Galen Merger, certain preferred stock purchase rights were redeemed which were previously issued to Galen common stockholders. The cost of this transaction was not significant. In addition, a stockholder rights plan was adopted upon consummation of the Galen Merger (similar to that of Galen) under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for certain percentages of Columbia/HCA's common stock. The rights will expire in 2003 unless redeemed earlier by Columbia/ HCA.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- CAPITAL STOCK (CONTINUED)
    In September 1993 the Board of Directors initiated a regular quarterly cash dividend on common stock of $.03 per share.

    In March 1992 Columbia/HCA issued 41,055,000 shares of voting common stock, the net proceeds from which ($796 million) were used to reduce long-term debt. Assuming that these shares were issued and the proceeds therefrom were used to reduce long-term debt at the beginning of the year, earnings per common and common equivalent share would have been $.53 in 1992.

    In connection with the HCA Merger, Columbia/HCA stockholders voted to increase the aggregate number of authorized voting shares of common stock from 400 million to 800 million, and the number of authorized nonvoting common shares was established at 25 million. In addition, authorized shares of preferred stock (none of which are outstanding) were increased from 10 million to 25 million.

NOTE 13 -- EMPLOYEE BENEFIT PLANS
    Columbia/HCA maintains noncontributory defined contribution retirement plans covering substantially all employees. Benefits are determined as a percentage of a participant's earned income and are vested over specified periods of employee service. Retirement plan expense was $97 million for 1993, $102 million for 1992 and $86 million for 1991. Amounts equal to retirement plan expense are funded annually.

    Columbia/HCA maintains various contributory savings plans which are available to employees who meet certain minimum requirements. Certain of the plans require that Columbia/HCA match an amount ranging from 50% to 60% of a participant's contribution up to certain maximum levels. The cost of these plans totaled $20 million for 1993, $19 million for 1992 and $15 million for 1991. Columbia/HCA contributions are funded periodically during the year.

NOTE 14 -- ACCRUED EXPENSES
    The following is a summary of other accrued expenses at December 31 (dollars in millions):

                                                                                         1993       1992
                                                                                       ---------  ---------
Workers' compensation................................................................  $     102  $      90
Taxes other than income..............................................................        143        118
Professional liability risks.........................................................         89         80
Employee benefit plans...............................................................        158        197
Interest.............................................................................        181        167
Other................................................................................        180        251
                                                                                       ---------  ---------
                                                                                       $     853  $     903
                                                                                       ---------  ---------
                                                                                       ---------  ---------

NOTE 15 -- SUBSEQUENT EVENTS

INCOME TAXES

    On March 24, 1994, Columbia/HCA made an advance payment to the IRS of approximately $75 million in connection with certain disputed prior year income taxes and related interest. This transaction will not have a material effect on 1994 earnings.

LONG-TERM DEBT

    Since completion of the HCA Merger, certain HCA and other long-term debt has been refinanced in an effort to reduce future interest expense. These transactions were financed primarily through the issuance of commercial paper, $175 million of 6 1/2% Notes due 1999 and $150 million of 7.15% Notes due 2004. Management anticipates that losses resulting from these refinancing activities will reduce Columbia/HCA's first quarter 1994 net income by approximately $80 million.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
     SUPPLEMENTAL QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                      1993
                                                            --------------------------------------------------------
                                                               FIRST         SECOND          THIRD         FOURTH
                                                            -----------    -----------    -----------    -----------
Revenues................................................... $ 2,654        $ 2,536        $ 2,491        $ 2,571
Net income (loss):
  Continuing operations (a)................................     205            166             28            176
  Discontinued operations..................................      16              -              -              -
  Extraordinary loss on extinguishment of
   debt....................................................       -              -            (84 )            -
    Net income (loss)......................................     221            166            (56 )          176
Per common share:
  Earnings (loss):
    Continuing operations (a)..............................     .61            .49            .08            .52
    Discontinued operations................................     .04              -              -              -
    Extraordinary loss on extinguishment of
     debt..................................................       -              -           (.24 )            -
      Net income (loss)....................................     .65            .49           (.16 )          .52
  Market prices (b):
    High...................................................      24 1/2         27 3/4         31             33 7/8
    Low....................................................      16 1/4         19 1/4         25 3/8         27

                                                                                      1992
                                                            --------------------------------------------------------
                                                               FIRST         SECOND          THIRD         FOURTH
                                                            -----------    -----------    -----------    -----------
Revenues................................................... $ 2,559        $ 2,450        $ 2,451        $ 2,472
Net income (loss):
  Continuing operations (c)(d).............................     174            158           (300 )          207
  Discontinued operations (c)..............................       3             (2 )         (132 )            6
  Change in accounting for income taxes....................      51              -              -              -
    Net income (loss)......................................     228            156           (432 )          213
Per common share:
  Earnings (loss):
    Continuing operations (c)(d)...........................     .57            .48           (.89 )          .61
    Discontinued operations (c)............................     .02           (.02 )         (.39 )          .02
    Change in accounting for income taxes..................     .16              -              -              -
      Net income (loss)....................................     .75            .46          (1.28 )          .63
  Market prices (b):
    High...................................................      21 1/4         22             19 1/4         21 3/4
    Low....................................................      16 1/2         16 1/4         16 1/4         13 3/4

- ------------------------
(a) Third quarter loss includes $98 million ($.29 per share) of costs related to the Galen Merger. See Note 5 of the Notes to Supplemental Consolidated Financial Statements.
(b) Represents high and low sales prices of CHC common stock for periods prior to the Galen Merger and Columbia common stock prior to the HCA Merger. Columbia/HCA common stock is traded on the New York Stock Exchange (ticker symbol -- COL).
(c) Third quarter net loss includes charges of $221 million ($.65 per share) related primarily to the Spinoff, of which $86 million ($.25 per share) is included in continuing operations and $135 million ($.40 per share) is included in discontinued operations. The loss also includes $330 million ($.98 per share) associated with divestitures of certain assets. See Note 5 of the Notes to Supplemental Consolidated Financial Statements.
(d) Fourth quarter net income includes a gain of $58 million ($.17 per share) on the sale of HealthTrust common stock. See Note 5 of the Notes to Supplemental Consolidated Financial Statements.

     The following plans are filed with the Commission pursuant to Instruction 3 of Item 10 of Schedule 14A. These plans are not being sent to shareholders with the Definitive Proxy Statement.

                                                                 Attachment A

                        COLUMBIA HOSPITAL CORPORATION
                        1992 STOCK AND INCENTIVE PLAN



     1.   PURPOSE OF PLAN.

          This Plan shall be known as the "Columbia Hospital Corporation 1992 Stock and Incentive Plan" and is hereinafter referred to as the "Plan". The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of Columbia Hospital Corporation, a Nevada corporation (the "Company"), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options and restricted stock awards as provided herein. Options granted under this Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not qualify as Incentive Stock Options.

     2.   STOCK SUBJECT TO PLAN.

          Subject to the provisions of Section 7 hereof, the stock to be subject to options and restricted stock awards under the Plan shall be the Company's authorized Common Stock, par value $.01 per share (the "Common Stock"). Such shares may be either authorized but unissued shares or issued shares which have been reacquired by the Company. Subject to adjustment as provided in Section 7 hereof, the maximum number of shares which may be issued pursuant to options and other awards under this Plan shall be 1,000,000 shares. If an option or restricted stock award under the Plan is canceled, terminates, expires unexercised or is exchanged for other options without the issuance of shares of Common Stock, the shares of Common Stock shall, to the extent of such termination or nonuse, again be available for options and restricted stock awards thereafter granted during the term of the Plan. Any shares issued by the Company in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the shares available for option grants and restricted stock awards under the Plan.

     3.   ADMINISTRATION OF PLAN.

          (a) The Plan shall be administered by a Committee (the "Committee") of two or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be "disinterested persons" with respect to the Plan within the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934 as in effect on the date this Plan is adopted by the Board of Directors. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors.

          (b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan: (i) to determine the purchase price of the Common Stock covered by each option, (ii) to determine the persons to whom and the time or times at which such options or restricted stock awards shall be granted and the number of shares to be subject to each option or restricted stock award, (iii) to determine the terms of exercise of each option or receipt of each restricted stock award, (iv) to accelerate the time at which all or any part of an option may be exercised or an award may be received, (v) to amend or modify the terms of any option or award with the consent of the holder of the option or other award, (vi) to interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option or award agreement under the Plan (any of which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 8 herein to amend or terminate the Plan. The Committee's determinations on the foregoing matters shall be final and conclusive.

          (c) The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an option or receipt of an award shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company following the grant of the option or other award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

     4.   OPTIONS.

          (a) ELIGIBILITY. Incentive Stock Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called "subsidiaries"). Any full or part-time employee of the Company and of its subsidiaries, any full or part-time employee of an affiliated partnership of the Company, and consultants or independent contractors providing valuable services to the Company, one of its subsidiaries or one of its affiliated partnerships who are not also employees thereof, shall be eligible to receive options which do not qualify as Incentive Stock Options. In determining the persons to whom options shall be granted and the number of shares subject to each option, the Committee may take into account the nature of services rendered by the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under this Plan may be granted an additional option or options under the Plan if the Committee shall so determine, provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of his or her employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options.

          (b) EXERCISE PRICE. The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock at the date of granting such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options shall also be determined by the Committee but may not be less than 50% of the fair market value of the Common Stock at the date of granting of such option. For purposes of the preceding two sentences and for all other valuation purposes under the Plan, the fair market value of the Common Stock shall be as reasonably determined by the Committee, but shall not be less than (i) the closing price of the stock as reported for composite transactions, if the Common Stock is then traded on a national securities exchange, (ii) the last sale price if the Common Stock is then quoted on the NASDAQ National Market System or (iii) the average of the closing representative bid and asked prices of the Common Stock as reported on NASDAQ on the date as of which fair market value is being determined. If on the date of grant of any option granted under the Plan, the Common Stock of the Company is not publicly traded, the Committee shall make a good faith attempt to satisfy the option price requirement of this Section 4(b) and in connection therewith shall take such action as it deems necessary or advisable.

          (c) TERM. Each option and all rights and obligations thereunder shall, subject to the provisions of Section 4(f), expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of granting of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.

          (d)  EXERCISE.

               (i) The Committee shall have full and complete authority to determine, subject to Section 4(f) herein, whether the option will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine.

               (ii) The exercise of any option granted hereunder shall be effective only at such time as the sale of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

               (iii) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Committee and as specified by the Committee, (A) by delivering certificates for the Company's Common Stock already owned by the optionee having a fair market value as of the date of exercise equal to the full purchase price of the shares, together with any applicable withholding taxes, or (B) a combination of cash and such shares; provided, however, that an optionee shall not be entitled to tender shares of the Company's Common Stock pursuant to successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such tendered shares shall be determined as provided in Section 4(b) herein. The Committee may also, in its sole discretion, permit option holders to deliver a notice of exercise of options and simultaneously to sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the exercise price. Until such person has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares.

          (e) ACCELERATED OWNERSHIP FEATURE. An option may, in the discretion of the Committee, include the right to acquire an accelerated ownership stock option ("AO Option"). An option which provides for the grant of an AO Option shall entitle the option holder upon exercise of that option and payment of the appropriate exercise price in shares of Common Stock that have been owned by such option holder for not less than six months prior to the date of exercise, to receive an AO Option. An AO Option is an option to purchase, at fair market value at the date of grant of the AO Option, a number of shares of Common Stock equal to the sum of the number of whole shares delivered by the option holder in payment of the exercise price of the original option and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. An AO Option shall expire on the same date that the original option would have expired had it not been exercised. All AO Options shall be nonqualified options.

          (f)  EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH.

               (i) In the event that an optionee shall cease to be employed by the Company, its subsidiaries or its affiliated partnerships, if any, for any reason other than his or her serious misconduct or his or her death or disability, such optionee shall have the right to exercise the option to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of termination, as follows: (A) with respect to an Incentive Stock Option, such optionee shall have the right to exercise the option at any time within three (3) months after such termination of employment, subject to the condition that no option shall be exercisable after the expiration of the term of the option; and (B) with respect to an option that does not qualify as an Incentive Stock Option, such optionee shall have the right to exercise the option at any time within a period determined by the Committee (which in no event shall be less than three months or more than five years after such termination), subject to the condition that no option shall be exercisable after the expiration of the term of the option.

               (ii) In the event that an optionee shall cease to be employed by the Company, its subsidiaries or its affiliated partnerships, if any, by reason of his or her serious misconduct during the course of his or her employment, the option shall be terminated as of the date of the misconduct.

               (iii) If the optionee shall die while in the employ of the Company, a subsidiary or an affiliated partnership, if any, or within three
(3) months after termination of employment, for any reason other than serious misconduct, or if employment is terminated because the optionee has become disabled (within the meaning of Code Section 22(e)(3)) while in the employ of the Company, a subsidiary or an affiliated partnership, if any, and such optionee shall not have fully exercised the option, such option may be exercised at any time within a period determined by the Committee (which in no event shall be less than three (3) months or more than five (5) years after his or her death or date of termination of employment for such disability) by the optionee, personal representatives, administrators, or guardians of the optionee, as applicable, or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares he or she was entitled to purchase under the option on the date of death, termination of employment, if earlier, or date of termination for such disability and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

               (iv) The Committee may extend the period during which an Incentive Stock Option is exercisable following termination of employment beyond the maximum period set forth in Section 4(f)(i)(A) above up to five
(5) years after such termination of employment, subject to the condition that no option shall be exercisable after the expiration of the term of the option; PROVIDED, HOWEVER, that in such event, such option or a portion of such option may not qualify for treatment as an incentive stock option within the meaning of Section 422 of the Code.

               (v) Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company, any of its subsidiaries or any of its affiliated partnerships or affect, in any way, the right of the Company, any of its subsidiaries or any of its affiliated partnerships to terminate his or her employment at any time.

          (g) TEN PERCENT STOCKHOLDER RULE. Notwithstanding any other provisions in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Common Stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, if any (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(5) of the Code, and the option price shall be not less than 110% of the fair market value of the Common Stock of the Company determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

          (h) NONTRANSFERABILITY. No option granted under the Plan shall be transferrable by an optionee, other than by will or the laws of descent or distribution as provided in Section 4(f)(iii) herein. During the lifetime of an optionee the option shall be exercisable only by such optionee (except as provided in Section 4(f)(iii) herein).

     5.   RESTRICTED STOCK AWARDS.

          Awards of Common Stock subject to forfeiture and transfer restrictions may be granted to any full or part-time employee of the Company, any of its subsidiaries or any of its affiliated partnerships, at any time or from time to time as determined by the Committee. The restricted stock awards shall be evidenced by agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan:

          (a) GRANT OF RESTRICTED STOCK AWARDS. Each restricted stock award made under the Plan shall be for such number of shares of Common Stock as shall be determined by the Committee and set forth in the agreement containing the terms of such restricted stock award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares covered by the restricted stock award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted stock awards.

          (b) DELIVERY OF COMMON STOCK AND RESTRICTIONS. At the time of a restricted stock award, a certificate representing the number of shares of Common Stock awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a stockholder with respect to the shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the restricted stock agreement with respect to such shares; (ii) none of the shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee, all of the shares shall be forfeited and all rights of the grantee to such shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Common Stock was granted and unless any other restrictive conditions relating to the restricted stock award are met. Any Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the shares of Common Stock subject to restricted stock awards shall be subject to the same restrictions, terms and conditions as such restricted shares of Common Stock.

          (c) TERMINATION OF RESTRICTIONS. At the end of the restricted period and provided that any other restrictive conditions of the restricted stock award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the agreement relating to the restricted stock award or in the Plan shall lapse as to the restricted shares of Common Stock subject thereto, and a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restricted stock legend, shall be delivered to the grantee or his or her beneficiary or estate, as the case may be.

     6.   TAX WITHHOLDING.

          The Company shall have the right to deduct from any settlement, including the delivery or vesting of shares, made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the fair market value of such Common Stock when the tax withholding is required to be made.

     7.   DILUTION AND OTHER ADJUSTMENTS.

          In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

     8.   AMENDMENT OR DISCONTINUANCE OF PLAN.

          The Board of Directors of the Company may amend or discontinue the Plan at any time. Subject to the provisions of Section 7, no amendment of the Plan shall, without stockholder approval: (a) increase the maximum number of shares under the Plan as provided in Section 2 herein, (b) decrease the minimum option price provided in Section 4(b) herein, (c) extend the maximum option term under Section 4(c), or (d) materially modify the eligibility requirements for participation in the Plan. The above notwithstanding, the Board of Directors may amend the Plan to take into account changes in applicable securities, federal income tax laws and other applicable laws.
The Board of Directors shall not alter or impair any option or other award theretofore granted under the Plan without the consent of the holder of the option or other award.

     9.   ADDITIONAL RESTRICTIONS.

          The Committee shall have full and complete authority to determine whether all or any part of the Common Stock of the Company acquired upon exercise of any of the options or other awards granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the recipient's rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options or other awards.

     10.  EFFECTIVE DATE AND TERMINATION OF PLAN.

          (a) The Plan was approved by the Board of Directors effective as of March 3, 1992, and shall be approved by the stockholders of the Company within twelve (12) months thereof.

          (b)  Unless the Plan shall have been discontinued as provided in
Section 8 hereof, the Plan shall terminate on March 3, 2002. No option or other award may be granted after such termination, but termination of the Plan shall not, without the consent of the holder of the option or other award, alter or impair any rights or obligations under any option or other award theretofore granted.

                             AMENDMENT NO. 1 TO
                        COLUMBIA HOSPITAL CORPORATION
                        1992 STOCK AND INCENTIVE PLAN


     On February 11, 1993, the Board of Directors of Columbia Hospital Corporation (the "Company") approved an amendment to the Columbia Hospital Corporation 1992 Stock and Incentive Plan (the "Plan") to increase the number of authorized shares under the Plan from 1,000,000 shares to 2,000,000 shares. The stockholders of the Company approved such amendment on May 20, 1993. Thus the increased number of shares which may be issued pursuant to options and other awards under the Plan shall be 2,000,000 shares. Section 2 of the Plan is hereby amended accordingly.

Dated: May 20, 1993


                                        COLUMBIA HOSPITAL CORPORATION


                                        By:  /s/ Stephen T. Braun
                                            --------------------------------
                                                 Stephen T. Braun, Secretary

                                                                   ATTACHMENT B


                     COLUMBIA/HCA HEALTHCARE CORPORATION
                        ANNUAL INCENTIVE PLAN SUMMARY


PURPOSE AND ADMINISTRATION OF THE PLAN

The Annual Incentive Plan ("Plan") is established to encourage outstanding performance of employees who are in a position to make substantial contributions to the success of the Company. The SVP, Human Resources shall be responsible for administration of the Plan. The CEO of Columbia/HCA Healthcare Corporation shall have full power and final authority to interpret the Plan.

PARTICIPATION

Eligibility to participate in the Plan shall be extended generally to all full time regular/corporate employees with at least 3 months employment in the fiscal year ("Participants") subject to approval by the CEO of Columbia/HCA Healthcare Corporation. For a Participant added during the Fiscal Year, the payout shall be determined pursuant to the Plan and prorated. Proration shall also be condsidered for employees who transfer to a position eligible for a different incentive target. Employees are not eligible to participate in more than one plan at a time.

INCENTIVE CALCULATION AND PAYMENT

Plan payments for Participants are based on criteria detailed on Exhibit A attached. As soon as practical, after the Fiscal Year, when the financial results of the Company are known, the appropriate senior officer will review and recommend plan payments. The CEO of Columbia/HCA Healthcare Corporation may make adjustments to performance targets deemed necessary to avoid unwarranted penalties or windfalls. Such adjustments will recognize uncontrollable outside factors and will be kept to a minimum. Payments shall be made as soon as practicable, after the annual audit report has been issued, but in no event later than three months after the Fiscal Year. The Plan payment for each Participant will be paid in accordance with a payout schedule after it has been reviewed by the CEO of Columbia/HCA Healthcare Corporation. This Plan is not a "qualified" plan for tax purposes, and any payments are subject to tax withholding requirements.

TERMINATION OF PARTICIPANT

In the event a payment is due pursuant to the Plan and a Participant's employment with the Company is terminated prior to the payment by reason of retirement, total and permanent disability or death, such Participant (or estate in event of death) shall receive a pro rata payment as soon as practical after the Fiscal Year, but in no event later than three months after the Fiscal Year. A Participant who is otherwise voluntarily or involuntarily separated prior to the PAYMENT of any Incentive Compensation shall cease to be a Participant and shall not have earned any right to receive any payments pursuant to the Plan.

MISCELLANEOUS

The CEO of Columbia/HCA Healthcare Corporation may interpret, modify, amend or terminate the Plan in whole or in part at any time, provided that no such action shall negatively affect the payment of Incentive Compensation allocated with respect to any Fiscal Year which has ended.

                                                                       EXHIBIT A


                          COLUMBIA/HCA HEALTHCARE CORPORATION
                                 ANNUAL INCENTIVE PLAN


Participant:___________________________________________Title:___________________


Department:___________________________________         Incentive Target:________


           INCENTIVE COMPONENT                 % OF TOTAL AWARD
           -------------------                 ----------------
          Achievement of Earnings per Share        75%
          (before extraordinary events)
          Discretionary                            25%
                                                   ---
                                                   100%
EARNINGS PER SHARE COMPONENT                       DISCRETIONARY COMPONENT

                         Performance Factor        Specific departmental goals
                                                   and objectives
          % OF TARGET      % PAYOUT                may be applied to
          -----------      --------                completely or partially
            < 95                0                  replace discretionary
          95 to 97             50                  criteria
          97 to 99             75
          99 to 102           100
         102 to 105           120
         105 to 110           140
            > 110             150


INCENTIVE CALCULATION:


STANDARD AWARD:                       ADJUSTED AWARD:
                                                                 AWARD
                                                      __________________________


Base salary (end of year):              $   _______________     Component     STANDARD     PERF.FACTOR

TOTAL

Incentive Compensation Target:__________%       EPS (75%)       $___________ x             __________%

=                   $__________

Standard Award:     $_______________            Discrect. (25%) $___________ x             (1)_______

% ?                 $__________


                                                                                           $


_(1)                Discretionary component "pool" can be adjusted by EPS performance factor.


Note: Proration of components or target due to employee transfer or change in status will be made at the discretion of Columbia/HCA Healthcare Corporation CEO.

                         COLUMBIA/HCA HEALTHCARE CORPORATION
PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Meeting") of Columbia/ HCA Healthcare
       Corporation, a Delaware corporation (the "Company"), to be held at the Regency Ballroom of the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky on May 12, 1994 at 10:00 a.m., Eastern Daylight Time, and the Proxy Statement in connection therewith (the "Proxy Statement") and (2) appoints Richard L. Scott and David T. Vandewater, and each of them, his proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Meeting and at any adjournment(s) or postponement(s) thereof.

           The undersigned directs that this proxy be voted as follows:

       1.  ELECTION OF DIRECTORS

        / / FOR all nominees listed below (except as marked to
            the contrary below)                                  / / WITHHOLD AUTHORITY to vote for all nominees listed below

              Magdalena Averhoff, M.D., Charles J. Kane, John W. Landrum,
                       Frank S. Royal, M.D. and Robert D. Walter
       (INSTRUCTION: TO WITHHOLD AUTHORITY TO  VOTE FOR ANY INDIVIDUAL  NOMINEE,
       WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
       _________________________________________________________________________

       2. APPROVAL OF AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION 1992 STOCK AND INCENTIVE PLAN, AS DESCRIBED IN THE PROXY STATEMENT.
                  / / FOR           / / AGAINST           / / ABSTAIN
       3. APPROVAL OF THE ADOPTION OF THE COLUMBIA/HCA HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN, AS DESCRIBED IN THE PROXY STATEMENT.
                  / / FOR           / / AGAINST           / / ABSTAIN
       4. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

           THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

    The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

    If one or more of the proxies named shall be present in person or by substitute at the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

    Please date, sign, and mail this proxy in the enclosed envelope. No postage is required.
                                       Date: ____________________________ , 1994
                                       _________________________________________
                                               Signature of Stockholder
                                       _________________________________________
                                               Signature of Stockholder

                                       Please date this proxy and sign your name
                                       exactly as it appears hereon. Where there
                                       is more than one owner, each should sign.
                                       When signing as an attorney,
                                       administrator,   executor,  guardian,  or
                                       trustee, please add  your title as  such.
                                       If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.